UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Genesis HealthCare Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock of Genesis HealthCare Corporation, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies:

19,776,667 shares of common stock outstanding, as of February 6, 2007
1,018,963 options to purchase common stock, as of February 6, 2007
Unvested restricted shares with respect to 435,231 shares of common stock, as of February 6, 2007

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by adding (1) the product of 19,776,667 shares of common stock and the merger consideration of $63.00 in cash per share of common stock (which product is equal to $1,245,930,021.00), plus (2) the product of 1,018,963 shares of common stock subject to options to purchase shares of common stock at an exercise price less than $63.00 per share and $30.80, which is the difference between $63.00 and the weighted average exercise price per share of common stock subject to an option (which product is equal to $31,384,060.40), plus (z) the product of 435,231 unvested shares of restricted common stock and the merger consideration of $63.00 (which product is equal to $27,419,553). In accordance with Exchange Act Rule 0-11(c)(1), the filing fee was determined by multiplying the aggregate merger consideration of $1,304,733,634.40 by 0.000107.

	(4)	Proposed maximum aggregate value of transaction:
$1,304,733,634.40
	(5)	Total fee paid:
$139,606.50
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

[                 ], 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Genesis HealthCare Corporation (“Genesis,” “we,” or the “Company”) to be held at [          ], on [          ], 2007, at [         ] a.m. Eastern Standard Time. The board of directors has fixed the close of business on [          ] as the record date for the purpose of determining the shareholders entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc. FC-GEN Acquisition, Inc. is the wholly owned subsidiary of FC-GEN Investment, LLC, a joint venture between affiliates of Formation Capital, LLC, and affiliates of JER Partners, which is the private equity investment group affiliated with J.E. Robert Company, Inc.

If the merger is completed, shareholders of Genesis will have the right to receive, for each share of Genesis common stock they hold at the time of the merger, $63.00 in cash, without interest.

After careful consideration, the Genesis board of directors has determined that the merger agreement and the proposed merger are in the best interests of the Company and has therefore approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Genesis board of directors, with one director abstaining, recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger.

The accompanying notice of special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including any adjournment or postponement of the special meeting. Please read these materials carefully.

YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. The adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by our shareholders present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present). Once you have read the accompanying materials, please take the time to vote on the matters submitted to shareholders at the special meeting, whether or not you plan to attend the special meeting, by signing and returning the enclosed proxy card in the envelope provided, or by voting your shares by telephone or the Internet according to the instructions on the enclosed proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not there in person. Voting by proxy will not prevent you from voting your Genesis shares in person if you subsequently choose to attend the special meeting in person. Your vote in person will revoke any proxy previously submitted.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares, following the procedures provided by your bank, brokerage firm or other nominee.

Thank you for your support of Genesis HealthCare Corporation.

Very truly yours,

George V. Hager, Jr.
Chairman and Chief Executive Officer

This proxy statement is dated [        ], 2007 and is first being mailed to shareholders on or about [          ], 2007.

101 East State Street

Kennett Square, PA 19348-3021

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [          ], 2007

A special meeting of shareholders of Genesis HealthCare Corporation (“Genesis,” “we” or the “Company”) will be held on [          ], 2007, starting at [          ] a.m. Eastern Standard Time, at [          ] for the following purposes:

1.                 To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc. and

2.                 To act upon other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only shareholders of record of Genesis’ common stock, par value $0.01 per share, as shown by the transfer books of Genesis, at the close of business on [          ], 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Shareholders of record, or their duly appointed proxies, may attend the special meeting. Registration and seating will begin at [          ]. Each shareholder may be asked to present valid picture identification such as a driver’s license or passport. Please note that if your shares, or the person or entity for whom you are the duly appointed proxy, are held in “street name,” you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including camera-equipped cellular phones), recording devices and other electronic devices will not be permitted at the special meeting.

Your vote is important, regardless of the number of shares of the Company’s common stock you own. The adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by our shareholders present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present). Even if you plan to attend the special meeting in person, you are encouraged to complete, sign, date and return the enclosed proxy card, or vote your shares by telephone or the Internet according to the instructions on the enclosed proxy card, to ensure that your shares will be represented at the special meeting. If you do attend the special meeting and wish to vote in person, your vote in person will revoke any proxy previously submitted.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will not affect whether the merger agreement is adopted, since adoption merely requires the affirmative vote of the holders of a majority of the shares voting at the special meeting.

If the special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Special Meeting.

The Genesis board of directors has determined that the merger agreement and the proposed merger are in the best interests of the Company and, with one director abstaining, recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger.

By order of the board of directors,
Eileen M. Coggins, Esquire
Senior Vice President,
General Counsel and Corporate Secretary

Dated:  [          ], 2007

Genesis HealthCare Corporation

PROXY STATEMENT—SPECIAL MEETING OF SHAREHOLDERS

FUTURE SHAREHOLDER PROPOSALS	62
WHERE YOU CAN FIND ADDITIONAL INFORMATION	62
ANNEXES
ANNEX A—Agreement and Plan of Merger and Amendment No. 1	A-i
ANNEX B—Opinion of Goldman, Sachs & Co.	B-1

SUMMARY TERM SHEET

The following summary, together with “Questions and Answers About the Special Meeting and the Merger,” highlights selected information contained in this proxy statement. It may not contain all of the information that may be important in your consideration of the proposed merger. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” on page 62. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that item.

•   The Parties to the Merger (Page 10)

Genesis HealthCare Corporation (“Genesis,” “we” or the “Company”), is one of the nation’s largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

FC-GEN Acquisition, Inc. (“Parent”), is a Delaware corporation and the wholly owned subsidiary of FC-GEN Investment, LLC, a joint venture between affiliates of Formation Capital, LLC, and affiliates of JER Partners, which is the private equity investment group affiliated with J.E. Robert Company, Inc.

GEN Acquisition Corp. (“Merger Sub”), is a Pennsylvania corporation and wholly owned subsidiary of FC-GEN Acquisition, Inc.

•   The Merger (Page 14)

You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, among the Company, Parent and Merger Sub (the “merger agreement”). Pursuant to the merger agreement, Merger Sub will be merged with and into Genesis, with Genesis continuing as the surviving corporation in the merger. Immediately following the merger, Genesis, as the surviving corporation, will become a privately held company wholly owned by Parent. Parent will be owned by entities that we refer to collectively in this proxy statement as the “Investors.”  The Investors will consist of certain private equity funds and other entities providing the equity financing for the merger that are affiliates of Formation Capital, LLC and affiliates of JER Partners, which is the private equity investment group affiliated with J.E. Robert Company, Inc.

•   Effects of the Merger (Page 38)

If the merger is completed, each share of Genesis common stock (excluding any shares owned, directly or indirectly, by Parent or Merger Sub, or held by the Company, but including shares held by the rabbi trust under the Company’s deferred compensation plan) will be converted into the right to receive $63.00 per share, without interest. This includes the shares of Genesis common stock that are in escrow for the benefit of unsecured claimants in connection with the joint plan of reorganization of Genesis Health Ventures, Inc. and Multicare AMC, Inc., dated as of July 6, 2001 and confirmed by the bankruptcy court on September 20, 2001, all of which will be converted into the right to receive $63.00 per share, without interest, if the merger is completed. Following the completion of the merger, our common stock will no longer be publicly traded, you will cease to have any ownership interest in the Company and you will not participate in any future earnings or growth of the Company.

•   Treatment of Outstanding Options and Restricted Shares (Page 39)

If the merger is completed, unless otherwise agreed between a holder and Parent, each outstanding option to purchase shares of Genesis common stock not exercised prior to the merger will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of Genesis common stock underlying the options multiplied by the amount by which $63.00 exceeds the applicable per share exercise price, without interest. Unless otherwise agreed between a holder and Parent, all shares of restricted stock will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of restricted stock multiplied by $63.00, without interest. In the case of compensatory stock options and restricted stock awards, any such cash payments will be reduced by any required federal, state, local and foreign withholding taxes.

•   Interests of Certain Persons in the Merger (Page 31)

In considering the proposed transactions, you should be aware that some Genesis directors, officers and employees may have interests in the merger that may be different from, or in addition to, your interests as a Genesis shareholder generally, and that may present actual or potential conflicts of interest. These interests may include rights of executive officers under employment agreements, rights under equity incentive plans of the Company, accelerated vesting and cash-out of in-the-money stock options and of restricted shares held by directors, officers and employees of Genesis, unless otherwise agreed between a holder and Parent, and rights to continued indemnification and directors’ and officers’ liability insurance to be provided by Parent and Genesis, as the surviving corporation in the merger, to current and former directors, officers and employees of Genesis and its subsidiaries for acts or omissions occurring prior to the merger. In addition, senior management may be offered opportunities to continue employment or business relationships with the surviving corporation, including opportunities to own and run an independent company that would lease and operate the facilities now owned and operated by the Company. No agreement with respect to any such opportunities has been made as of the date of this proxy statement.

The Company’s board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

•   Required Vote (Page 11)

Under Pennsylvania law, the affirmative vote of shareholders representing at least a majority of the votes cast by our shareholders present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present) is required to adopt the merger agreement and approve the merger. The failure to vote your shares of common stock or an abstention will not be considered a vote “cast” under Pennsylvania law and, therefore, will have no effect on the vote to adopt the merger agreement and to approve the merger.

•   Share Ownership of Directors and Executive Officers  (Page 58)

As of [         ], 2007, the record date for the special meeting, the directors and executive officers of Genesis held and were entitled to vote, in the aggregate, shares of our common stock representing approximately [         ]% of the outstanding shares.

•   Recommendation of the Company’s Board of Directors (Page 20)

The Genesis board of directors, with one director abstaining, recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger. No other business is presently scheduled to come before the special meeting.

•   Opinion of Goldman, Sachs & Co. (Page 23 and Annex B)

In connection with the merger, the board of directors’ financial advisor, Goldman, Sachs & Co., delivered to our board of directors and the special committee of the board of directors a written opinion that, as of January 15, 2007 and based upon and subject to the factors and assumptions set forth therein, the $63.00 per share in cash to be received by the holders of shares of Genesis common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated January 15, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Genesis common stock are encouraged to read the opinion carefully in its entirety. Goldman Sachs provided its opinion for the information and assistance of the special committee of the board of directors and the board of directors of the Company in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Genesis common stock should vote with respect to the merger. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs fees, a portion of which was payable upon execution of the engagement letter and another portion of which was payable upon the delivery of a fairness opinion by Goldman Sachs (or upon communication to the special committee of the board of directors regarding Goldman Sachs’ inability to provide such opinion). The Company has also agreed to pay Goldman Sachs a transaction fee of 0.80% of the aggregate consideration paid in the merger, which is payable upon consummation of the merger and against which any fees, to the extent paid, will be credited.

•   Termination of the Merger Agreement (Page 54)

The merger agreement may be terminated before consummation under a number of specified circumstances, including by the Company (1) in order to accept a Superior Proposal (as defined below),  (2) in the event that a final injunction or order is issued prohibiting the merger, or (3) in the event the closing of the merger does not occur within five business days of the satisfaction of the conditions (other than receipt of an officer’s certificate from the Company) to Parent’s and Merger Sub’s obligations to consummate the merger (provided that the Company may not exercise this right prior to July 16, 2007 and provided further that up to an additional ten business days to close will be granted if Parent or Merger Sub are unable to close within the initial five business day period due to circumstances outside of either of their control). Upon termination of the merger agreement, under specified circumstances, the Company will be required to reimburse Parent for up to $5 million of the transaction expenses of Parent or Merger Sub and, under other specified circumstances (including the circumstance referred to in clause (1) above), the Company will be required to pay Parent a termination fee of $50 million, less any expenses previously reimbursed to Parent. In addition, under specified circumstances (including the circumstances referred to in clause (2) above, if they result from proceedings brought by a governmental authority, and in clause (3) above), Parent will be required to pay the Company a termination fee of $50 million.

•   Financing (Page 35)

Parent estimates that the total amount of funds necessary to consummate the merger and related transactions will be approximately $1.775 billion. The amount is expected to be provided through a combination of (a) up to $1.2 billion under a $1.3 billion first lien senior secured credit facility (the additional $100 million being available for certain capital expenditures at or post-closing of the merger), (b) up to $225 million under a second lien senior secured credit facility, (c) an aggregate equity commitment of $162.5 million from JER Partners Acquisitions IV, LLC and/or its affiliated investment funds, (d) an aggregate equity commitment of $162.5 million from FC Investors XI, LLC and/or its affiliated investment funds, and (d) an aggregate equity commitment of $25 million from CapitalSource Finance LLC or its affiliates. The merger agreement does not contain any condition relating to the receipt of financing by Parent or Merger Sub; however, in the event Parent and Merger Sub fail to complete the merger when they are obligated to do so because of a failure to receive the financing proceeds contemplated by the financing commitments (or under the other circumstances described in “The Merger

Agreement—Remedies” and "The Merger Agreement—Fees and Expenses"), the Company's remedy against Parent and Merger Sub would be limited to $50 million (exclusive of collection costs and interest on unpaid amounts).

•   When the Merger Will be Completed (Pages 34, 52)

Subject to adoption of the merger agreement by the Company’s shareholders and the satisfaction of the other closing conditions set forth in the merger agreement, including the receipt of various regulatory approvals, we anticipate completing the merger in the third calendar quarter of 2007.

•   Material United States Federal Income Tax Consequences (Page 33)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local or foreign income or other tax laws). In general, for U.S. federal income tax purposes, a holder of shares of our common stock will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the holder’s adjusted tax basis in such shares. Shareholders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

•   Regulatory Approvals (Page 34)

The merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Federal Trade Commission granted early termination of the applicable waiting period on February 14, 2007. The merger is also subject to certain health care-related local, state and federal regulatory requirements for notice, abbreviated review, or full regulatory review and approval of the merger, which may encompass permits, licenses, certificates of need, third party payor agreements, certifications and contracts, as well as other requirements as mandated by the applicable jurisdictions within which Genesis provides or owns licensed or otherwise regulated services.

•   No Dissenters’ Rights (Page 61)

Under Pennsylvania law, you do not have appraisal or similar dissenters’ rights in connection with the merger, any transaction contemplated by the merger agreement or any other matter described in this proxy statement. If the merger agreement is approved and the merger is completed, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration described in “—Effects of the Merger” in this Summary Term Sheet.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of Genesis. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:              When and where is the special meeting?

A:             The special meeting of shareholders of Genesis will be held at [          ], on [          ],2007, at [       ] a.m. Eastern Standard Time. See “The Special Meeting” beginning on page [         ].

Q:              What matters will be voted on at the special meeting?

A:             You will be asked to consider and vote on the approval and adoption of the merger agreement and such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:              How does the Genesis board of directors recommend that I vote on the proposals?

A:             The Genesis board of directors, with one director abstaining, recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

Q:              Who is entitled to attend and vote at the special meeting?

A:             The record date for the special meeting is [          ], 2007. Only holders of shares of Genesis common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were approximately [          ] shares of Genesis common stock outstanding.

Q:              What constitutes a quorum for the special meeting?

A:             The presence, in person or by proxy, of shareholders representing a majority of the shares of Genesis common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you submit a properly executed proxy card or vote by telephone or via the Internet, then your shares will be counted as part of the quorum. All shares of Genesis common stock held by shareholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such shareholders abstain from voting, will be counted in determining the presence of a quorum. If the special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Special Meeting.

Q:              How many votes are required to adopt the merger agreement?

A:             Under Pennsylvania law, the affirmative vote of shareholders representing at least a majority of the votes cast by our shareholders present in person or by proxy at the special meeting (assuming a quorum is present) is required to adopt the merger agreement.

Q:              How are votes counted?

A:             Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes. Because under Pennsylvania law adoption of the merger agreement requires the affirmative vote of holders representing a majority of all votes cast by our shareholders present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present), and because failures to vote and abstentions are not considered votes “cast,” such failures to vote and abstentions will not be counted in determining the total number of votes cast or the number of votes cast for or against the adoption of the merger agreement.

Q:              What will a Genesis shareholder receive when the merger occurs?

A:             For every share of Genesis common stock they hold at the time of the merger, shareholders will be given the right to receive $63.00 in cash, without interest. This does not apply to shares held by Parent or Merger Sub, or to shares held by the Company in its treasury. Shares held by the rabbi trust under our deferred compensation plan will be converted into the right to receive the merger consideration.

Q:              How does the common share merger consideration compare to the market price of the common shares?

A:             The common share merger consideration of $63.00 per common share represents a premium of approximately 19.2% over the closing price of our common stock on January 12, 2007, the last full trading day before the announcement of the execution of the merger agreement, a premium of approximately 31.1% over the average closing price of our common stock over the 30 trading days ending on January 12, 2007, and a premium of approximately 19.2% over the pre-announcement all time high closing price of our common stock of $52.85 reached on January 12, 2007.

Q:              What do I need to do now?

A:             Please vote as soon as possible. We urge you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you as a shareholder. You are also encouraged to review the documents referenced under “Where You Can Find Additional Information” on page 62.

Q:              How many votes do I have?

A:             You have one vote for each share of common stock you own as of the record date.

Q:              How do I vote?

A:             You simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for approval and adoption of the merger agreement.

If your shares are held by your brokerage firm, bank or other nominee, see below.

If you participate in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or the Genesis HealthCare Corporation Union Retirement Savings Plan and your account is invested in Genesis common stock, see below.

Q:              Can I vote by telephone or through the Internet?

A:             If you hold your shares as a shareholder of record, you may vote by telephone or through the Internet by following the instructions set forth on the enclosed proxy card.

If your shares are held by your brokerage firm, bank or other nominee, often referred to as held in “street name,” please contact your brokerage firm, bank or other nominee to determine whether you will be able to vote by telephone or through the Internet.

Q:              If my shares are held by my brokerage firm, bank or other nominee, how do I vote my shares?

A:               If your shares are held in a stock brokerage account or by another nominee, such as a bank or trust, then the brokerage firm or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank or other nominee will only be permitted to vote your shares for you if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm regarding how to instruct them to vote your shares.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, shares held in street name will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank or other nominee to vote your shares. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:              What if I fail to instruct my brokerage firm, bank or other nominee how to vote?

A:             Without instructions, your bank, brokerage firm or other nominee will not vote any of your shares held in “street name.”  When a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner, this is called a “broker non-vote.”  Broker non-votes (if any) will be counted for the purpose of determining the presence or absence of a quorum (assuming the shares covered by the broker non-vote are voted on a non-procedural matter at the meeting), but will not be deemed votes cast under Pennsylvania law and, therefore, will have no effect on the outcome of the vote.

Q:              What do I do if I participate in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan and my account is invested in Genesis common stock?

A:             If you have an interest in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan (collectively, the “Plans”) and your account is invested in Genesis common stock, you will find enclosed an instruction card to instruct Wachovia Bank, N.A., directed trustee of each of the Plans (the “Trustee”), how to vote the number of shares of Genesis common stock equivalent to the interest in Genesis common stock credited to your account as of the record date. Genesis has retained an independent service (the “transfer agent”) to tabulate the votes received from the participants and beneficiaries in the Plans and to report the results on a confidential basis to the Trustee. The Trustee will vote your shares in accordance with your duly executed instructions received by the transfer agent by [          ] p.m., Eastern Standard Time, on [          ]. Genesis has directed the Trustee to vote all shares held by the Plans for which no instructions are received from participants, beneficiaries or alternate payees “FOR” the adoption of the merger agreement. With respect to any other matter that properly comes before the special meeting, the Trustee will vote the shares held by the Plans as directed by the board of directors. You may also revoke previously given voting instructions by [          ] p.m., Eastern Standard Time, on [          ] by filing with the transfer agent either a written notice of revocation or a properly completed and signed instruction card bearing a later date addressed to [          ], Attn: Genesis HealthCare Corporation.

Q:              What does it mean if I receive more than one proxy?

A:             If you receive more than one proxy, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each proxy you receive or vote by telephone or via the Internet by using the different Control Number(s) on each proxy.

Q:              What happens if I do not vote or abstain from voting?

A:             Because under Pennsylvania law the vote required is based on the number of shares voted, your shares will not be counted and will have no effect on the outcome of the vote if you do not vote or abstain from voting. If the merger is completed, whether or not you vote for the merger proposal, you will be entitled to receive the merger consideration for your shares of common stock upon completion of the merger.

Q:              Can I change my vote after I have mailed in my proxy?

A:             Yes. You can change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. You can do this in a number of ways. First, you can send us a written notice stating that you would like to revoke your proxy at the address given below. Second, you can request, complete and submit a new proxy. If you choose either of these two methods, you should send any written notice, request for a new proxy card or your new proxy card to the attention of the Corporate Secretary at Genesis HealthCare Corporation, 101 East State Street Kennett Square, PA 19348-3021. You may also submit a later-dated proxy using the telephone or Internet voting procedures indicated on the proxy card, so long as you do so by the deadline of [          ]. Third,  you can attend the special meeting and vote in person; your vote in person will revoke any proxy previously submitted. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in street name and you have instructed your brokerage firm to vote your shares, you must follow directions from your brokerage firm to change your vote or to vote at the special meeting.

For a description of the process for changing your instruction with respect to the Plans, see “What do I do if I participate in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan and my account is invested in Genesis common stock?”

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephoneeven if you plan to attend the special meeting in person to ensure that your shares of common stock are represented at the special meeting.

Q:              Should I send in my stock certificates now?

A:             No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank or other nominee you will receive instructions from your brokerage firm, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:              What happens if I sell my shares of Genesis common stock before the special meeting?

A:             The record date for shareholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of Genesis common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:              Who can answer further questions?

A:             If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, please contact our proxy solicitor, Mackenzie Partners, Inc., toll-free at (800) 322-2885. If your bank, brokerage firm or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Merger,” “Opinion of Goldman, Sachs & Co.” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “hope,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings that have been or may be instituted against Genesis and others relating to the merger agreement;

•       the inability to complete the merger due to the failure to obtain shareholder approval or regulatory approvals or the failure to satisfy other conditions to consummation of the merger;

•       the failure to obtain the necessary debt or equity financing set forth in commitment letters received by Parent in connection with the merger agreement;

•       the failure of the merger to be completed for any other reason;

•       the risk that the proposed transaction disrupts current plans and operations and/or results in difficulties in employee retention;

•       the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the timing of the completion of the merger or the impact of the merger on our capital resources, profitability, cash requirements, management resources and liquidity; and

•       other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” beginning on page 62.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. Many of the factors that will determine our future results or the consummation of the merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of the merger agreement. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Genesis HealthCare Corporation

Genesis is one of the nation’s largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

Genesis HealthCare Corporation is incorporated in the Commonwealth of Pennsylvania with its principal executive offices at 101 East State Street Kennett Square, PA 19348-3021. Genesis’ telephone number is (610) 925-2000. Genesis is publicly traded on the NASDAQ Global Select Market under the symbol “GHCI.”

FC-GEN Acquisition, Inc.

FC-GEN Acquisition, Inc. is a Delaware corporation and the wholly owned subsidiary of FC-GEN Investment, LLC, a Delaware limited liability company and a joint venture between affiliates of Formation Capital, LLC and affiliates of JER Partners. Parent’s principal executive offices are located at 1035 Powers Place, Alpharetta, GA 30004 and its telephone number is (770) 754-9660.

GEN Acquisition Corp.

GEN Acquisition Corp. is a Pennsylvania corporation and wholly owned subsidiary of FC-GEN Acquisition, Inc. Merger Sub’s principal executive offices are located at 1035 Powers Place, Alpharetta, GA 30004 and its telephone number is (770) 754-9660.

Formation Capital, LLC

Formation Capital, LLC is a private equity firm in the senior housing and long-term care industry. Over the past five years, Formation Capital, LLC and its affiliates have completed over $1.5 billion of acquisitions in the sector and currently provide asset management services to over 250 facilities nationwide. Formation Capital, LLC’s principal executive offices are located at 1035 Powers Place, Alpharetta, GA 30004 and its telephone number is (770) 754-9660.

JER Partners

JER Partners is the private equity investment group affiliated with J.E. Robert Company, Inc., a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER Partners’ primary investments are in office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties. Other areas of investment include commercial mortgage-backed securities and mezzanine financing. JER Partners’ principal executive offices are located at 1650 Tysons Boulevard, Suite 1600, McLean, VA 22102 and its telephone number is (703) 714-8000.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of our solicitation of proxies for use at the special meeting to be held on [           ], 2007, starting at [           ] a.m., Eastern Standard Time, at [           ] or at any adjournment or postponement of the special meeting. Our directors, officers and employees may solicit your proxy on our behalf. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement and thereby approve the merger. If our shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement, as amended, is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [           ].

Record Date and Quorum

The holders of record of Genesis common stock as of the close of business on [           ], the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [           ] shares of common stock were outstanding.

A quorum is necessary to hold and transact business at the special meeting. The presence, in person or by proxy, of shareholders representing a majority of the shares of Genesis common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you submit a properly executed proxy or vote by telephone or via the Internet, then your shares will be counted as part of the quorum. All shares of Genesis common stock present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such shareholders abstain from voting, will be counted in determining the presence of a quorum. Any shares of common stock held in treasury by the Company or by any of our subsidiaries (which does not include shares of common stock held by the rabbi trust under Genesis’ deferred compensation plan) will not be considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, and the shareholders represented at the special meeting may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum; provided, however, that if the special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Special Meeting.

Required Vote

Under Pennsylvania law, adoption of the merger agreement requires the affirmative vote of the holders representing a majority of the votes cast by our shareholders present in person or by proxy at the special meeting who are entitled to vote (assuming a quorum is present). Each holder of shares of common stock entitled to vote will have the right to cast one vote for each such share of common stock held.

As of [           ], 2007, the record date, the directors and executive officers of Genesis held and were entitled to vote, in the aggregate, shares of our common stock representing approximately [           ]% of the outstanding shares.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by telephone, the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card, by telephone or via the Internet. If you sign your proxy card but no voting instructions are indicated, your shares of common stock will be voted “FOR” the adoption of the merger agreement.

Shares of common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will not be counted among the votes cast. Consequently, abstentions will have no effect on the vote regarding adoption of the merger agreement, because adoption of the merger agreement requires the affirmative vote of a majority of all votes cast and not a majority of the shares of common stock outstanding.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your brokerage firm, bank or other nominee how to vote your shares using the instructions provided by your brokerage firm, bank or other nominee. If you have not received instructions from your brokerage firm, bank or other nominee or require further information regarding voting your shares held in “street name,” contact your brokerage firm, bank or other nominee for directions on how to vote your shares. Under the rules of the National Association of Securities Dealers, Inc., brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement.

If you have an interest in the Plans and your account is invested in Genesis common stock, you will find enclosed an instruction card to instruct the Trustee, how to vote the number of shares of Genesis common stock equivalent to the interest in Genesis common stock credited to your account as of the record date. Genesis has retained the transfer agent to tabulate the votes received from the participants and beneficiaries in the Plans and to report the results on a confidential basis to the Trustee. The Trustee will vote your shares in accordance with your duly executed instructions received by the transfer agent by [           ] p.m., Eastern Standard Time, on [           ]. Genesis has directed the Trustee to vote all shares held by the Plans for which no instructions are received from participants, beneficiaries or alternate payees “FOR” the adoption of the merger agreement. With respect to any other matter that properly comes before the special meeting, the Trustee will vote the shares held by the Plans as directed by the board of directors. You may also revoke previously given voting instructions by [           ] p.m., Eastern Standard Time, on [           ] by filing with the transfer agent either a written notice of revocation or a properly completed and signed instruction card bearing a later date addressed to [           ], Attn: Genesis HealthCare Corporation.

For a description of the process of changing your instruction with respect to the Plans, see “ — Questions and Answers About the Special Meeting and the Merger—What do I do if I participate in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan and my account is invested in Genesis common stock?”

You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below. You can do this in a number of ways. First, you can send us a written notice stating that you would like to revoke your proxy at the address given below. Second, you can request, complete and submit a new proxy card. If you choose either of these two methods, you should send any written notice, request for a new proxy card or your new proxy card to the attention of the Corporate Secretary at Genesis HealthCare Corporation, 101 East State Street Kennett Square, PA 19348-3021. You may also submit a later-dated proxy using the telephone or Internet voting procedures indicated on the proxy card, so long as you do so by the deadline of [           ]. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in street name and you have instructed your broker to vote your shares, you must follow directions from your broker to change your vote or to vote at the special meeting.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy mail, via the Internet or by telephoneeven if you plan to attend the special meeting in person to ensure that your shares of common stock are represented at the special meeting.

Please note that if you have instructed your brokerage firm, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your brokerage firm, bank or other nominee to change these instructions.

Genesis does not expect that any matter other than the adoption of the merger agreement  will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Submitting Proxies Via the Internet or by Telephone

In addition to submitting the enclosed proxy card by mail, Genesis shareholders of record may submit their proxies:

•       via the Internet by visiting a website established for that purpose at [           ] and following the instructions on the website; or

•       by telephone by calling [           ]and following the recorded instructions.

There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a shareholder of record or your shares are held in “street name” by your brokerage firm, bank or other nominee. If your shares are held in “street name,” you should check the voting instruction card provided by your brokerage firm, bank or other nominee to see which options are available and the procedures to be followed.

Adjournments

The special meeting may be adjourned for the purpose of soliciting additional proxies, if necessary. Any adjournment may be made without notice by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned. If the special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Special Meeting. Under the Company’s bylaws, the special meeting may be adjourned by the chair of the special meeting or by the vote of shareholders representing a majority of the shares present at the special meeting in person or by proxy, whether or not there is a quorum present.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Genesis may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Genesis will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained Mackenzie Partners, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. The Company will pay Mackenzie Partners, Inc. a customary fee for these services, plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

Our board of directors continually reviews the Company’s business, strategic direction, performance and prospects in the context of developments in the long-term care industry and the competitive landscape in the markets in which the Company operates. The board of directors and senior management of Genesis have regularly discussed various potential strategic alternatives, including  possible acquisitions and other transactions that could complement and enhance the Company’s competitive strengths and strategic outlook. Genesis’ senior management also has had informal conversations from time to time with other industry participants and with investment bankers covering the long-term care industry.

In June 2006, principals of a large private investment firm of national reputation (“Participant 1”) approached Mr. George V. Hager, the Company’s chairman and chief executive officer, concerning a possible management-led buyout of the Company sponsored by Participant 1. Intermittent preliminary discussions with Participant 1 continued over the next several weeks. Also during this period, Participant 1 executed a confidentiality agreement and was provided with limited non-public information.

In late July, 2006, Mr. Hager informed Robert H. Fish, the Company’s lead outside director, and Mr. Kevin M. Kelley, another non-management director, that he had been in contact with Participant 1 regarding a possible going private transaction involving the Company. Mr. Fish suggested that Mr. Hager report back to Mr. Fish and to the board of directors should discussions progress to the point where Mr. Hager believed it likely that Participant 1 would seek to make a transaction proposal to the Company. During August, 2006, Messrs. Fish and Kelley interviewed potential legal and financial advisors for the board of directors of any special committee of directors that might be formed should Mr. Hager and Participant 1 come forward with a proposal. In mid-August, 2006, Mr. Hager requested an opportunity to brief the board on Participant 1’s potential interest in acquiring the Company. On August 29, 2006, the Company’s board of directors met telephonically, together with, at the invitation of Messrs. Kelley and Fish, Wachtell, Lipton, Rosen and Katz, as potential special outside legal advisor. At this meeting, Mr. Hager summarized senior management’s contacts with Participant 1 to date, reviewed reasons why he believed that pursuing a going private transaction with Participant 1 might be in the best interests of the Company at this time, and asked for the board of directors’ support in pursuing a potential going private transaction sponsored by Participant 1. At an executive session without management present, the board of directors established a special committee, consisting of six of the Company’s independent, non-management directors—John F. DePodesta, J. Michael Gallagher, Kevin M. Kelley, Charles W. McQueary, Charlene Connolly Quinn and Terry Allison Rappuhn—to consider Mr. Hager’s request and, should developments require, to respond to any indication of interest by Participant 1 in acquiring the Company and to design and oversee a process for evaluating the Company’s other strategic alternatives. Subsequent to this meeting, the special committee had its first meeting, in which it elected Mr. Kelley as chairman of the special committee and retained Wachtell Lipton as its outside legal advisor. The special committee also determined to engage Goldman, Sachs & Co. to act as financial advisor and instruct it to work with management to prepare for the special committee financial analyses of the Company’s current valuation and strategic alternatives. The special committee requested that Mr. Hager and the other members of senior management who had been in contact with Participant 1 not expand the group of managers aware of the discussions with Participant 1.

On September 8, 2006, the special committee met in New York (with some members participating by telephone), together with Goldman Sachs and Wachtell Lipton. Following presentations and discussion, the special committee determined to engage in a more extensive review of the Company’s future outlook and strategic alternatives, including an analysis of the drivers of the Company’s current stock market valuation, potential costs and benefits of conducting a share repurchase program through a leveraged recapitalization, and strategies for enhancing the Company’s profitability. While the special committee made no determination that a sale of the Company would be appropriate, whether in a management-led buyout or otherwise, the special committee also authorized Mr. Hager to continue working with Participant 1 with a view toward making a firm proposal for an acquisition of the Company.

On September 20, 2006, Participant 1 sent to the chairman of the special committee a letter outlining potential terms of an acquisition of the Company at an indicated price of $51.50 per share in cash, subject to confirmatory due diligence and other conditions. On September 28, 2006, the special committee met in Philadelphia, together with Goldman Sachs and Wachtell Lipton, to review the proposal from Participant 1 and to discuss further the outlook for, and the strategic alternatives available to, the Company. At this meeting, the special committee unanimously determined to reject Participant 1’s proposal, but instructed Goldman Sachs to share with Participant 1 certain additional non-public information concerning the Company and certain future plans, including potential cost-reduction analyses, for the purpose of encouraging Participant 1 to provide a more attractive proposal.

On October 27, 2006, Participant 1 sent to the chairman of the special committee a revised proposal for the acquisition of the Company at a price of $53 per share in cash, subject to confirmatory due diligence. On October 29, 2006, the special committee met telephonically, together with Goldman Sachs and Wachtell Lipton, to discuss Participant 1’s revised proposal. At that meeting, the special committee unanimously determined to reject this proposal.

At Mr. Hager’s request, on November 8, 2006, the full board of directors met in Dallas, Texas, to discuss the status of a possible transaction with Participant 1 and to discuss the Company’s stand-alone prospects and its strategic alternatives to a transaction with Participant 1. In connection with this meeting, Participant 1 had signaled, through Mr. Hager, that it would be willing to consider increasing its proposed purchase price to $54 per share and further indicated that any transaction agreement between the Company and Participant 1 could provide for a “go-shop” period during which the Company would be permitted to actively solicit competing bids. Following the meeting of the full board, the special committee met and determined, in light of trends affecting the long-term care industry, certain execution risks and other uncertainties inherent in the Company’s business plan, concerns about public-market valuation trends affecting companies in the health care delivery industry, the relative inferiority of other alternatives (such as conducting a share repurchase program through a leveraged recapitalization) and other factors, to engage in a more extensive exploration of the Company’s strategic alternatives, including a possible merger or sale of the Company. In connection with this review, the special committee instructed Goldman Sachs to commence a non-public solicitation process to determine whether acquisition proposals could be obtained at an attractive price from other potential acquirors. In order to minimize the possibility of leaks concerning this process, which could negatively affect the Company’s employees and its relationships with suppliers, patients, residents, and regulators, and in view of the substantial uncertainty as to whether the Company would enter into any sale transaction, the special committee instructed Goldman Sachs to target potential acquirors deemed likely to have both the interest and ability to acquire the Company. The special committee also determined to inform Participant 1 that the Company would be willing to commence negotiations for a transaction at $54 per share or better, but that the Company would be soliciting alternative proposals before finalizing any transaction with Participant 1.

On November 10, 2006, Participant 1 sent to the chairman of the special committee a further revised proposal for the acquisition of the Company, at a price of $54 per share in cash, subject to confirmatory due diligence and other conditions.

During the next several weeks, Goldman Sachs contacted, on behalf of the Company, 14 potential strategic and financial buyers (in addition to Participant 1) deemed likely to have both the interest and ability to acquire the Company. Of the parties contacted, several executed confidentiality and standstill agreements and began conducting due diligence investigations of the Company. The Company provided to these parties management presentations and other opportunities to meet with and speak to management.

During this period, the special committee met periodically to monitor the status of the process. Also during this period, the Company’s legal advisors began negotiating transaction documents for a potential transaction with Participant 1.

On December 1, 2006, a private financial investment firm that owns a significant nursing home business (“Participant 2”) submitted an indication of interest in acquiring the Company at a price in the range of $58 to $60 per share. In connection with its indication of interest, Participant 2 indicated that it would be interested in retaining the Company’s senior management, including Mr. Hager, to continue running the Company, or possibly to run Participant 2’s combined post-closing long-term care operations, following a transaction and that it intended to offer incentive opportunities to senior management.

On December 6, 2006, Formation Capital, a private investment firm which also has interests in the nursing home business, together with GE Healthcare Financial Services, submitted an indication of interest in acquiring the Company at a price of $60 per share. In connection with the expression of interest, Formation Capital indicated it then intended to structure the transaction by separating the facility operations from the ownership of the underlying real estate into two independent companies. Formation Capital also indicated it then intended to retain existing management for the operation and management of the operating properties and the ancillary businesses owned or controlled by the Company. Around this time a third potential acquiror, which operates a privately-owned nursing home chain (“Participant 3”), also indicated its interest in acquiring the Company, but did not submit a written proposal or propose an indicative price range.

By the first week of December, negotiations with Participant 1 of documentation for a cash acquisition of the Company by Participant 1 at a price of $54 per share had been virtually completed. Participant 1 insisted that the Company enter within the next few days into the negotiated binding agreement, subject to a post-signing “go-shop” solicitation period. On December 7, 2006, the special committee, together with Goldman Sachs and Wachtell Lipton, met telephonically to discuss and evaluate the proposals received earlier that week from Participant 2 and Formation Capital and to review the current state of negotiations with Participant 1. After presentations from its financial and legal advisors and extensive discussion, the special committee unanimously determined not to enter into an agreement with Participant 1, and instead to ask each of the three other bidders that had come forward to work toward submitting final, binding, fully financed bids by a date in early January 2007, thereby allowing sufficient time for these potential acquirors to complete their due diligence, remove contingencies, and solidify their financing. The special committee also instructed Goldman Sachs to request that the other potential acquirors submit revised indications of value, along with a mark-up of proposed changes to the form of merger agreement provided by Wachtell Lipton, by December 22, 2006.

On December 8, 2006, Participant 1 sent to the chairman of the special committee a letter stating that, in view of the fact that the special committee had decided not to execute definitive transaction documents with Participant 1 prior to that date, Participant 1’s offer would be withdrawn effective as of 5 p.m. on December 8, 2006. Also on December 8, 2006, Goldman Sachs received from Participant 3 a written indication of interest at $56 per share in cash. During this period, in light of the interest expressed by Formation Capital and Participant 2 in retaining members of the Company’s senior management, the special committee authorized senior management to meet with each of the potential acquirors, but also instructed senior management not to discuss with the potential buyers the terms of any post-closing employment or investment. During the next week, Mr. Hager informed the principal of Participant 2 that he would not agree to work for Participant 2. Shortly thereafter, Participant 2 informed Goldman Sachs  that Mr. Hager’s decision would not dissuade Participant 2 from submitting an acquisition bid for the Company.

On December 19, 2007, Formation Capital met with senior management to discuss a proposed transaction, including post-closing operational issues, and indicated a preference for existing management to run the operating business.

On December 22, 2006, Formation Capital submitted a revised bid valuing the Company at $62 per share, Participant 2 reaffirmed its indicated value range of $58 to $60, and Participant 3 submitted a revised indication of interest valuing the Company at $60 per share. In addition, each of Formation Capital and Participant 2 submitted detailed contract mark-ups and evidence of its planned financing. The special committee met telephonically on December 23, 2006 to discuss these submissions and the process to be followed going forward. The special committee determined to request that the interested parties submit final contract mark-ups and financing commitments by January 11, 2007, and to provide final, binding offers, including purchase price, on Friday, January 12, 2007.

The Company is a Pennsylvania corporation and, under Pennsylvania law, the duty of directors is to act in what they reasonably believe to be the best interests of the corporation. Directors confronting a potential change of control transaction are permitted to consider, to the extent they deem appropriate, the effects of any action upon any or all groups of corporate constituents, including shareholders, employees, suppliers, customers (patients) and creditors, and the general community in which the offices or other establishments of the corporation are situated, and may also consider the resources, intent and conduct (past, stated and potential) of any potential acquiror. In light of these potential considerations under Pennsylvania law, the special committee directed Goldman Sachs to obtain specified information from each of the interested parties, including as to their operating philosophy and approach to patient care, quality of care indicators for their current facilities, employee matters, including compensation and benefits, their intended post-closing operating and financial structure (for example, whether the buyers intended to separate operation of the Company’s nursing homes from ownership of the underlying real estate), their ability to finance and their intent to invest in the business, and their capacity and plans for integrating the Company’s operations with each buyer’s existing businesses. The special committee also requested that each interested party make an in-person presentation relating to their respective final offers and these other matters to the board of directors on January 12, 2007.

During the period from December 22, 2006 to January 11, 2007, these interested parties continued their due diligence investigations, and Wachtell Lipton provided comments to, and negotiated with, the interested parties with respect to the form of merger agreement and form of proposed financing commitments. During this period, Formation Capital met with members of senior management to discuss the transaction and post-closing structural and operational issues and to discuss Formation Capital’s previous experience with such matters, and conducted further due diligence with respect to the Company. Also during this period, Goldman Sachs contacted Participant 1 and invited Participant 1 to submit a bid and make a presentation on January 12, 2007. Participant 1 indicated it would do so.

On January 11 and 12, 2007, the Company received acquisition proposals from each of the four interested parties. On January 12, 2007, each of the four interested parties made an in-person presentation to the board of directors, with each presentation lasting about an hour-and-a-half and including time with and without members of senior management present. Formation Capital informed the Company that it would be working with JER Partners, a private investment firm, as its principal equity partner, and that GE Healthcare Financial Services would be providing debt financing rather than a combination of equity and debt financing. The Formation Capital/JER Partners team (which we continue to refer to as “Formation Capital”) proposed a purchase price of $60 per share, in cash, and submitted proposed transaction agreements and financing commitments that raised significant issues that would have to be addressed through negotiation. Participant 2 proposed a purchase price of $61 per share, in cash, and had submitted proposed transaction agreements and financing commitments that raised fewer issues but still required negotiation. Formation Capital indicated that it intended to separate the Company’s operating business from the ownership of the underlying real estate and to discuss with senior management opportunities to own and run an independent company that would lease and operate the Company’s facilities. No economic or structural terms on how such an arrangement would work were proposed or discussed with senior management or the board of directors, and the transaction proposed by Formation Capital was not conditioned on reaching agreement with respect to any of these matters. Participant 3 proposed a purchase price of $60 per share, in cash, but had serious deficiencies in its proposed form of acquisition agreement and financing arrangements. Participant 1 proposed a purchase price of $57.50 per share, in cash, and submitted proposed transaction agreements and financing commitments in the forms that had been nearly fully negotiated with the Company’s legal counsel in November and December. The board of directors and the special committee met into the evening of January 12, and then again on January 13. Taking into account all relevant factors, the special committee and the board of directors concluded that none of the bidders had distinguished itself as the clear winner. The directors also concluded that Participants 1 and 3 were significantly behind Formation Capital and Participant 2 (on price, in the case of Participant 1, and on contract terms and certainty of financing, in the case of Participant 3); however, the directors saw no benefit to the Company or its constituents from dismissing any participant at that point. Accordingly, the board of directors directed Wachtell Lipton and Goldman Sachs to seek revised bids from all four of the bidders. The board of directors set Sunday, January 14 at 4:00 p.m. as the deadline for revised bids.

Thereafter, Goldman Sachs contacted each of the bidders. Each bidder was told of the deadline for revised bids, and was told that it should put forward its best offer in terms of price, improvement in its contract terms and strength of its financing commitments if it wished to distinguish itself. Each bidder was also advised of the material issues raised by its respective merger agreement draft and proposed financing commitments. In addition, each bidder was advised that it could discuss these issues in further detail with Wachtell Lipton, and counsel for Formation Capital and Participant 2 had extensive discussions with Wachtell Lipton during the afternoon of January 13, 2006. By the bidding deadline on January 14, Participant 1 informed the Company that it would not be increasing its $57.50 per share bid, and Participant 3 did not make a revised bid. Formation Capital increased its bid to $62.50 per share, and provided substantially improved forms of transaction agreements and financing commitments. Participant 2 increased its bid to $63.00 per share and submitted substantially improved forms of transaction agreements and financing commitments addressing most of the concerns communicated to it by the Company’s representatives. The board of directors met telephonically in the evening of January 14, 2006 to discuss these developments.

On January 15, 2007, the board of directors met for several hours, together with Goldman Sachs and Wachtell Lipton, at Wachtell Lipton’s offices in New York. Portions of this time were devoted to: meetings of the full board of directors (with members of senior management present), a meeting of the special committee, and a session involving all seven non-management members of the board of directors. During these meetings, the Company’s outside legal advisors reviewed for the directors their fiduciary obligations under Pennsylvania law, discussed in detail the legal aspects of the proposals received, including a detailed discussion of the transaction agreements proposed by each of Formation Capital and Participant 2, and summarized the nature, terms and conditions of their respective financing commitments. Wachtell Lipton and Goldman Sachs discussed the status of the forms of merger agreement and financing commitments proposed by each bidder. The advisors indicated that both bidders had, by the morning of January 15, agreed to acceptable forms of merger agreement and financing commitments; however, those provided by Participant 2 were more favorable to the Company’s shareholders, and suggested less risk of non-consummation, than those provided by Formation Capital. Goldman Sachs discussed certain financial aspects of the proposals, and also discussed certain financial analyses concerning the Company and its prospects. The board of directors discussed in detail the comparative merits of an acquisition of the Company by each of Formation Capital and Participant 2, including the likelihood of consummation, the financial risks and strengths and the integration risk associated with each potential transaction, and the post-closing financial and operating structure that the Company would have as a result of each potential transaction. During these discussions, Mr. Hager and other members of senior management expressed support for the Formation Capital proposal and strong opposition to Participant 2, citing concern regarding Participant 2’s ability to integrate the operations of Participant 2 with those of the Company, the potential risk to the Company’s current operations and patient care should such integration prove difficult, and their lack of comfort with respect to the financial strength and condition of Participant 2’s operations. In addition, Mr. Hager reiterated, and Mr. McKeon stated, that they would not agree to work for Participant 2 in the event Participant 2 were to acquire the Company. During these discussions, the non-executive directors were aware, as a result of Formation Capital’s January 12, 2007 presentation to the board of directors, that Formation Capital intended to separate the Company’s operating business from the ownership of the underlying real estate, and that Formation Capital had informed senior management that Formation Capital intended to discuss with senior management opportunities to own and run an independent company that would lease and operate the Company’s facilities, although Formation Capital had not proposed or disclosed specific terms of these opportunities to the board of directors or senior management.

Following further discussion, the special committee met with its legal and financial advisors. The special committee unanimously concluded that entering into a transaction with either Formation Capital or Participant 2 would be in the best interests of the Company relative to the alternative of remaining independent and not engaging in a transaction. However, after taking into account all relevant factors (including the possibility that either of the buyers could be convinced to increase its bid price or that Formation Capital could be convinced to address any remaining contract and financing issues), the special committee was divided evenly—three to three—on the question of whether to accept the proposal from Formation Capital, or the proposal from Participant 2. The full board of directors then reconvened. After further discussion, a majority of the board of directors determined (with Messrs. Kelley, McQueary and Gallagher dissenting) to inform Formation Capital that it was the Company’s preference to enter into a transaction with Formation Capital, but that Formation Capital needed to address the remaining open contract and financing issues and, if possible, consider increasing its bid price. During a break in the board meeting, representatives from Goldman Sachs called representatives of Formation Capital to advise them of the board of directors’ determination and of the open contract and financing issues, and to suggest that Formation Capital also consider increasing its price since that price was not the highest offer that the Company had received. Formation Capital verbally confirmed to Goldman Sachs that it would be willing to address the remaining contract and financing issues in the manner requested on behalf of the Company, and that it would increase its proposed price to $63.00 per share. The board of directors then reconvened, and Goldman Sachs advised the board of these developments. Goldman Sachs then rendered to the board of directors its oral opinion, confirmed by delivery of a written opinion dated January 15, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $63.00 per share cash merger consideration to be received by holders of Genesis common stock in the Formation Capital transaction was fair, from a financial point of view, to such holders. Following further discussion, the board of directors adopted resolutions approving the execution, delivery and performance of the merger agreement and resolved to recommend that the shareholders of the Company vote to approve the merger agreement. With respect to approval of the transaction with Formation Capital, five directors voted in favor, Messrs. Kelley and McQueary voted against, and Mr. Hager abstained. With respect to recommending that shareholders vote to approve the merger agreement with Formation Capital, seven directors voted in favor, and Mr. Kelley abstained.

Following the conclusion of the board meeting, Wachtell Lipton and legal counsel for Formation Capital finalized the transaction documentation, and the parties executed the merger agreement. On the morning of January 16, 2007, the Company and Formation Capital issued a press release announcing the transaction.

From the date of the announcement of the merger agreement with Formation through the date of this proxy statement, no third party has contacted the Company or any of its representatives in connection with any potential competing proposal.

Reasons for the Merger; Recommendation of the Board of Directors

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that our shareholders vote to adopt the merger agreement, our board of directors, in consultation with its financial and legal advisors, considered the following substantive factors and potential benefits of the merger, each of which our board of directors believed supported its decision:

•  our board of directors’ familiarity with the business, operations, properties and assets, financial condition, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects), the nature of the long-term care industry in which the Company competes, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•  the comprehensive process undertaken by our special committee and board of directors and their advisors to solicit interest in an acquisition of the Company, the level of interest generated and the competitive dynamic that resulted from having four very interested potential buyers participating in this process, as described in “The Merger—Background of the Merger”;

•       our special committee’s unanimous determination and recommendation to the board of directors, at the conclusion of that process, that entering into either of at least two of the transactions available to the Company at the end of its solicitation process would be in the best interest of the Company relative to the alternative of remaining independent and not entering into a transaction at this time;

•       our special committee’s and board of directors’ belief that the merger is more favorable to the Company than the potential value that could be expected to be generated from the various other strategic alternatives available to the Company, including the alternatives of remaining independent and pursuing the current strategic plan, and various recapitalization and restructuring strategies, taking into account the potential risks and uncertainties associated with those alternatives;

•       our board of directors’ belief, after a thorough review, by a five to three majority, that the merger is more favorable to the Company than the transactions proposed by any of the other bidders that emerged as a result of the aforementioned process;

•       (1) the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $63.00 represents a premium of approximately 19.2% over the closing price of our common stock on January 12, 2007, the last full trading day before the announcement of the execution of the merger agreement, a premium of approximately 31.1% over the average closing price of our common stock over the 30 trading days ending on January 12, 2007, and a premium of approximately 19.2% over the pre-announcement all time high closing price of $52.85 reached on January 12, 2007, and (2) information provided by Goldman Sachs concerning public market valuation measures for the Company’s common stock and for the common stock of other publicly traded companies in the Company’s industry, which indicated that valuation multiples are at or near all time highs, and that the sale process was not conducted at a valuation low point;

•       the financial presentation of Goldman Sachs, including its opinion dated January 15, 2007, to our board of directors that, as of the date of the opinion and subject to the various assumptions, qualifications and limitations set forth therein, the merger consideration to be received by holders of Genesis common stock was fair, from a financial point of view, to such holders, as more fully described below in “The Merger—Opinion of Goldman, Sachs & Co.”;

•       the fact that the merger consideration consists solely of cash and is not subject to any financing condition, providing Genesis shareholders with immediate liquidity and certainty of value for their shares of Genesis common stock;

•       the fact that Parent has received debt financing commitments from reputable financing sources, including $1.2 billion of the $1.425 billion in debt financing required to complete the merger from affiliates of General Electric Capital Corporation (with an additional $100 million being available from such affiliates for certain capital expenditures post-closing), as more fully described below in “The Merger—Financing”;

•       the review by our board of directors, in consultation with its legal and financial advisors, of the terms of the merger agreement, and the fact that these terms were the product of extensive negotiations in the context of a competitive process with multiple bidders;

•       the commitment undertaken by Parent under the merger agreement to maintain the Company’s current capital expenditure program after the completion of the merger, subject to the limitations set forth in the merger agreement;

•       Parent’s obligation under the merger agreement to take, together and in cooperation with the Company, all actions necessary to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the merger, so as to enable the completion of the merger as soon as reasonably possible;

•       Parent’s obligation under the merger agreement to pay to the Company a $50 million termination fee in the event of a failure of the merger to be completed under certain circumstances (including in the event a final legal order resulting from a proceeding brought by a governmental authority prohibits the merger, or if Parent or Merger Sub fail to complete the merger when they are obligated to do so because they have failed to receive the financing proceeds contemplated by the financing commitments), which fee is payable by Parent and guaranteed by one of the Investors, as more fully described in “The Merger Agreement—Fees and Expenses” and “The Merger—Limited Guarantee”;

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals, as more fully described in “The Merger Agreement—Agreement Not to Solicit Other Offers”;

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement in order to approve an alternative transaction proposed by a third party that is a Superior Proposal (as defined below), upon the payment of a $50 million termination fee, as more fully described in “The Merger Agreement—Agreement Not to Solicit Other Offers”;

•       our board of directors’ belief that the $50 million termination fee (1) is reasonable in light of the comprehensive process undertaken by the board of directors, as well as the overall terms of the merger agreement and the benefits of the merger, including in particular the $50 million fee payable by Parent under the circumstances described above, (2) is within the range of termination fees provided in other transactions of this size and nature and (3) would not preclude another party from making a competing proposal;

•       the likelihood that the merger will be completed, including the fact that the conditions to closing the merger are limited to Genesis shareholder approval, regulatory approvals and other customary closing conditions; and the likelihood that the regulatory and shareholder approvals necessary to complete the merger will be obtained; and

•       the belief of a majority of our directors that the transaction with Parent poses less integration risk to our employees, patients and residents than other potential transactions, and the potential impact such integration risk might have on quality of care and stability of operations.

The Genesis board of directors also considered a variety of potential risks and other potentially negative factors relating to the merger, including the following, but found that these potential risks were outweighed by the expected benefits of the merger:

•       the fact that members of the six-person special committee were evenly divided between recommending to the board of directors the transaction with Parent and recommending an alternative sale transaction at $63 per share in cash with Participant 2;

•       the fact that the chairman of the special committee did not support the board of directors’ determination that the transaction with Parent is in the best interests of the corporation or its shareholders, and abstained from the board of directors’ recommendation that shareholders vote for the adoption of the merger agreement;

•       the fact that the all-cash merger consideration would not allow the Company’s shareholders to participate in any future earnings or growth of the Company’s business or benefit from any appreciation in the value of the Company, including any value that could be achieved in the event the Company is acquired in the future by a strategic buyer;

•       the fact that an all-cash transaction would be taxable to the Company’s shareholders that are U.S. persons for U.S. federal income tax purposes;

•       the structure of Parent’s contemplated acquisition of the Company involving a separation of the Company’s real estate assets from its operating business, and the potential costs, delays and risks that may be posed on the Company by such structure;

•       the higher leverage that would result from the acquisition compared to the Company’s current debt levels, and the potential risks such additional leverage could have on the Company’s operations and financial condition; and

•       the fact that the Company is entering into a merger agreement with a newly formed corporation with essentially no assets, but for which certain obligations are being guaranteed by JER Partners Acquisitions IV, LLC up to a $50 million limit, and the fact that the Company’s remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even a breach that is deliberate or willful, is limited to $50 million.

Our board of directors also considered the interests certain executive officers and directors of Genesis may have with respect to the merger in addition to their interests as shareholders generally, as described in the section below entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Our board of directors was also aware of their fiduciary duties under Pennsylvania law, including that the directors owe their fiduciary duties solely to the Company and must act in the best interests of the Company, and that directors may consider, among other factors, (1) the effects of any action on shareholders, employees, suppliers, customers and creditors, and the general community in which the offices of the Company are situated, (2) the short and long-term interests of the Company and (3) the resources, intent and conduct (past, stated and potential) of a person or entity seeking to acquire control of the Company.

The foregoing discussion summarizes the material factors considered by the Genesis board of directors in its consideration of the merger. In view of the wide variety of factors considered by the board of directors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors gave different weights to different factors. Our board of directors considered these factors as a whole, and in their totality considered them to be favorable to, and to support, its determination.

Our Board of Directors, with one director abstaining, recommends that you vote “FOR” the adoption of the Merger Agreement.

Opinion of Goldman, Sachs & Co.

Goldman, Sachs & Co. rendered its opinion to the special committee of the board of directors and the board of directors of the Company that, as of January 15, 2007 and based upon and subject to the factors and assumptions set forth therein, the $63.00 per share in cash to be received by the holders of shares of Genesis common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 15, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee of the board of directors and the board of directors of Genesis in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Genesis common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement;

•       annual reports to shareholders and Annual Reports on Form 10-K of Genesis for the four fiscal years ended September 30, 2006;

•       certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Genesis;

•       certain other communications from the Company to shareholders; and

•       certain internal financial analyses and forecasts for the Company prepared by its management (the “management projections”).

Goldman Sachs also held discussions with members of the senior management of Genesis regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for Genesis common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the special committee of the board of directors and the board of directors, that the management projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries. Goldman Sachs’ opinion did not address the underlying business decision of Genesis to engage in the merger or the relative merits of the merger as compared to any alternative transaction that might be available to Genesis. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date thereof.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the special committee and the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 12, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.   Goldman Sachs reviewed the historical trading prices and volumes for Genesis common stock for the three-year period ended January 12, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of Genesis common stock pursuant to the merger agreement in relation to various market prices of Genesis common stock, as more fully set forth below.

This analysis indicated that the price per share to be paid to Genesis stockholders pursuant to the merger agreement represented:

•       a premium of 19.2% based on the January 12, 2007 market price of $52.85 per share;

•       A premium of 67.6% based on the average market price since the public trading of shares of Genesis common stock commenced on December 2, 2003;

•       a premium of 30.9% based on the three-month average market price as of January 12, 2007 of $48.13 per share;

•       a premium of 33.3% based on the six-month average market price as of January 12, 2007 of $47.25 per share;

•       a premium of 38.7% based on the one-year average market price as of January 12, 2007 of $45.41 per share;

•       a premium of 45.7% based on the two-year average market price as of January 12, 2007 of $43.23;

•       a premium of 19.2% based on the 52-week high market price as of January 12, 2007 of $52.85 per share; and

•       a premium of 74.5% based on the 52-week low market price as of January 12, 2007 of $36.10 per share.

Selected Companies Analysis.   Goldman Sachs reviewed and compared certain current and historical financial information for the Company corresponding to current and historical financial information, ratios and public market multiples for the following comparable companies in the long-term care industry:

•       Manor Care

•       Extendicare

•       Kindred Healthcare

Although none of the selected companies is directly comparable to Genesis, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Genesis.

Goldman Sachs also calculated and compared various financial multiples and ratios. The multiples and ratios were based on the latest publicly available financial statements and International Brokers’ Estimate System, or IBES, estimates. With respect to the selected companies, Goldman Sachs calculated:

•       The market price per share as of January 12, 2007 as a percentage of the 52-week high market price;

•       The fully diluted equity market capitalization;

•       The enterprise value;

•       The enterprise value multiples based on last twelve months EBITDA;

•       The estimated five-year earnings per share compound annual growth rate (CAGR);

•       The estimated price to earnings multiples for 2007 and 2008; and

•       The estimated price to earnings growth (“PEG”) ratio for 2008.

The results of these analyses are summarized as follows:

					Enterprise
	Closing				Value
	Price	% of 52	Equity		Multiples	Calendarized P/E
	12-Jan-	Week	Market	Enterprise	(LTM)	Multiples				5-Year EPS
Company	2007	High	Cap	Value	EBITDA	2007		2008		CAGR
			(in millions)	(in millions)
Manor Care	$48.96	92%	$3,757	$4,736	10.6x	17.9	x	15.5	x	15.0%
Extendicare(1)	$20.20	87%	$1,407	$2,065	9.5x	NA		NA		NA
Kindred Healthcare	$26.32	83%	$1,067	$1,228	5.1x	18.4	x	14.7	x	10.0%
Genesis	$52.85	100%	$1,064	$1,434	9.4x	20.3	x	NA		15.0%

(1)          Extendicare share price of $20.20 per share is as of 9-Nov-2006. On 10-Nov-2006, Extendicare announced the successful completion of the reorganization resulting in the distribution of Assisted Living Concepts to Extendicare shareholders and the conversion of the remaining business of Extendicare into a Canadian REIT. Extendicare share price and volume have been impacted by the completion of this reorganization.

Goldman Sachs also reviewed the one-year, two-year, three-year, five-year and ten-year historical average enterprise value multiples of last twelve months EBITDA, and price to next twelve months earnings multiples for the above mentioned companies along with Beverly Enterprises. Goldman Sachs compared the current multiples for each company to its historical multiples, and compared both current and historical multiples for Genesis to the current and historical multiples for the comparable companies. The results of these analyses are summarized as follows:

Historical Average EV / LTM EBITDA Multiples

	Current		1 Year		2 Year		3 Year		5 Year		10 Year
Beverly	NA		8.8	x	8.8	x	8.1	x	6.6	x	7.3	x
Current Premium %			NA		NA		NA		NA		NA
Extendicare	6.4	x	7.4		6.9		7.0		7.2		8.0
Current Premium %			-13.0%		-6.1%		-8.4%		-10.1%		-19.3%
Kindred	5.1		4.1		4.3		4.6		NA		NA
Current Premium %			24.4%		18.5%		10.7%		NA		NA
ManorCare	10.6		10.0		9.5		9.5		9.1		9.8
Current Premium %			5.6%		11.4%		11.6%		16.1%		8.0%
Composite	7.4	x	7.4	x	7.2	x	7.3	x	7.1	x	8.1	x
Genesis	9.4	x	8.0	x	8.0	x	7.8	x	NA		NA
Current Premium to Genesis Historical %			17.4%		18.1%		21.1%		NA		NA
Current Premium to Composite %	28.2%		28.0%		30.4%		30.0%		33.6%		17.1%
Historical Premium to Composite %			9.1%		10.4%		7.3%		NA		NA

Historical Average NTM P/E Multiples

	Current		1 Year		2 Year		3 Year		5 Year		10 Year
Beverly	NA		12.8	x	14.2	x	14.0	x	13.2	x	13.1	x
Current Premium %			NA		NA		NA		NA		NA
Extendicare	18.7	x	17.1		14.9		14.3		15.7		14.7
Current Premium %			9.7%		26.0%		30.8%		19.0%		27.2%
Kindred	18.4		17.1		15.9		15.2		14.4		NA
Current Premium %			7.9%		16.1%		21.1%		28.2%		NA
ManorCare	18.5		19.4		18.4		18.1		17.3		17.4
Current Premium %			-4.7%		0.2%		2.0%		6.8%		6.1%
Composite	18.5	x	17.2	x	16.1	x	15.9	x	15.5	x	15.2	x
Genesis	21.0	x	19.1	x	18.4	x	18.4	x	18.4	x	NA
Current Premium to Genesis Historical %			9.5%		13.8%		14.2%		14.3%		NA
Current Premium to Composite %	13.1%		22.1%		30.7%		32.1%		35.6%		38.1%
Historical Premium to Composite %			11.4%		14.8%		15.6%		18.7%		NA

Discounted Cash Flow Analysis.   Goldman Sachs performed a discounted cash flow analysis of Genesis using the management projections, which gave effect on a pro forma basis to the acquisitions by Genesis of the Sandy River, Waldorf and WV Pack facilities. Goldman Sachs calculated indications of net present value of unlevered free cash flows for Genesis for the years 2007 through 2011 using discount rates ranging from 11.0% to 9.0%. The analysis was based on terminal value EBITDA multiples ranging from 7.0x to 9.0x estimated 2011 EBITDA. The analysis resulted in illustrative per share value indications ranging from $48.33 to $66.19 per share of Genesis common stock. Goldman Sachs also performed a discounted cash flow analysis reflecting illustrative changes in sales growth and EBIT margins, ranging from –1.0% to 1.0% for each of these and using a discount rate of 10.0% and a 8.5x EBITDA terminal value in 2011. This analysis resulted in illustrative per share value indications ranging from $46.39 to $66.78 per share of Genesis common stock.

Leveraged Buyout Analysis.   Goldman Sachs performed an illustrative leveraged buyout analysis using the management projections, which included the effect of a make-whole payment on the convertible notes and the issuance of additional shares for restricted stock units. Goldman Sachs assumed, for purposes of this analysis, a purchase price of $63.00 per share and base leverage of 7.0x FY 2006 EBITDA. Goldman Sachs also assumed a range of estimated EBITDA exit multiples of 8.0x to 10.0x for the assumed exit year of 2011, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment in Genesis. This analysis resulted in illustrative equity returns to a hypothetical financial buyer ranging from 11.8% to 19.0%.

Using the same forecasts, Goldman Sachs also performed a sensitivity analysis on the illustrative leveraged buyout analysis. Goldman Sachs performed its sensitivity analysis on the illustrative buyout analysis assuming an exit year of 2011, and leverage multiples of 6.0x to 8.0x based on management’s estimated FY 2006 EBITDA. Based on the 6.0x to 8.0x range of leverage levels derived from 2006 estimated EBITDA multiples and a 2011 EBITDA exit multiple of 9.0x, the sensitivity analysis indicated illustrative equity returns to a hypothetical financial buyer ranging from 13.7% to 18.4% based on the acquisition price of $63.00 per share of Genesis common stock.

Selected Precedent Transactions Analysis.   Goldman Sachs analyzed certain information relating to the following selected transactions in the skilled nursing, assisted living and rehabilitation industry since June 2003:

Date Announced	Acquiror	Target
19-Oct-06	Sun Healthcare	Harborside
12-Jul-06	JER Partners and Formation Capital	Tandem Health Care
20-Nov-05	Pearl Senior Care	Beverly Enterprises
25-Oct-05	Kindred Healthcare	Commonwealth Communities
7-Oct-05	Concentra	OH+R
4-Nov-04	Extendicare	Assisted Living Concepts
29-Jun-04	National Senior Care	Mariner Health Care
30-Jun-03	Select Medical	Kessler Rehabilitation

For each of the selected transactions, Goldman Sachs calculated and compared the transaction value as a multiple of last twelve months EBITDA.

The following table presents the results of this analysis:

Transaction value as a multiple of LTM EBITDA
High	10.7 x
Mean	9.2 x
Median	9.4 x
Low	7.3 x

The transaction value as a multiple of LTM EBITDA for Genesis, per public filings as of September 30, 2006, is 11.0x.

Selected Precedent Leveraged Buyout Transactions.   Goldman Sachs analyzed certain information relating to the following selected leveraged buyout transactions in the healthcare services industry since September 12, 2003:

•       USPI

•       DCA Group Ltd.

•       HCA

•       National Mentor

•       Multiplan

•       CRC Health

•       Skilled Healthcare Group

•       Team Health

•       LifeCare

•       Select Medical

•       AMR / EmCare

The following table presents the results of this analysis:

Transaction Value / EBITDA
High	11.6x
Mean	8.8x
Median	8.9x
Low	6.0x

The transaction value as a multiple of LTM EBITDA for Genesis, per public filings as of September 30, 2006, is 11.0x.

Selected Precedent Premia Analysis.   Goldman Sachs analyzed the premia paid in the following selected leveraged buyout transactions since November 2005:

Date of Announcement	Target	Acquiror
16-Dec-06	Biomet	Blackstone/GS/KKR/TPG
08-Oct-06	Cablevision Systems	Dolan Family Group
02-Oct-06	Harrah’s Entertainment	Apollo Management/TPG
02-Oct-06	AWG PLC	Osprey Acquisitions
25-Sep-06	DCA Group	CVC
15-Sep-06	Freescale Semiconductor	Blackstone, Carlyle, Permira Funds, TPG
05-Sep-06	MacDermid	Court Square Capital Partners
31-Aug-06	Intergraph	Hellman & Friedman, TPG
28-Aug-06	Kinder Morgan	Kinder/Morgan/Two BOD Members/GS/AIG/Carlyle/Riverstone
08-Aug-06	Aramark	GS/CCMP/JPM/TH Lee/Warburg
24-July-06	HCA	Bain Capital/KKR/Merrill Lynch
21-July-06	NCO Group	One Equity Partners
13-July-06	Petco Animal Supplies	Green Equity Investors/TPG Partners
30-Jun-06	Michaels Stores	Bain Capital/Blackstone
26-Jun-06	Univision Communications	Madison Dearborn/Providence/TPG/TH Lee
31-May-06	West Corp	TH Lee/Quadrangle
05-Mar-06	CarrAmerica Realty	Blackstone
03-Mar-06	Education Management	Providence/GS
20-Feb-06	Meristar Hospitality	Blackstone
22-Jan-06	Albertson’s	Supervalu/Cerberus/CVS
22-Jan-06	The Sports Authority	Leonard Green
18-Jan-06	Burlington Coat Factory	Bain Capital
27-Dec-05	iPayment	Management Group
23-Dec-05	Tommy Hilfiger	Apax Partners
11-Nov-05	SERENA Software	Silver Lake
09-Nov-05	La Quinta	Blackstone
08-Nov-05	Linens ‘N Things	Apollo

For each of the selected transactions, Goldman Sachs analyzed the premia of the transaction price relative to the initial bid, relative to the target’s undisturbed trading price, relative to the target’s trading price over the average one-week and one-month period prior to announcement of the transaction and relative to the target’s 52-week high trading price.

The following table presents the results of this analysis:

	Premium to
	Initial Bid	Undisturbed	1-Week Prior	1-Month Prior	52-Week High
Mean	4.4%	23.8%	23.4%	24.4%	(0.3)%
Median	2.1%	20.2%	21.8%	20.9%	1.0%

The following table presents the corresponding premia for the Genesis transaction:

	Premium to
	Initial Bid	Undisturbed(2)	1-Week Prior	1-Month Prior	52-Week High
Genesis	22.3%	33.5%	25.3%	30.3%	19.2%

(2)          Based on Genesis undisturbed stock price of $47.18 per share on January 8, 2007.

Illustrative Recapitalization Analysis.   Goldman Sachs analyzed an illustrative recapitalization transaction involving Genesis and the theoretical value that its stockholders could receive in such a transaction, using the management projections. In this illustrative recapitalization analysis, Goldman Sachs assumed that Genesis used the proceeds from new debt issuances to finance a common stock share repurchase program. Goldman Sachs considered five separate scenarios including an upfront repurchase using proceeds from incremental debt of $100 million, $200 million, $300 million and $400 million, along with a case in which Genesis issues $100 million of debt each year for four consecutive years and repurchases its stock. The analysis assumed a 2.0% issuance fee, resulting in 98.0% of net proceeds from debt being available for share repurchase. The premium paid in each case was 5.0%, 7.5%, 10.0% and 12.5%, respectively, for the four upfront cases, and a 5.0% premium to the projected stock price in each year, assuming a 14% annual stock price growth, for the case in which Genesis repurchases stock for four consecutive years. The theoretical post-recapitalization value of Genesis’ shares of common stock was calculated using an estimated one-year forward price to earnings multiple of 18.0x to the pro forma EPS. Goldman Sachs then calculated the present value of Genesis shares of common stock based on a discount rate of 11.5%. The analysis resulted in a range of implied present values of $43.63 to $53.61 per share of common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Genesis or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the special committee of the board of directors and the board of directors of the Company as to the fairness from a financial point of view of the $63.00 per share in cash to be received by the holders of shares of Genesis common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations among the Company, Formation Capital and JER Partners and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company’s board of directors and the special committee of the board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the special committee of its board of directors or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Genesis’ board of directors was one of many factors taken into consideration by Genesis’ board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the special committee of the board of directors and the board of directors of the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Genesis from time to time, including having acted as co-manager in connection with the offering of 8% Senior Subordinated Notes due 2013 by Genesis (aggregate principal amount $225,000,000) in October 2003, bookrunning manager in connection with the offering of 6.875% Senior Subordinated Notes due 2013 by NeighborCare, formerly Genesis Health Ventures, Inc., (aggregate principal amount $250,000,000) in November 2003, and co-advisor to Genesis Health Ventures, Inc. in connection with the spin-off of Genesis in December 2003. Goldman Sachs also may provide investment banking services to Genesis and its affiliates and each of the financial sponsors of FC-GEN Acquisition, Inc. and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide services to Genesis and its affiliates and each of the financial sponsors of FC-GEN Acquisition, Inc. and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Genesis and affiliates and portfolio companies of each of the financial sponsors of FC-GEN Acquisition, Inc. for their own account and for the accounts of their customers and may at any time hold long and short positions of these securities. Affiliates of Goldman Sachs have co-invested with affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc. from time to time and may co-invest with affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc. in the future, and affiliates of Goldman Sachs may also invest in the future in limited partnership units of affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc.

The special committee of the board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated October 23, 2006, the special committee of the board of directors of Genesis engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs certain fees, a portion of which was payable upon execution of the engagement letter and another portion upon the delivery of a fairness opinion by Goldman Sachs (or upon communication to the special committee of the board of directors regarding Goldman Sachs’ inability to provide such opinion). The Company has also agreed to pay Goldman Sachs a transaction fee of 0.80% of the aggregate consideration paid in the merger, which is payable upon consummation of the merger and against which any fees, to the extent paid, will be credited. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of the Company’s Directors and Executive Officers in the Merger

Our directors and executive officers have interests in the merger that may be in addition to, or different from, their interests as shareholders of the Company generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below.

Employment Agreement with George V. Hager, Jr.   The Company has previously entered into an employment agreement with Mr. Hager that contains change in control provisions. The consummation of the merger will constitute a change in control for purposes of Mr. Hager’s employment agreement. Pursuant to the terms of the employment agreement, if Mr. Hager’s employment is terminated by the Company without cause (as defined by the agreement) or by Mr. Hager for good reason (as defined by the agreement) at any time during the two-year period following a change in control of the Company or if he resigns for any reason during the 90-day period following the date that is six months after the consummation of the merger, Mr. Hager will be entitled to the following payments and benefits:

•        a pro rata bonus for the portion of the year of termination preceding his termination based upon an annual amount equal to 110% of his salary;

•        a lump-sum cash payment equal to two times his base salary (as in effect on the date of termination);

•        a lump-sum cash payment in lieu of his annual bonus equal to two times his termination base salary (as in effect on the date of termination);

•        continued health and life insurance benefits provided for Mr. Hager and his spouse and eligible dependents for a period of two years following the date of termination; and

•        vesting of all restricted shares and stock option awards made to Mr. Hager.

The aggregate amount of the cash payments described above that would be payable if Mr. Hager’s employment were terminated immediately following the completion of the merger is approximately $3,646,500. If any amounts or benefits received by Mr. Hager in connection with the merger, under his employment agreement or otherwise, are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), an additional payment will be made to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

Mr. Hager’s employment agreement contains nondisclosure provisions that apply during and after the term of employment and noncompetition provisions that limit him from competing with the Company for the term of employment and for a period of two years thereafter, regardless of the reason for the termination of employment.

Employment Agreements with Key Executives.   The Company has entered into amended and restated employment agreements with each of David C. Almquist, Richard P. Blinn, James V. McKeon and Robert A. Reitz, as well as with certain other executives. The employment agreements with each of these executives have substantially similar terms. The completion of the merger will constitute a change in control for purposes of the key executive employment agreements. In the event of a termination of employment by the Company without cause or by the executive for good reason (1) within two years following a change in control of the Company or (2) prior to a change in control but at the request of a third party or otherwise in anticipation of a change in control of the Company, the Company will make a lump-sum cash payment equal to two times the sum of the executive’s average base salary for the preceding two years and average annual bonus for the preceding two years. In addition, all stock options outstanding as of the date of a termination described above will vest and become exercisable for a period of 90 days after the date of termination, the executive and the executive’s spouse and eligible dependents will continue to be provided with continued health and life insurance benefits for a period of two years following the date of termination, and if any amounts or benefits received by the executives in connection with the merger, under the employment agreements or otherwise, are subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that the executive would have been in had the excise tax not been imposed.

Each executive’s employment agreement also includes non-compete provisions that prevent the executive from competing with the Company for the term of employment and for a period of one year thereafter, regardless of the reason for the termination of employment.

Bonus Program.   The Company has adopted a bonus program providing for up to an aggregate of $1 million in bonus payments to employees (other than the Chief Executive Officer of the Company) and in amounts designated in the discretion of the Compensation Committee of the Company’s board of directors in consultation with the Chief Executive Officer of the Company. The amounts become payable on or as soon as reasonably practicable following the closing of the merger, and are contingent upon the participant’s remaining employed by the Company or one of its subsidiaries through the date of the closing of the merger. However, no such payment can be made to the extent it would cause the recipient to be subject to the excise tax under Section 4999 of the Code.

Equity Compensation Awards—Options.   Under the terms of the merger agreement, each option to purchase shares, including each such option held by directors or executive officers, whether vested or unvested, that is outstanding immediately prior to the merger will, upon completion of the merger, become fully vested and entitle the holder of such option, including each director and executive officer, to receive an amount in cash equal to the product of (x) the excess of $63.00 over the exercise price per share of such option multiplied by (y) the total number of shares subject to such option. As of February 6, 2007, the Company’s directors and executive officers held options to purchase 751,622 shares in the aggregate, 511,622 of which were vested and exercisable as of that date, with exercise prices ranging from $21.74 to $45.80 and an aggregate weighted exercise price of $30.69 per share. As of February 6, 2007, the Company’s directors and executive officers held unvested options to purchase 240,000 shares in the aggregate that will vest automatically upon a change of control.

Equity Compensation Awards—Restricted Shares.   Immediately prior to completion of the merger, each restricted share, including each such share held by directors or executive officers, will vest in full and be converted into the right to receive $63.00. As of February 6, 2007, the Company’s directors and executive officers held 211,181 restricted shares in the aggregate that will vest automatically upon a change of control.

In the case of compensatory stock options and restricted stock awards, any such cash payment will be reduced by any required federal, state, local and foreign withholding taxes.

Indemnification and Insurance.   The merger agreement provides that the Company and its directors and officers will be indemnified in respect of their service prior to the merger and that after the merger, Genesis, as the surviving corporation in the merger, will maintain a “tail policy” to the Company’s current directors’ and officers’ liability insurance, subject to certain conditions. See “The Merger Agreement—Indemnification and Insurance.”

In addition, senior management may be offered opportunities to continue employment or business relationships with the surviving corporation, including opportunities to own and run an independent company that would lease and operate the facilities now owned and operated by the Company. No agreement with respect to any such opportunities has been made as of the date of this proxy statement.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock whose shares are exchanged for cash in the merger. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such changes could affect the accuracy of the statements and conclusions set forth in this proxy statement.

For purposes of this summary, we use the term “U.S. holder” to mean a beneficial owner of common stock that is:

•       a citizen or individual resident of the United States for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is any beneficial owner of our common stock who is not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such entity will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor.

This discussion assumes that a U.S. holder holds the shares of common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, pass-through entities and investors in such entities, holders who hold shares of our common stock as part of a hedge, straddle, constructive sale, or conversion transaction, holders who are subject to the alternative minimum tax provisions of the Code, and holders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the tax consequences to any person who actually or constructively owns 5% or more of our common stock. In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the federal income tax that may apply to U.S. holders. All holders, including non-U.S. holders, should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in the shares of our common stock surrendered in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of our common stock exceeds one year as of the date of the merger. Certain limitations apply to the use of capital losses. If a holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our stock.

Under the Code, a holder of common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1876, as amended (the “HSR Act”), the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) by Genesis and Parent, unless a request for additional information and documentary material is received from the FTC or the Antitrust Division or unless early termination of the waiting period is granted. Genesis and Parent filed their notification and report forms with the FTC and the Antitrust Division under the HSR Act on February 5, 2007 and February 6, 2007, respectively, and the FTC granted early termination of the waiting period on February 14, 2007.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Genesis or Parent or their subsidiaries and affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

The merger is also subject to certain health care-related local, state and federal regulatory requirements for notice, abbreviated review, or full regulatory review and approval of the merger, which may encompass permits, licenses, certificates of need, third party payor agreements and certifications and contracts, as well as other requirements as mandated by the applicable jurisdictions within which Genesis provides or owns licensed or otherwise regulated services.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that the result of such challenge would permit the merger to proceed. Similarly, there can be no assurance that the parties will obtain the other regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the merger agreement, the Company, Parent and Merger Sub have agreed to use reasonable best efforts to obtain the required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In particular, Parent and Merger Sub are obligated to hold separate, sell, divest or otherwise dispose of any businesses, product lines or assets of Parent, the surviving corporation, or any of their subsidiaries or affiliates in order to resolve any objections under the antitrust laws to the merger or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the merger beyond September 30, 2007.

Financing

Parent estimates that the total amount of funds necessary to complete the proposed merger and the related transactions, in connection with the merger, and to pay related customary fees and expenses, is approximately $ 1.775 billion (with an additional $100 million being available under the senior secured credit facilities to fund certain capital expenditures at or post-closing of the merger). The merger agreement does not contain any condition relating to the receipt of financing by Parent or Merger Sub; however, in the event Parent and Merger Sub fail to complete the merger when they are obligated to do so because of a failure to receive the financing proceeds contemplated by the financing commitments (or under the other circumstances described in “The Merger Agreement—Remedies” and "The Merger Agreement—Fees and Expenses"), the Company's remedy against Parent and Merger Sub would be limited to $50 million (exclusive of collection costs and interest on unpaid amounts).  The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received an equity commitment letter, dated as of January 15, 2007, from JER Partners Acquisitions IV, LLC, and FC Investors XI, LLC, pursuant to which each of these entities committed, severally and not jointly, to purchase (or to cause its assignee to purchase) $162.5 million of equity securities of Parent for cash. Each of JER Partners Acquisitions IV, LLC and FC Investors XI, LLC may assign all or a portion of its respective obligations to purchase equity securities of Parent to affiliates or affiliated funds or to entities governed by an affiliate or an affiliated fund, provided that any such assignment does not relieve such assignor of its obligations under the equity commitment letter. The equity commitment of each of JER Partners Acquisitions IV, LLC and/or FC Investors XI, LLC, as applicable, will be reduced by any amounts actually invested in or contributed to Parent by such affiliates on or before the closing date of the merger.

The obligation to purchase equity securities of Parent under the equity commitment letter is conditioned upon (1) the satisfaction of all conditions precedent to the obligations of Parent and Merger Sub to complete the merger and (2) the substantially contemporaneous completion of the merger and issuance of Parent’s equity securities in respect of the equity contributions. In addition, the obligation to purchase equity securities will expire when the merger is completed and the merger consideration is paid in full by Parent, or upon the earlier termination of the merger agreement in accordance with its terms. In addition, the obligation to purchase equity securities will be automatically extinguished if Genesis or any of its affiliates assert in any litigation or other proceeding any claim against the guarantee executed and delivered by JER Partners Acquisitions IV, LLC in connection with the merger agreement.

In addition, Parent has received an equity commitment from CapitalSource Finance LLC or its affiliates, pursuant to which this entity committed to purchase $25 million of equity securities of Parent for cash. The obligation to purchase equity securities of Parent under the equity commitment is subject to the same conditions as the debt commitment from CapitalSource Finance LLC or its affiliates, which are discussed in detail below under “Financing—Conditions Precedent to the Debt Commitments.”

Debt Financing

Parent has received a debt commitment letter, dated as of January 12, 2007, from General Electric Capital Corporation (“GECC”). Pursuant to that debt commitment letter, subject to the conditions set forth therein, GECC has committed to provide approximately $1.3 billion of senior secured credit facilities. Of the $1.3 billion of senior secured credit facilities, $1.2 billion will be funded at the closing of the merger, for the purpose of financing the merger and other expenses related to the merger, and

$100 million will be available as from the closing of the merger for the purpose of funding certain capital expenditures.

The debt commitment from GECC expires on the first to occur of (1) the termination of the merger agreement in accordance with its terms and (2) September 30, 2007. The documentation governing the senior secured credit facilities has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Parent also has received a debt commitment letter, dated as of January 15, 2007, from CapitalSource Finance LLC. Pursuant to the CapitalSource debt commitment letter, subject to the conditions set forth therein, CapitalSource or its affiliates have committed to provide a $225 million secured second-priority term loan, which will be funded at the closing of the merger.

The debt commitment from CapitalSource may be terminated by CapitalSource on or after September 30, 2007 and upon, among other things, the termination of the merger agreement in accordance with its terms. The documentation governing the secured second-priority term loan has not been finalized and, accordingly, the actual terms of the secured second-priority term loan may differ from those described in this proxy statement.

We sometimes refer in this proxy statement to the senior secured credit facilities and the secured second-priority term loan collectively as the “credit facilities,” and to the GECC debt commitment and the CapitalSource debt commitment collectively as the “debt commitments.”

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities for the completion of the merger is subject to a number of conditions, including substantially contemporaneous funding of the equity financing described above, the consummation of the merger in accordance with the merger agreement without material waiver or amendment thereof (other than any waivers or amendments as consented to by GECC), the solvency of Genesis and its subsidiaries, payment of all existing debt of Genesis and release of any liens related to that debt, a pledge of collateral, and the execution and delivery of definitive financing documents. A limited number of representations in the merger agreement concerning Genesis are required by the debt commitments. In addition, GECC may terminate its commitment upon the occurrence of a material adverse effect as to Genesis (as that term is defined in the merger agreement).

The availability of the secured second-priority term loan is subject to a number of conditions, including the absence of a company material adverse effect as to Genesis, a pledge of collateral, substantially contemporaneous funding of the equity financing described above, and the execution and delivery of definitive financing documents. A limited number of representations in the merger agreement concerning Genesis are required by the debt commitments.

Senior Secured Credit Facilities

The senior secured credit facilities will be composed of a $1.3 billion senior secured first-lien term loan facility, including a $100 million capital expenditure line of credit, with a term of 24 months. Provided that certain conditions are satisfied, the borrowers under the senior secured facilities will have the option to extend the senior secured credit facilities for up to three successive 12-month periods. The availability of the capital expenditure line of credit is subject to conditions beyond those applicable to the initial funding of the senior secured first-lien term loan facility. While no alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated, Parent and Merger Sub are permitted to obtain alternative financing, as described below under “Alternative Financing.” The senior secured credit facilities will be secured by first-priority perfected security interests on substantially all of the assets of each of Parent, Merger Sub, Genesis and each direct and indirect subsidiary of Merger Sub and Genesis.

General Electric Capital Corporation/GE Healthcare Financial Services has been appointed as agent pursuant to the senior secured credit facilities.

Secured Second-Priority Term Loan

The secured second-priority term loan will be in the amount of $225 million with a term of five years. While no alternative financing arrangements or alternative financing plans have been made in the event that the secured second-priority term loan is not available as anticipated, Parent and Merger Sub are permitted to obtain alternative financing, as described below under “Alternative Financing.” The secured second-priority term loan will be secured by second-priority perfected security interests in all outstanding equity interests in Merger Sub.

Parent Undertakings with Respect to Securing the Financing

Under the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the financing described above. In the event that procurement of any portion of the financing becomes unlikely to occur in the manner or from the sources described below, Parent is obligated to use its reasonable best efforts to obtain alternative financing on terms that will still enable Parent and Merger Sub to consummate the transactions contemplated by the merger agreement in a timely manner.

Alternative Financing

Parent and Merger Sub are permitted to amend, modify or replace the debt financing with new financing commitments, including through co-investment by or financing from one or more additional parties, except that they may not agree to or permit any change to or any waiver of any material provision or remedy under the financing commitments that would reduce the aggregate amount of the financing, adversely amend or expand the conditions to the drawdown of the financing in any respect that would make such conditions less likely to be satisfied, that can reasonably be expected to delay the closing of the merger or that is otherwise adverse to the interests of the Company and its subsidiaries taken as a whole.

Limited Guarantee

Concurrently with the execution of the merger agreement, JER Partners Acquisitions IV, LLC, an affiliate of JER Partners, delivered to the Company a limited guarantee (the “Guarantee”) guaranteeing certain obligations of Parent and Merger Sub under the merger agreement. Pursuant to the Guarantee, JER Partners Acquisitions IV, LLC (the “Guarantor”) unconditionally and irrevocably guarantees to the Company the punctual observance and payment of the obligations of Parent and Merger Sub to pay certain amounts to the Company, including the $50 million Parent fee and certain costs, expenses and liabilities incurred by the Company in connection with (1) its cooperation with Parent and Merger Sub’s financing efforts, (2) any potential repurchase, redemption or defeasance of the Company’s outstanding notes, (3) any other transactions undertaken by the Company at the request of Parent to prepare for the Company’s post-closing structure and (4) the enforcement of Parent’s obligation to pay any of the foregoing to the Company, subject to the limitation that the Guarantor’s liability under the Guarantee will not exceed $50 million.

The obligations of the Guarantor under the Guarantee cease (1) when the merger is completed and the merger consideration is paid in full by Parent, (2) if the merger agreement is terminated by mutual consent of the parties or under circumstances in which Parent would not be obligated to make any payments in respect of the guaranteed obligations upon such termination, or (3) if the merger agreement is terminated, under circumstances in which Parent would be obligated to make any payments in respect of the guaranteed obligations, on the first anniversary of such termination (unless the Company has presented a claim for payment of any of the guaranteed obligations prior to the one-year anniversary).

THE MERGER AGREEMENT

The following describes some of the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. We encourage you to read the merger agreement carefully in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

The merger agreement has been summarized to provide information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the merger agreement were made solely for purposes of the merger agreement, as of specific dates and solely for the benefit of the parties to the merger agreement. The statements embodied in those representations, warranties and covenants are qualified by certain information that we filed with the Securities and Exchange Commission (the “SEC”) between January 1, 2004 and the date of the merger agreement, as well as by information in a confidential disclosure letter provided by Genesis in connection with signing the merger agreement. In addition, please note that certain representations and warranties in the merger agreement may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure; Effective Time; Effects of the Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The merger will be effective when we file articles of merger with the Department of State of the Commonwealth of Pennsylvania (or a later time if mutually agreed by Merger Sub and the Company and provided in the articles of merger) on the closing date of the merger. The closing date of the merger will occur on the fifth business day after satisfaction or waiver of all of the conditions to the merger set forth in the merger agreement (or such other date as Parent and the Company may agree), which are described below in “The Merger Agreement—Conditions to the Merger.”

Following completion of the merger, the Company will be a privately held corporation and Genesis common stock will no longer be publicly traded. The Company’s current shareholders will cease to have any ownership interest in the Company or rights as Company shareholders, will not participate in any future earnings or growth of the Company, and will not benefit from any appreciation in value of the Company.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, each share of Genesis common stock (excluding any shares owned, directly or indirectly, by Parent or Merger Sub, or held by the Company in its treasury, but including shares held by the rabbi trust under the Company’s deferred compensation plan) will be converted at the effective time of the merger into the right to receive $63.00 per share, without interest. This includes the shares of Genesis common stock that are in escrow for the benefit of unsecured claimants in connection with the joint plan of reorganization of NeighborCare, Inc. (formerly known as Genesis Health Ventures, Inc.) and Multicare AMC, Inc., dated as of July 6, 2001 and confirmed by the bankruptcy court on September 20, 2001, all of which will be converted into the right to receive $63.00 per share, without interest, if the merger is completed.

Treatment of Options and Restricted Shares

As of the record date, there were approximately [          ] shares of Genesis common stock subject to stock options granted under the Company’s stock option plan. Under the terms of the merger agreement, except as otherwise agreed by Parent and the holder of any option, each outstanding stock option that remains unexercised at the time of the merger, whether or not the option is vested or exercisable, will automatically vest and the holder of such stock option will be entitled to receive a cash payment, without interest, equal to the product of:

•       the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•       the excess of $63.00 over the exercise price per share of common stock subject to the option.

As of the record date, there were approximately [          ] shares of our common stock represented by restricted shares granted pursuant to our equity incentive plan. Under the terms of the merger agreement, at the effective time of the merger, except as otherwise agreed by Parent and the holder of the restricted shares, all such restricted shares will become immediately vested and free of restrictions, and the holder of each such restricted share will receive a cash payment of $63.00 per share of common stock represented by a restricted share, without interest.

Exchange and Payment Procedures

Before the merger becomes effective, the Company will appoint a bank or trust company that is reasonably satisfactory to Parent to act as the paying agent for the payment of the merger consideration and payments in respect of the Company options. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent, cash in an amount sufficient to pay the aggregate merger consideration plus the aggregate option amounts. If the merger agreement is adopted by Genesis shareholders, as soon as practicable, but in any event within two business days after the effective time of the merger, the paying agent will mail to each holder of record of shares of Genesis common stock a letter of transmittal and instructions explaining how to surrender common stock certificates or shares represented by book entry in exchange for the merger consideration. Upon surrender of a certificate (or certificates) or book-entry shares to the paying agent for cancellation, together with a properly completed and executed letter of transmittal and any other documents that the paying agent may reasonably require, the holder of such certificate (or certificates) or book-entry shares will be entitled to receive the appropriate merger consideration in cash, without interest. The paying agent, the surviving corporation in the merger, or Parent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub relating to, among other things:

•       our and our subsidiaries’ proper organization, valid existence, good standing and qualification to do business;

•       our corporate power and authority to enter into, and consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement as against us;

•       the consents and approvals of governmental entities required in connection with the transactions contemplated by the merger agreement;

•       the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       our capitalization and indebtedness;

•       our ownership of our equity interests in our subsidiaries and joint ventures;

•       our SEC filings since January 1, 2004 and the consolidated financial statements contained therein;

•       our disclosure controls and procedures and internal controls over financial reporting;

•       the absence of undisclosed liabilities;

•       accuracy of information supplied by Genesis for inclusion in this proxy statement;

•       the absence of certain changes after September 30, 2006;

•       litigation, legal proceedings and governmental orders;

•       tax matters;

•       our employee benefit plans;

•       our permits and our compliance with applicable legal requirements;

•       brokers’ and finders’ fees;

•       the receipt by our board of directors of an opinion from Goldman Sachs;

•       absence of certain related-party transactions;

•       amendment of our shareholder rights plan and inapplicability of any takeover statutes;

•       the required vote of our shareholders to adopt and approve the merger agreement and the transactions contemplated therein and the absence of voting trusts or similar arrangements;

•       certain material contracts;

•       labor and employment matters;

•       environmental matters;

•       our interests in real property, including owned and leased property, as well as facilities operated or managed by us;

•       intellectual property owned or licensed by us;

•       insurance; and

•       compliance with certain health-care regulations.

Many of the Company’s representations and warranties in the merger agreement are qualified so that they will not be deemed untrue or incorrect by virtue of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events covered by the representation or warranty in question, has or would be reasonably likely to have a material adverse effect on the Company. For the purposes of the merger agreement, a “material adverse effect” on the Company means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, except for any effects that:

•       result from or relate to changes in general economic or political conditions or the securities, credit or financial markets in general (to the extent that such effects do not have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other for-profit participants in the industries and in the geographic markets in which the Company conducts its business);

•       generally affect the industries in which the Company and its Subsidiaries operate (to the extent that such effects do not have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other for-profit participants in the industries and in the geographic markets in which the Company conducts its business);

•       occur after the date of the merger agreement in laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets, or in applicable accounting regulations or principles or interpretations thereof (to the extent that such effects do not have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other for-profit participants in the industries and in the geographic markets in which the Company conducts its business);

•       result from any outbreak or escalation of hostilities or war or any act of terrorism (to the extent that such effects do not have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other for-profit participants in the industries and in the geographic markets in which the Company conducts its business, and other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its subsidiaries, in which case the effect may be considered in determining whether there is a material adverse effect on the Company);

•       result from or related to any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a material adverse effect on the Company);

•       result from the announcement or the existence of, or compliance with the requirements of, the merger agreement and the transactions contemplated by the merger agreement; or

•       result from any action taken by the Company at the request or with the prior written consent of Parent.

The merger agreement also contains various representations and warranties made by Parent to the Company relating to, among other things:

•       the proper organization, valid existence and good standing of Parent and Merger Sub;

•       their corporate power and authority to enter into, and consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement as against them;

•       the consents and approvals of governmental entities required in connection with the transactions contemplated by the merger agreement;

•       the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       the accuracy of information supplied by Parent and Merger Sub for inclusion in this proxy statement;

•       brokers’ and finders’ fees;

•       the validity, accuracy and completeness of the debt and equity financing commitment letters received by Parent and the sufficiency of proceeds from the equity and debt financings contemplated by such letters to satisfy Parent’s and Merger Sub’s obligations under the merger agreement;

•       the enforceability of a guarantee executed by JER Partners Acquisitions IV, LLC in favor of the Company and delivered in connection with signing the merger agreement;

•       the absence of any arrangements between Parent, Merger Sub, or any of their affiliates, on the one hand, and any member of the Company’s management or board of directors, on the other hand, relating to the transactions contemplated by the merger agreement or the ownership or operations of the Company after the effective time of the merger;

•       the capitalization, ownership and purpose of Merger Sub;

•       litigation, legal proceedings and governmental orders;

•       their lack of ownership of Genesis common stock or participation in any contracts or arrangements (other than the merger agreement and the financing commitments) relating to Genesis common stock;

•       the absence of any facts or circumstances that would reasonably be expected to interfere with the Company’s ability to obtain certain consents and approvals that are required to be obtained by the Company prior to consummation of the merger; and

•       compliance with certain health-care regulations.

Some of the representations and warranties of Parent and Merger Sub are qualified so that they will not be deemed untrue or incorrect by virtue of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events covered by the representation or warranty in question, prevents or materially delays, or would be reasonably expected to prevent or materially delay, the performance by Parent or Merger Sub of its respective obligations under, or the consummation by Parent or Merger Sub of the transactions contemplated by, the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between January 15, 2007 and the effective time of the merger, or the earlier termination of the merger agreement in accordance with its terms:

•       we will use our reasonable best efforts to, and to cause our subsidiaries to, conduct operations only in the ordinary and usual course of business consistent with past practice; and

•       we and our subsidiaries will use reasonable best efforts to maintain and preserve intact our business organization, capital structure, material permits and advantageous business relationships, including those relating to the services of our officers and key employees.

We have also agreed that, during the same time period, except as previously disclosed to Parent and subject to certain other exceptions, the Company will not, and will cause each of its subsidiaries not to (unless Parent gives its prior written consent, which is not to be unreasonably withheld):

•       adopt any change in the organizational documents of the Company or any material subsidiary;

•       merge or consolidate the Company or any of its subsidiaries with any person or otherwise alter through liquidation, reorganization, reclassification, recapitalization, restructuring or in any other fashion the corporate or capital structure or ownership of the Company or any of its subsidiaries subject to certain exceptions;

•       sell, lease or otherwise dispose of an amount of assets or securities that is material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, other than (1) such transactions solely among the Company and/or its wholly owned domestic subsidiaries that would not result in a material increase in the tax liability of the Company or its subsidiaries, (2) sales or other dispositions of inventory and other assets in the ordinary course of business consistent with past practice and (3) leases and subleases of real property and voluntary terminations or surrenders of real property leases, in each case, in the ordinary course of business consistent with past practice;

•       engage in any material acquisitions or asset or property transfers or purchases outside the ordinary course of business for which the aggregate amount of the consideration paid or transferred by the Company and its subsidiaries in connection with all such transactions would exceed $20 million (other than such transactions solely among the Company and/or its wholly owned subsidiaries);

•       other than in connection with drawdowns or repayments with respect to existing credit facilities and letters of credit in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or enter into or amend any existing capital lease, conditional sale, swap, derivative or hedging or similar agreement, or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, other than the incurrence, assumption or guarantee of indebtedness (1) among the Company and/or any of its wholly owned subsidiaries or (2) not in excess of $5 million in the aggregate;

•       make any material loans, advances or capital contributions to, or investments in, any other person in excess of $2.5 million in the aggregate for all such loans, advances, contributions and investments, except, among other things, for transactions solely among the Company and/or wholly owned subsidiaries of the Company, as required by certain existing contracts or commitments, or in the ordinary course of business;

•       authorize any capital expenditures in excess of $20 million in the aggregate, other than (1) expenditures provided for in the Company’s budget for fiscal year 2007 and (2) expenditures in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•       pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its subsidiaries, other than in the ordinary course of business or in connection with financing activities not otherwise prohibited by the merger agreement;

•       mortgage or pledge any material assets, tangible or intangible, or create, assume or suffer to exist any lien not otherwise permitted by the merger agreement, other than in the ordinary course of business or in connection with financing activities not otherwise prohibited by the merger agreement;

•       enter into or amend any related-party contracts;

•       enter into, renew, extend, amend, transfer, terminate or waive any provision or right with respect to any contract that is or would be material to the Company and its subsidiaries, taken as a whole, or waive, release or assign any rights or claims thereto or thereunder, other than in the ordinary course of business consistent with past practice;

•       split, combine, reclassify or amend the terms of capital stock of the Company or its subsidiaries;

•       declare, establish a record date for, set aside or pay any dividend or other distribution on any shares of capital stock of the Company or its subsidiaries (other than dividends or distributions by one of our wholly owned subsidiaries to us);

•       issue or repurchase or redeem or authorize or propose to issue or redeem or repurchase any other securities in respect of capital stock of the Company or its subsidiaries, other than in connection with certain matters relating to company options or company benefit plans;

•       except in the ordinary course of business or as required pursuant to existing written agreements or company benefit plans in effect on the date of the merger agreement or as required by applicable law, (1) adopt, amend in any material respect or terminate any company benefit plan, (2) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any company benefit plan, (3) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any manner the cash compensation or welfare or pension benefits of our employees or (4) change any actuarial or other assumption used to calculate funding obligations with respect to any of our benefit plans or change the manner in which contributions to any of our benefit plans are made or determined;

•       settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than (1) settlements or compromises of litigation, claims or arbitration that do not exceed $2.5 million in the aggregate (net of insurance recoveries and self-insured claims) and do not impose any material restrictions or obligations on the business or operations of the Company and its subsidiaries, taken as a whole and (2) settlements or compromises of litigation, claims or arbitration disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company filed with the SEC for an amount not materially in excess of the amount so disclosed, reflected or reserved;

•       other than in the ordinary course of business consistent with past practice, or except to the extent required by law, (A) file the federal income tax return of the consolidated group of which the Company is the common parent for the tax year ending September 30, 2006, without affording the Parent the opportunity to review and comment prior to filing such tax return; (B) make, revoke or change a material tax election; (C) change any material method of tax accounting; (D) settle or compromise any material tax liability for an amount materially in excess of the amount reserved with respect thereto in the most recent financial statements of the Company (or the notes thereto) filed with the SEC prior to the date of the merger agreement; (E) file or cause to be filed any amended tax return that is material; or (F) enter into any material closing agreement;

•       make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in U.S. generally accepted accounting principles or applicable law;

•       adopt, or enter into an agreement in principle or letter of intent with respect to, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material subsidiaries (other than the merger or transactions solely by the

Company’s wholly owned domestic subsidiaries that would not materially increase the Company’s or its subsidiaries’ tax liability);

•       take or fail to take any action that is intended to, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the merger or the other transactions contemplated by the merger agreement; or

•       authorize or enter into any contract, agreement, material commitment or arrangement to do any of the foregoing actions.

In addition, Parent and Merger Sub have agreed that, between January 15, 2007 and the effective time of the merger, they will not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by the merger agreement.

The merger agreement also provides that we and Parent will promptly advise each other of any event (including any failure by any party to comply with any of its covenants or agreements under the merger agreement) that would reasonably be expected to cause any condition to the obligations of any party to effect the merger not to be satisfied.

Shareholders Meeting

The merger agreement requires us, as promptly as reasonably practicable, to call and hold a meeting of our shareholders for the purpose of obtaining the shareholder approval for the merger, which requires the affirmative vote of a majority of the votes cast by holders of our shares of common stock present in person or represented by proxy at a meeting of shareholders at which a quorum is present. Except in certain circumstances described in the next sentence and below in “The Merger Agreement—Agreement Not to Solicit Other Offers,” we are required to include our board of directors’ recommendation in favor of the merger in the proxy statement. Our board of directors may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify its recommendation that shareholders adopt the merger agreement and approve the merger if it determines in good faith, after consultation with its outside counsel, that failure to take such action could reasonably be expected to be inconsistent with its fiduciary obligations. Unless the merger agreement has been terminated prior to the meeting of shareholders, we are required to submit the merger agreement to a vote of shareholders even if our board of directors withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify its recommendation that our shareholders vote in favor of adoption of the merger agreement.

Agreement Not to Solicit Other Offers

We have agreed that we will not, and will not authorize or permit any of our subsidiaries (or any of our or our subsidiaries’ officers, directors, employees, consultants, advisors, affiliates and other representatives) to:

•       initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to a Company Acquisition Proposal (as defined below);

•       engage in any discussions or negotiations with respect to a Company Acquisition Proposal, or knowingly cooperate with, assist, participate in or facilitate any such inquiries, proposals, discussions or negotiations;

•       approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal;

•       enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal; or

•       enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement or propose or agree to do any of the foregoing.

In addition, we have agreed to cease and cause to be terminated immediately any solicitation, encouragement, discussions or negotiations with any person (other than Parent and Merger Sub) with respect to any Company Acquisition Proposal that were conducted prior to the date of the merger agreement by us, our subsidiaries or any of our representatives.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent, Merger Sub or their respective affiliates relating to:

•       any direct or indirect acquisition or purchase of a business (whether in one transaction or a series of related transactions) that constitutes 25% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 25% or more of any class or series of capital stock of the Company or its subsidiaries (or securities exchangeable into or exercisable for any class or series of capital stock of the Company or its Subsidiaries);

•       tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 25% or more of any class or series of capital stock of the Company; or

•       any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

We may, however, prior to shareholder adoption of the merger agreement and in response to a Company Acquisition Proposal that the board of directors believes in good faith to be bona fide and determines in good faith, after consultation with its independent financial advisors and outside counsel, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), furnish non-public information with respect to the Company and its subsidiaries to the person making such Company Acquisition Proposal and participate in discussions or negotiations with such person and its representatives regarding such Company Acquisition Proposal so long as:

•       we enter into a confidentiality and standstill agreement with such person that contains provisions with respect to confidential treatment of information that are no less favorable in the aggregate to the Company than the confidentiality agreement between the Company and Formation Capital; and

•       we provide to Parent any material non-public information concerning the Company or its subsidiaries provided to such person which was not previously provided to Parent.

We are required to promptly (and in any event within one business day) notify Parent of our receipt of a Company Acquisition Proposal, including the material terms and conditions thereof, and to keep Parent apprised of material changes to such Company Acquisition Proposal on a reasonably current basis (and in any event no later than 48 hours after we become aware of such changes). In addition, we are required to promptly (within one business day) notify Parent orally and in writing if we decide to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal.

In addition, if, prior to shareholder adoption of the merger agreement, we receive a Company Acquisition Proposal that our board of directors concludes in good faith constitutes a Superior Proposal (as defined below), then our board may withdraw its recommendation that the shareholders of the

Company adopt the merger agreement and approve the merger, and/or terminate the merger agreement to enter into a definitive agreement with respect to that Superior Proposal, provided that:

•       we pay to Parent, concurrently with any termination, the termination fee required under the merger agreement, as described below in “The Merger Agreement—Fees and Expenses;” and

•       we provide at least four calendar days’ prior written notice to Parent regarding the board of directors’ intention to withdraw its recommendation and/or terminate the merger agreement, specifying the material terms and conditions of the Superior Proposal (including copies of relevant proposed transaction documents) and Parent does not make, within four calendar days of receipt of this notice, a proposal that our board of directors determines to be at least as favorable to the Company as the Superior Proposal.

“Superior Proposal” means any Company Acquisition Proposal that our board of directors determines in good faith would, if consummated, result in a transaction that is more favorable to the Company than the transactions with Parent and Merger Sub, after taking into account such factors (including likelihood of termination in light of all financial, regulatory, legal and other aspects of the proposal) as our board of directors considers to be appropriate, except that for purposes of the definition of “Superior Proposal”, the references to “25% or more” in the definition of Company Acquisition Proposal (see above) are deemed to be references to “a majority.”

Employee Benefits

The parties have agreed that, for a period of one year after the completion of the merger, the surviving corporation in the merger and each of its subsidiaries will provide our current employees (other than those covered by collective bargaining agreements) with compensation and benefits that are no less favorable in the aggregate than those provided as of the effective time of the merger and will also provide certain severance benefits for that one-year period. However, a portion of any such severance benefits in excess of three weeks’ base salary may be conditioned upon the delivery of a valid and irrevocable general release of claims in form and substance reasonably satisfactory to the surviving corporation. The parties’ agreements with respect to employee benefits do not limit the surviving corporation’s and its subsidiaries’ right to terminate the employment of any employee at any time.

Any of our benefit plans continued by the surviving corporation shall be maintained in accordance with their terms, subject to any amendment or termination that may be permitted by those plans. Each employee will be credited with his or her years of service with the Company under the employee benefit plans of the surviving corporation to the extent that the employee was entitled to credit for service under our corresponding benefit plans prior to the effective time of the merger. Each employee will be immediately eligible to participate in the surviving corporation’s new employee benefit plans that replace a similar or comparable old benefit plan under which the employee would have been eligible. In addition, for new welfare plans of the surviving corporation, pre-existing condition or eligibility limitations will be waived to the extent they were waived under our old plans, and eligible expenses incurred by an employee during the portion of a year prior to the completion of the merger will be credited for deductible, coinsurance and maximum out-of-pocket expenses for that year under the surviving corporation’s benefit plans.

Indemnification and Insurance

Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of the Company or its subsidiaries as provided in their organizational documents or in any agreement will survive the consummation of the merger and continue in full force and effect.

In addition, Parent and the surviving corporation in the merger will for a period of six years from the effective time of the merger maintain in effect:

•       the exculpation, indemnification and advancement of expenses provisions in the Company’s and any of its subsidiaries’ organizational documents as in effect immediately prior to the completion of the merger or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees; and

•       a tail policy to the current policy of directors’ and officers’ liability insurance maintained at the time of signing of the merger agreement by the Company, which will provide substantially the same coverage, amount, terms and conditions as the current policy, provided that in no event shall the Company expend for such tail policy an aggregate amount in excess of 500% of the annual premium paid at the time of execution of the merger agreement under the current policy.

Parent and the surviving corporation will also, after the completion of the merger and to the fullest extent permitted under applicable law, indemnify and hold harmless, and provide advancement expenses to, all past and present directors and officers of the Company and any of its subsidiaries and certain other indemnified persons in their capacities as such against all costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any act or omission taken by them prior to or at the effective time of the merger, except for any such liabilities resulting from fraud by or conduct that results in a criminal conviction of the person to be indemnified.

Agreement to Take Further Action and to Use All Reasonable Best Efforts

Each party has agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all governmental authorities or other persons. However, none of the parties are required to pay prior to the effective time of the merger any fee, penalty or other consideration to any landlord or other person to obtain any such consent, waiver or approval.

Parent and Merger Sub have agreed to take any and all actions necessary to resolve any objections raised by any governmental authority as to the legality of the merger so as to enable the merger to be completed as soon as reasonably practicable (and in any event no later than the September 30, 2007) and to avoid the entry of or dissolve any injunction or order that would prevent the consummation of the merger or delay it beyond September 30, 2007, including:

•       proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries; and

•       taking or committing to take any actions that after the closing date of the merger would limit Parent’s, the surviving corporation’s or any of their subsidiaries’ or affiliates’ freedom of action with respect to, or ability to retain, one or more of its or their businesses, product lines or assets.

However, neither the Company nor any of its subsidiaries is required to take any action with respect to any requirement, condition, understanding, agreement or order of a governmental authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the merger is consummated.

The parties have also agreed to use reasonable best efforts to:

•       obtain early termination of the waiting period under the HSR Act and receipt of any required authorizations;

•       obtain all requisite approvals and authorizations for the merger and any other transactions contemplated by the merger agreement;

•       contest and resist any administrative or judicial actions or proceedings challenging the merger or any other transaction contemplated by the merger agreement; and

•       have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

In addition, the parties have agreed to cooperate with each other in connection with any filings, submissions, investigations or other inquiry, including any proceedings initiated by a private party. Such cooperation includes keeping the other party reasonably informed of communications with governmental authorities and private parties, consulting with each other in advance of any meetings, and providing each other the opportunity to review and comment on communications and to attend and participate in meetings and conferences relating to resolving such proceedings or inquiries.

Financing Commitments

Parent and Merger Sub have agreed to use their reasonable best efforts to arrange the financing as promptly as practicable, on the terms and conditions described in the financing commitments, including using reasonable best efforts to:

•       negotiate and finalize definitive agreements with respect to the financing commitments on the terms and conditions contained in the financing commitments or on other terms no less favorable to Parent and Merger Sub;

•       satisfy on a timely basis all conditions applicable to Parent or Merger Sub (or their affiliates) in such definitive agreements;

•       comply with their obligations under the financing commitments, consummate the financing no later than the closing of the merger, and enforce their rights under the financing commitments;

•       in the event that all conditions to the financing commitments (other than, in connection with the debt financing, the availability or funding of any of the equity financing) have been satisfied in Parent’s good faith judgment, cause the lenders and the other persons providing such financing to fund the financing required to consummate the merger on the closing date of the merger (including by taking enforcement action to cause such lenders and other persons providing such financing to fund such financing);

•       in the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the financing commitments, arrange to obtain alternative financing from alternative sources on terms that will still enable Parent and Merger Sub to consummate the transactions contemplated by the merger agreement as promptly as practicable, and in any event no later than the September 30, 2007; and

•       refrain (and use their reasonable best efforts to cause their affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the financing commitments or in any definitive agreement related to the financing.

Parent and Merger Sub are permitted to amend, modify or replace the debt financing with new financing commitments, including through co-investment by or financing from one or more additional parties, except that they may not agree to or permit any change to or any waiver of any material provision or remedy under the financing commitments that would reduce the aggregate amount of the financing, adversely amend or expand the conditions to the drawdown of the financing in any respect that would make such conditions less likely to be satisfied, that can reasonably be expected to delay the closing of the merger or is adverse to the interests of the Company and its subsidiaries taken as a whole.

The merger agreement does not contain any condition relating to the receipt of financing by Parent or Merger Sub. Failure to obtain all or any portion of the financing does not relieve or alter the obligations of Parent and Merger Sub to consummate the merger on the terms contemplated by the merger agreement. However, in the event Parent and Merger Sub fail to complete the merger when they are obligated to do so because of a failure to receive the financing proceeds contemplated by the financing commitments (or under the other circumstances described in “The Merger Agreement—Remedies” and “The Merger Agreement—Fees and Expenses”), the Company’s remedy against Parent and Merger Sub would be limited to $50 million (exclusive of collection costs and interest on unpaid amounts).

Company Cooperation in Connection with Debt Financing

The Company and its subsidiaries have agreed to provide and use their reasonable best efforts to cause their respective representatives to provide all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing, including:

•       participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•       using reasonable best efforts to facilitate the pledging of collateral; and

•       furnishing Parent and its financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Company as may be reasonably requested by Parent.

However, the Company’s agreement to assist Parent and Merger Sub in connection with the arrangement of their debt financing is subject to the following limitations:

•       the requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its subsidiaries;

•       the Company’s directors will not be required to take any action with respect to the foregoing; nor can the Company or any of its subsidiaries be obligated to take any action that would require action or approval by the Company’s directors;

•       no obligation of the Company or any of its subsidiaries or representatives undertaken pursuant to the foregoing will be effective until the effective time of the merger;

•       none of the Company or any of its subsidiaries or representatives will be required, in connection with the foregoing, to pay, prior to the effective time of the merger, any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent; and

•       the aggregate costs, fees, expenses and liabilities that the Company and its subsidiaries, affiliates, and representatives are required to incur in connection with the foregoing will not exceed $250,000 in the aggregate.

Parent also has agreed to promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with such cooperation, and to indemnify and hold harmless the Company, its subsidiaries and their respective representatives against all losses suffered by them, in connection with the arrangement of the debt financing and any information utilized in connection with the debt financing (other than information provided by the Company or its subsidiaries).

Actions with Respect to Existing Debt

Merger Sub or an affiliate of Merger Sub may commence offers to purchase all of the outstanding aggregate principal amount of the Company’s 8% senior subordinated notes due 2013 and the Company’s 2.5% convertible senior subordinated debentures due 2025 on pricing terms determined by Parent and subject to such other terms and conditions as are determined by Parent and reasonably acceptable the Company. The debt tender offers would be consummated substantially simultaneously with the closing of the merger using funds provided by Parent.

We have agreed to cooperate with Parent in connection with the debt tender offers, including, among other things, by assisting in the preparation of the offer documents and executing supplemental indentures. We have also agreed to use commercially reasonable efforts to make preparations to defease the Company’s 8% senior subordinated notes due 2013 under certain circumstances, and to defease such notes if necessary, except that we will not be required to defease the notes, provide any irrevocable notice or take any other irrevocable act in connection with defeasance unless (1) such acts are taken simultaneously with the merger being consummated and (2) Parent provides the funds necessary to effect such defeasance.

Parent, upon request by the Company, has agreed to promptly reimburse us for all reasonable out-of-pocket costs incurred by us in connection with the repayment of the notes, and to indemnify the Company and its representatives for all losses suffered or incurred by them arising in connection with the repayment. Neither the Company nor any of its affiliates or representatives is required to incur any expenses in excess $250,000 in connection with the note repurchases.

Certain Actions to Prepare for the Company’s Post-Closing Structure

Parent may request, by reasonable notice given to us, that the Company, at Parent’s sole expense, use commercially reasonable efforts, immediately prior to the closing of the merger, to cooperate with Parent to effect a reorganization, including by way of a transfer of assets (including stock of other subsidiaries of Parent) among wholly owned subsidiaries of Parent, which would be effective immediately before the completion of the merger. Under the merger agreement, we will offer such cooperation subject to the condition that the reorganization will not:

•       impede, delay or prevent consummation of the merger (including by giving rise to litigation by third parties);

•       be structured so as to prejudice, in the reasonable opinion of the Company, the interests of any holders of shares of Genesis common stock or options;

•       require the Company to obtain any shareholder approval;

•       be considered in determining whether a representation, warranty or covenant of the Company under the merger agreement has been breached;

•       be structured to require the Company or any of its subsidiaries to take any action in contravention of any law or existing contract;

•       be effective prior to the closing of the merger, and then only if it is reasonably certain, in the Company’s reasonable judgment, that the merger will become effective that same day, and that the reorganization can be reversed or unwound without adversely affecting the Company, its subsidiaries, or their respective operations, properties and assets, in the event the merger does not become effective and the merger agreement is terminated;

•       require the Company to seek or pay any value to obtain any consents; or

•       be a condition to the consummation of the merger.

In addition, any reorganization will be conditioned upon Parent confirming that Parent and Merger Sub are prepared to proceed immediately with the closing of the merger and providing any other evidence reasonably requested by the Company that the closing of the merger will occur. Parent also has agreed, promptly upon request by the Company:

•       to reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred, directly or indirectly, by the Company and its subsidiaries in cooperating with Parent to effect a reorganization;

•       to be  responsible for any costs of the Company and its subsidiaries in reversing or unwinding any reorganization that was effected; and

•       to indemnify and hold harmless the Company, its subsidiaries and their respective representatives for and against any and all losses and liabilities (including taxes) suffered or incurred by them in connection with effecting any such reorganization.

In addition, Parent may not require any of the Company or its subsidiaries, affiliates or representatives to incur any cost, fee, expense or liability in excess of $250,000 in the aggregate for all such persons, for the expenses or liabilities incurred in connection with any such reorganization.

Other Covenants and Agreements

Parent also has agreed to maintain the Company’s current capital expenditure program in place on the date of execution the merger agreement, as disclosed to Parent, following the effective time of the merger, subject to changes necessitated to enable compliance with the Company’s and its subsidiaries’ agreements with financing sources or by changes in the Company’s and its subsidiaries’ business performance or prospects, or access to financing.

The merger agreement also contains the following additional agreements among the Company, Parent and Merger Sub relating to, among others:

•       the provision to Parent, Merger Sub and their financing sources of access to the Company’s offices, personnel, properties, books, records and documents, subject to certain limitations;

•       except as otherwise may be agreed by Parent, the delivery to Parent, at the closing of the merger, of evidence reasonably satisfactory to Parent of the resignation of all of the Company’s directors;

•       coordination of press releases and other public statements about the merger agreement and the transactions contemplated by the merger agreement;

•       actions necessary to exempt the transactions contemplated by the merger agreement and related agreements from the effect of any takeover statutes and the Company’s shareholder rights plan;

•       actions necessary to exempt dispositions of equity securities by our directors and officers pursuant to the merger under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended; and

•       certain insurance matters.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual closing conditions:

Shareholder Approval.   The merger agreement must be duly adopted by our shareholders. In order for the merger agreement to be adopted by our shareholders, holders representing a majority of the votes cast by all holders of shares of Genesis common stock present or represented by proxy at a shareholders’ meeting in which a quorum is present.

No Injunctions or Restraints.   No court of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction, stay, decree or other judgment or order that remains in effect and prohibits or renders illegal the consummation of the merger. However, no party may invoke this condition as a basis for not completing the merger or terminating the merger agreement if it has failed to use the reasonable best efforts required of it under the merger agreement to avoid entry of such an order or restraint or to cause such order to be challenged or overturned.

Regulatory Approvals.   The applicable waiting period under the Hart-Scott-Rodino Act (or any extension thereof) relating to the merger must have expired or been terminated.

The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

Accuracy of the Representations and Warranties of the Company.

•       The Company’s representations and warranties relating to our capitalization must be true and correct in all material respects as of the effective time of the merger as if made at the effective time of the merger (except that if such representations and warranties are made as of a specific date, they need only be true and correct in all material respects as of such date);

•       the Company’s representation and warranty as to there having been no material adverse effect on the Company since September 30, 2006 must be true and correct in all respects as of the effective time of the merger as if made at such time; and

•       all of the Company’s other representations and warranties must be true and correct in each case at the effective time of the merger (except for representations and warranties made as of a specific date, which need only be true and correct as of such date) as if made at the effective time of the merger, and without regard to any qualifications as to materiality or material adverse effect on the Company contained in them, except that such representations and warranties will be deemed to be true and correct unless their failure to be so true and correct has had, or would reasonably be expected to have, a material adverse effect on the Company, as defined under “The Merger Agreement—Representations and Warranties.”

Performance of the Company’s Covenants.   The Company must perform in all material respects all obligations and comply in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by us prior to the completion of the merger.

Officer’s Certificate.   The Company must deliver to Parent and Merger Sub at the closing of the merger an officer’s certificate with respect to the satisfaction of the conditions relating to the Company’s representations, warranties, covenants and agreements.

No Material Adverse Effect on the Company.   There must have been no material adverse effect on the Company since September 30, 2006.

Certain Consents and Approvals.   Certain specific health care-related regulatory approvals must have been obtained. However, neither Parent nor Merger Sub may invoke this condition as a basis for not completing the merger or terminating the merger agreement if they have failed to use the reasonable best efforts required of either of them under the merger agreement to obtain these consents or approvals or to cooperate with and assist the Company in doing so.

The obligations of the Company to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

Accuracy of the Representations and Warranties of Parent and Merger Sub.

•       All of the representations and warranties of Parent and Merger Sub contained in the merger agreement that are qualified as to a “parent material adverse effect” must be true and correct as of the effective time of the merger as if made at such time (except for representations and warranties made as of a specific date, which need only be true and correct as of such date); and

•       all of the representations and warranties of Parent and Merger Sub that are not so qualified must be true and correct in all respects as of the effective time of the merger as if made at such time, except where that such representations and warranties will be deemed to be so true and correct unless their failure to be so true and correct prevents or materially delays, or would be reasonably expected to prevent or materially delay, the performance by Parent or Merger Sub of its respective obligations under, or the consummation by Parent or Merger Sub of the transactions contemplated by, the merger agreement (except for representations and warranties made as of a specific date, which need only be true and correct as of such date).

Performance of Parent’s and Merger Sub’s Covenants.   Parent and Merger Sub must in all material respects perform all material obligations and comply with all agreements and covenants that are required by the merger agreement to be performed or complied with by Parent and Merger Sub prior to the completion of the merger.

Officer’s Certificate.   Parent and Merger Sub must deliver to the Company at the closing of the merger an officer’s certificate with respect to the satisfaction of the conditions relating to Parent and Merger Sub’s representations, warranties, covenants and agreements.

Termination

The parties have agreed that the merger agreement may be terminated by Parent or the Company and the merger abandoned, at any time before the effective time of the merger (and notwithstanding any prior adoption of the merger agreement by our shareholders), by mutual written consent or under the following circumstances.

Parent and the Company each have the right to terminate the merger agreement by written notice in the event that:

•       the merger is not completed by September 30, 2007 (however, no party may invoke this termination right if the failure of the merger to be completed by that date is caused by that party’s failure to perform or observe any of its covenants or agreements under the merger agreement);

•       any final and nonappealable restraining order, preliminary or permanent injunction, stay, decree or other judgment or order is in effect that prohibits or renders illegal the consummation of the merger (however, no party may invoke this termination right if that party failed to use the reasonable best efforts required of it by the merger agreement to remove such order); or

•       the requisite majority of our shareholders fail to duly adopt the merger agreement at the special meeting or at any adjournment of the special meeting.

The Company may terminate the merger agreement by written notice in the event that:

•       Parent or Merger Sub breaches any representation, warranty, covenant or agreement in a way that causes any of the conditions to the Company’s obligation to complete the merger (other than the delivery of an officer’s certificate by Parent) not to be satisfied, and such breach cannot be cured by September 30, 2007, provided that the Company is not then in material breach of the merger agreement in a way that causes any of the conditions to Parent’s obligation to complete the merger (other than the delivery of an officer’s certificate by the Company) not to be satisfied;

•       prior to the adoption of the merger agreement by our shareholders, the Company’s board of directors receives a Company Acquisition Proposal that it concludes in good faith constitutes a

Superior Proposal, and determines to withdraw, modify or qualify its recommendation of the merger and/or terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal, after having provided Parent with the requisite four calendar day notice period and matching right, as more fully described in “The Merger Agreement—Agreement Not to Solicit Other Offers” and, concurrent with such termination, pays Parent the applicable termination fee described below in “The Merger Agreement—Fees and Expenses”; or

•       at any time after July 15, 2007, the merger has not been consummated within five business days of the first date upon which all of the mutual closing conditions and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger (other than Company’s delivery of the officer’s certificate) are and continue to be satisfied, subject to the condition that, if at the end of such five business day period the merger cannot be consummated, after the use by Parent and Merger Sub of their reasonable best efforts, due to any circumstance that is outside the control of Parent or Merger Sub, there will be an extension for a commercially reasonable amount of time, not to exceed an additional ten business days, and if Parent and Merger Sub do not consummate the merger within such extension, the Company may, at the end of that period, terminate the merger agreement.

Parent may terminate the merger agreement by written notice in the event that:

•       we breach any representation, warranty, covenant or agreement in a way that causes any of the conditions to Parent’s obligation to complete the merger (other than the delivery of an officer’s certificate by the Company) not to be satisfied, and such breach cannot be cured by September 30, 2007, provided that Parent is not then in material breach of the merger agreement in a way that causes any of the conditions to the Company’s obligation to complete the merger (other than the delivery of an officer’s certificate by Parent) not to be satisfied; or

•       our board of directors (or any committee thereof) withdraws, publicly proposes to withdraw, modifies or qualifies its recommendation that shareholders adopt the merger agreement and approve the merger, or approves or recommends to our shareholders a Company Acquisition Proposal (as defined above) other than the merger, or we fail to include a recommendation of our board of directors that our shareholders adopt the merger agreement and approve the merger in our proxy statement.

Fees and Expenses

The parties have agreed that certain fees and expenses may be payable among the parties upon the termination to the merger agreement under certain circumstances.

Termination Fee Payable by the Company

We will have to pay to Parent a termination fee of $50 million (less any previously paid expenses of Parent or Merger Sub as described below), on no more than one occasion, if:

•       the Company terminates the merger agreement to enter into a definitive agreement with respect to a Superior Proposal;

•       the merger agreement is terminated by Parent or the Company upon failure to obtain the shareholder vote required to adopt the merger agreement and approve the merger, or is terminated by Parent due to a breach of a representation, warranty, covenant or agreement by the Company that cannot be cured by September 30, 2007, under the circumstances and as more fully described above in “The Merger Agreement—Termination” and, the following circumstances exist:

•        prior to the event giving rise to such right of termination, a qualifying transaction (which for purposes of this proxy statement means any Company Acquisition Proposal involving a majority of the net revenues, net income or assets, securities or capital stock of the Company and/or its subsidiaries, instead of 25% thereof) was publicly announced or made known (and, in the case of a termination due to the requisite shareholder vote not being obtained, not publicly withdrawn at least two business days prior to the special meeting); and

•        the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a qualifying transaction (whether or not the same as that originally announced or consummated) within twelve (12) months after such termination; or

•       Parent terminates the merger agreement because the board of directors of the Company has withdrawn its recommendation that shareholders adopt the merger agreement and approve the merger, or approved or recommended to shareholders of the Company a Company Acquisition Proposal other than the merger, or we have failed to include a recommendation of our board of directors that our shareholders adopt the merger agreement and approve the merger in our proxy statement, and within twelve (12) months of such termination the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any qualifying transaction.

Reimbursement of Parent’s Fees and Expenses

We will have to reimburse Parent for all of its and Merger Sub’s actual out-of-pocket, documented expenses (including all reasonable attorneys’, accountants’ and investment bankers’ fees and expenses) incurred by them in connection with the merger agreement and the transactions contemplated by the merger agreement, subject to a maximum of $5 million in the aggregate, in the event that:

•       Parent terminates the merger agreement because the board of directors of the Company has withdrawn its recommendation that shareholders adopt the merger agreement and approve the merger, or has approved or recommended a Company Acquisition Proposal other than the merger, or we have failed to include in our proxy statement a recommendation of our board of directors that our shareholders adopt the merger agreement and approve the merger; or

•       the merger agreement is terminated by Parent or the Company upon failure to obtain the shareholder vote required to adopt the merger agreement and approve the merger, or is terminated by Parent due to a breach by the Company as described above in “The Merger Agreement—Termination” and, prior to the event giving rise to such right of termination, a qualifying transaction was publicly announced or made known (and, in the case of a termination due to the requisite shareholder vote not being obtained, not publicly withdrawn at least two business days prior to the special meeting).

Any payment by the Company of such expenses is creditable against any termination fee that is concurrently or subsequently owed by the Company. If the Company owes but fails to pay Parent the $50 million termination fee within the applicable time periods, we must pay Parent the costs and expenses (including reasonable legal fees and expenses) incurred by it in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts.

Fee Payable by Parent

Parent has agreed to pay us a fee of $50 million if:

•       Parent or the Company terminates the merger agreement because the merger is not completed by September 30, 2007 and at the time of such termination:

•        our shareholders have duly adopted the merger agreement and approved the merger, and

•        the conditions to Parent’s obligation to complete the merger pertaining to the accuracy of the Company’s representations and warranties and the performance of the Company’s obligations, covenants and agreements under the merger agreement have been satisfied; or

•       Parent or the Company terminates the merger agreement because of a final and nonappealable legal order or restraint resulting from a proceeding brought by a governmental authority that prohibits or renders illegal the consummation of the merger (provided that the terminating party has not failed to use the reasonable best efforts required of it by the merger agreement to remove such order or restraint);

•       the Company terminates the merger agreement because of a breach of a representation, warranty, covenant or agreement by Parent or Merger Sub that cannot be cured by September 30, 2007 under the circumstances and as more fully described above in “The Merger Agreement—Termination”; or

•       the Company terminates the merger agreement after July 15, 2007 because the merger was not consummated within five business days (or any applicable extension of up to ten business days under the circumstances described above in “The Merger Agreement—Termination”) of the first date upon which all of the mutual closing conditions and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger (other than Company’s delivery of the officer’s certificate) are and continue to be satisfied.

If Parent owes but fails to pay us the $50 million fee within the applicable time periods, Parent must pay the costs and expenses (including reasonable legal fees and expenses) incurred by us in connection with any action, including the filing of any lawsuit, taken to collect payment of the termination fee, together with interest on such unpaid amounts.

Remedies

The Company’s rights to receive the $50 million fee from Parent (or the Guarantor in accordance with the Guarantee) and to require Parent, Merger Sub and the Guarantor to perform their respective obligations (1) under the Guarantee in accordance with its terms, (2) to keep confidential certain information shared by the Company with Parent and Merger Sub pursuant to the merger agreement, (3) to reimburse certain expenses incurred by the Company in connection with its cooperation with the financing and post-closing structuring efforts of Parent and Merger Sub, (4) to pay the costs and expenses in connection with any action taken by us to collect the $50 million fee that may become payable by Parent under certain circumstances, all as more fully described above, are the sole and exclusive remedies of the Company and its subsidiaries against Parent, Merger Sub, the Guarantor and their affiliates, including for intentional or willful breach by Parent or Merger Sub of any of the terms of the merger agreement. The maximum aggregate liability of Parent, Merger Sub, Guarantor and their affiliates under the merger agreement is $50 million (exclusive of costs incurred to collect payment of the Parent fee and interest on unpaid amounts, and costs to enforce the Guarantee). The maximum aggregate liability of the Company under the merger agreement is also $50 million (exclusive of costs incurred to collect payment of the Company termination fee and interest on unpaid amounts).

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by the Company, Parent and Merger Sub at any time prior to the completion of the merger, whether or not our shareholders have adopted the merger agreement. However, if our shareholders adopt the merger agreement, no amendment that requires the further approval of our shareholders under applicable law can be made without obtaining that additional approval. At any time prior to the completion of the merger, a party to the merger agreement may waive in writing another party’s compliance with certain provisions of the merger agreement to the extent allowed by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 6, 2007 (except as noted below), by (1) each person who is known by us to be the owner of 5% or more of our common stock, (2) our named executive officers (as defined in Item 402(a)(3) of Regulation S-K), (3) each director and (4) all directors and executive officers as a group. The number of shares beneficially owned by each shareholder is determined in accordance with SEC rules and means voting or investment power with respect to securities. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of common stock issuable upon the exercise or conversion of securities exercisable or convertible currently or within 60 days of February 6, 2007 are deemed outstanding for the purpose of computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

On February 6, 2007, there were 19,776,667 shares of Common Stock outstanding, including 131,510 shares held in escrow to be issued to former unsecured claimants of NCI and its subsidiaries that were entitled to receive securities under the terms of the 2001 joint plan of reorganization.

Except as otherwise noted in the footnotes below and except to the extent authority is shared by spouses under applicable community property laws, to Genesis’ knowledge, the beneficial owners of Common Stock listed below have sole voting and investment power with respect to such shares. All addresses for Genesis’ executive officers and directors are c/o Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348-3021.

	Shares of Common		Percent of Common
	Stock Beneficially		Stock Beneficially
	Owned(1)		Owned(1)
Advisory Research, Inc.	2,674,418	(2)	13.52%
180 North Stetson St., Suite 5780
Chicago, Il 60601
Barclays Global Investors, N.A.	1,173,519	(3)	5.93%
45 Fremont Street
San Francisco, CA 94105
Copper Arch Capital, LLC	1,093,350	(4)	5.53%
Scott Sipprelle
Jonathan Jodka
565 Fifth Avenue, 11th Fl.
New York, NY 10017
Dimensional Fund Advisors, Inc.	1,333,060	(5)	6.74%
1299 Ocean Avenue, 11th floor
Santa Monica, CA 90401
Donald Smith & Co., Inc.	1,279,328	(6)	6.47%
152 West 57th Street
New York, NY 10019
Mellon Financial Corporation	1,205,387	(7)	6.09%
One Mellon Center
Pittsburgh, PA 15258

Northbrook GHC, LLC	1,008,983	(8)	5.10%
500 Skokie Boulevard, Suite 310
Northbrook, Illinois 60062
Wellington Management Company, LLP	1,469,289	(9)	7.43%
75 State Street
Boston, MA 02109
David C. Almquist	27,801	(10)	*
Richard P. Blinn	40,422	(11)	*
John F. DePodesta	4,328	(12)	*
Robert H. Fish	4,328	(13)	*
J. Michael Gallagher	4,328	(12)	*
George V. Hager, Jr.	240,456	(14)	1.20%
Kevin M. Kelley	2,597	(12)	*
James V. McKeon	76,396	(15)	*
Charles W. McQueary	2,164	(12)	*
Charlene Connolly Quinn	4,328	(12)	*
Terry Allison Rappuhn	4,328	(12)	*
Robert A. Reitz	60,978	(16)	*
All executive officers and directors as a group (17 persons)	605,944	(17)	2.98%

                 *Less than one percent.

       (1)Excludes the beneficial ownership of units of Common Stock held by certain executive officers pursuant to Genesis’ deferred compensation plan, which such executive officers cannot vote.

       (2)Based on a Schedule 13G filed with the SEC on February 14, 2006.

       (3)Based on a Schedule 13G filed with the SEC on January 23, 2007. The Schedule 13G indicates that Barclays Global Investors, N.A. beneficially owns 547,353 shares of Common Stock, Barclays Global Fund Advisors beneficially owns 613,607 shares of Common Stock and Barclays Global Investors, LTD beneficially owns 12,559 shares of Common Stock. Each of the entities disclaims membership in a group.

       (4)Based on a Schedule 13G filed with the SEC on February 12, 2004. Copper Arch Capital, LLC (“CAC”) is a registered investment advisor that serves as investment advisor to Copper Arch Fund, LP, which beneficially owns 381,900 shares of Common Stock, Copper Arch Fund Offshore Portfolio, Ltd., which beneficially owns 632,700 shares of Common Stock, and Copper Spire Fund plc, which beneficially owns 78,750 shares of Common Stock. As investment advisor, CAC may be deemed to beneficially own all such shares. Copper Arch Partners, LLC (“CAP”) is the general partner of Copper Arch Fund, L.P. and as such may be deemed to beneficially own the 381,900 shares beneficially owned by Copper Arch Fund, L.P. By virtue of their ownership interests, Scott Sipprelle and Jonathan Jodka may be deemed to beneficially own the aggregate amount of 1,093,350 shares of

Common Stock beneficially owned by Copper Arch Fund, LP, Copper Arch Fund Offshore Portfolio, Ltd. and Copper Spire Fund plc. CAC, CAP, Mr. Sipprelle and Mr. Jodka disclaim beneficial ownership of the shares of Common Stock.

       (5)Based on a Schedule 13G/A filed with the SEC on February 2, 2007.

       (6)Based on a Schedule 13G filed with the SEC on February 12, 2006. According to the Schedule 13G, all shares are owned by advisory clients of Donald Smith & Co., Inc., no one of which, to the knowledge of Donald Smith & Co., Inc., owns more than 5 percent of the Common Stock.

       (7)Based on a Schedule 13G filed with the SEC on February 15, 2006.

       (8)Based on a Schedule 13D filed with the SEC on January 26, 2007.

       (9)Based on a Schedule 13G filed with the SEC on February 14, 2006. Wellington Management Company, LLP (“WMC”) indirectly beneficially owns 1,974,566 shares of Common Stock in its capacity as investment advisor. These shares are held of record by clients of WMC.

(10)Includes 25,729 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of February 6, 2007. Excludes 12,009 shares of Common Stock subject to awards granted pursuant to the 2003 Stock Incentive Plan, which restrictions will not lapse within 60 days of February 6, 2007.

(11)Includes 28,958 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of February 6, 2007. Excludes 11,975 shares of Common Stock subject to awards granted pursuant to the 2003 Stock Incentive Plan, which restrictions will not lapse within 60 days of February 6, 2007.

(12)Excludes 7,917 shares of Common Stock subject to awards granted pursuant to the 2003 Stock Incentive Plan, which restrictions will not lapse within 60 days of February 6, 2007.

(13)Excludes 11,417 shares of Common Stock subject to awards granted pursuant to the 2003 Stock Incentive Plan, which restrictions will not lapse within 60 days of February 6, 2007.

(14)Includes 235,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of February 6, 2007. Excludes 33,212 shares of Common Stock subject to awards granted pursuant to the 2003 Stock Incentive Plan, which restrictions will not lapse within 60 days of February 6, 2007.

(15)Includes 73,750 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of February 6, 2007. Excludes 15,984 shares of Common Stock subject to awards granted pursuant to the 2003 Stock Incentive Plan, which restrictions will not lapse within 60 days of February 6, 2007.

(16)Includes 58,958 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of February 6, 2007. Excludes 12,230 shares of Common Stock subject to awards granted pursuant to the 2003 Stock Incentive Plan, which restrictions will not lapse within 60 days of February 6, 2007.

(17)Includes: (i) 472,454 shares of Common Stock directly beneficially owned in the aggregate by the Named Executive Officers and Directors as set forth in this table; and (ii) 41,430, 49,100, 13,684, 4,500 and 24,776 shares of Common Stock directly beneficially owned by Ms. Coggins, Ms. Hauswald, Mr. DiVittorio, Mr. Locilento and Mr. Pell, respectively (of which 36,560, 47,500, 12,834, 3,750 and 22,333 shares, respectively, are issuable upon the exercise of options that are exercisable within 60 days of February 6, 2007). Excludes 177,012 shares of Common Stock subject to awards granted pursuant to the 2003 Stock Incentive Plan, which restrictions will not lapse within 60 days of February 6, 2007.

MARKET PRICE OF GENESIS COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market, under the symbol “GHCI.”  The following table sets forth the high and low closing sale prices of shares of our common stock as reported by the NASDAQ Global Select Market for the quarter ended December 31, 2006 and each of the quarters in the fiscal years ended September 30, 2006, 2005 and 2004. Genesis has never paid any cash dividends on its common stock. Following the merger, our common stock will not be traded on any public market.

Quarter Ended	High	Low
December 31, 2006	$49.99	$46.10

Quarter Ended	High	Low
December 31, 2005	$43.98	$36.14
March 31, 2006	44.85	36.10
June 30, 2006	48.11	42.86
September 30, 2006	48.57	43.90

Quarter Ended	High	Low
December 31, 2004	$36.70	$29.24
March 31, 2005	43.27	33.11
June 30, 2005	46.62	35.39
September 30, 2005	47.96	39.16

Quarter Ended	High	Low
December 31, 2003	$24.40	$21.12
March 31, 2004	28.47	20.78
June 30, 2004	29.04	22.59
September 30, 2004	31.09	26.10

NO RIGHTS OF APPRAISAL OR DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, quoted on the National Association of Securities Dealers, Inc. automated quotation system or held beneficially or of record by more than 2,000 persons. Consequently, because shares of Genesis’ common stock are quoted on NASDAQ, you will not have the right to exercise dissenters’ rights. If the merger agreement is approved and the merger is completed, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Genesis has received contrary instructions from one or more of the shareholders. Genesis will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to us at Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348-3021, Attn:  Investor Relations, telephone: 610-444-6350. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and telephone number given above.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and no public participation in any of our future shareholder meetings. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings.

If the merger is not completed, we will hold a 2007 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act. To receive consideration for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of shareholders intended to be presented at the 2007 annual meeting must have been received by us by September 27, 2006 or, if the 2007 annual meeting takes place more than 30 days after February 22, 2007, by a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting. Proposals for the 2007 annual meeting of shareholders submitted outside the processes of Rule 14a-8 must be received between November 25, 2006 and December 26, 2006 or, if the 2007 annual meeting takes place more than 60 days after February 22, 2007, between the close of business on the 90th day prior to the 2007 annual meeting and the close of business on the later of the 60th day prior to the 2007 annual meeting or the 10th day following the day on which public announcement of the date of the 2007 annual meeting is first made by the Company. In order to avoid controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by certified mail, return receipt requested, to Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348-3021, Attn:  Corporate Secretary.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348-3021, Attn:  Investor Relations, telephone: 610-444-6350. If you would like to request documents, please do so by [         ], 2007 in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [           ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FC-GEN ACQUISITION, INC.

AND

GENESIS HEALTHCARE CORPORATION*

JANUARY 15, 2007

* This Agreement will promptly be amended to include a wholly-owned Pennsylvania subsidiary to be formed by FC-Gen Acquisition, Inc., as a constituent party.

A-i

A-ii

A-iii

INDEX OF EXHIBITS

Exhibit A	Form of Articles of Incorporation of Merger Sub
Exhibit B	Form of Bylaws of Merger Sub

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as to be amended (the “Amendment”) to include a Pennsylvania corporation to be formed and wholly-owned by FC-Gen Acquisition, Inc. (“Merger Sub”), as a constituent party, this “Agreement”) is made and entered into as of January 15, 2007, by and between GENESIS HEALTHCARE CORPORATION, a Pennsylvania corporation (the “Company”) and FC-GEN ACQUISITION, INC., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company upon the terms set forth herein, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company.

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement.

WHEREAS, the Company, Parent and, from and after the date of the Amendment (the “Amendment Date”), Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Definitions.   For purposes of this Agreement, the following terms have the respective meanings set forth below:

“2013 Notes” has the meaning set forth in Section 7.11(a).

“2025 Notes” has the meaning set forth in Section 7.11(a).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.4(e)(i).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Amendment” has the meaning set forth in the Preamble.

“Amendment Date” has the meaning set forth in the Recitals.

“Articles of Merger” has the meaning set forth in Section 2.3.

“Bankruptcy Shares” has the meaning set forth in Section 4.5(a).

“Break-Up Expenses” has the meaning set forth in Section 9.2(f).

“Business Day” means any day other than the days on which banks in New York, New York are not required or authorized to close.

“Certificate” has the meaning set forth in Section 3.1(c).

“Claim” has the meaning set forth in Section 7.5(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.4(e)(ii).

“Company Benefit Plans” has the meaning set forth in Section 4.13(a).

“Company Disclosure Letter” has the meaning set forth in the preamble to
Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Intellectual Property” has the meaning set forth in Section 4.24(a).

“Company Joint Venture” means the joint venture arrangements of the Company set forth under the caption “Company Joint Ventures” in Section 4.1 of the Company Disclosure Letter.

“Company Management Agreement” has the meaning set forth in Section 4.20(b).

“Company Options” means all options to acquire Shares from the Company granted under the Company Stock Plans outstanding immediately prior to the Effective Time.

“Company Property” means the Owned Real Property and the Leased Real Property.

“Company Proxy Statement” has the meaning set forth in Section 4.9.

“Company Rights” has the meaning set forth in Section 4.5(a).

“Company Rights Agreement” has the meaning set forth in Section 4.5(a).

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Shareholder Meeting” has the meaning set forth in Section 7.1(a).

“Company Stock Plans” means the Company’s Amended and Restated 2003 Stock Incentive Plan, the 2003 Stock Option Plan and the Company’s Deferred Compensation Plan.

“Confidentiality Agreement” means the Confidentiality Agreement between Formation Capital, LLC and Genesis HealthCare Corporation, dated as of December 1, 2006.

“Consent Solicitation” has the meaning set forth in Section 7.11(c).

“Contract” has the meaning set forth in Section 4.4.

“Copyrights” has the meaning set forth in Section 4.24(a).

“Current Employee” has the meaning set forth in Section 7.9(a).

“Current Policy” has the meaning set forth in Section 7.5(c).

“Damages” has the meaning set forth in Section 7.5(b).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitments” has the meaning set forth in Section 5.7.

“Debt Tender Offers” has the meaning set forth in Section 7.11(a).

“Disclosed Contract” has the meaning set forth in Section 4.20(c).

“DOJ” has the meaning set forth in Section 7.2(b).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, Claims, liens, proceedings or written notices of noncompliance or violation by any Governmental Authority alleging any violation of any Environmental Laws or any liability arising out of the Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

“Environmental Laws” means all federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, the Release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitment” has the meaning set forth in Section 5.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that would be deemed a “single employer” with the first entity, trade or business by operation of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facility” has the meaning set forth in Section 4.23(f).

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitments” has the meaning set forth in Section 5.7.

“FTC” has the meaning set forth in Section 7.2(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Governmental Damages” means (i) any penalties or fines paid by the Company or any of its Subsidiaries to any Governmental Authority or (ii) any restitution paid by the Company or any of its Subsidiaries to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (y) settlement with any Governmental Authority for the purpose of closing a Governmental Investigation.

“Governmental Investigation” means an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on the Company or any of its Subsidiaries.

“Guarantee” has the meaning set forth in Section 5.7.

“Guarantor” has the meaning set forth in Section 5.7.

“Hazardous Materials” means (i) any substance, material or waste that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 7.5(b).

“Indenture Amendments” has the meaning set forth in Section 7.11(c).

“Insurance Amount” has the meaning set forth in Section 7.5(c).

“Intellectual Property” has the meaning set forth in Section 4.24(a).

“Intercompany Debt” means any loan, advance or other obligation solely among the Company and/or any of its wholly owned Subsidiaries.

“IP Licenses” has the meaning set forth in Section 4.24(a).

“Knowledge” means the actual knowledge of the Persons set forth in Section 1.1 of the Company Disclosure Letter.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.23(b).

“Liens” means, with respect to any asset or property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or property.

“Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any Effect (i) resulting from or relating to changes in general economic or political conditions or the securities, credit or financial markets in general; (ii) generally affecting the industries in which the Company and its Subsidiaries operate; (iii) occurring after the date hereof in Laws applicable to the Company or any of the

Company’s Subsidiaries or any of their respective properties or assets, or in applicable accounting regulations or principles or interpretations thereof; (iv) resulting from any outbreak or escalation of hostilities or war or any act of terrorism (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries, in which case the Effect may be considered in determining whether there is a Material Adverse Effect on the Company); (v) resulting from or related to any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Company); (vi) resulting from the announcement or the existence of, or compliance with the requirements of, this Agreement and the transactions contemplated hereby; or (vii) resulting from any action taken by the Company at the request or with the prior written consent of Parent, except, in the case of the foregoing clauses (i), (ii), (iii) or (iv), to the extent such Effect has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for profit participants.

“Material Subsidiaries” means the Subsidiaries of the Company set forth under the caption “Material Subsidiaries” in Section 4.1 of the Company Disclosure Letter.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Shares” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.13(e).

“New Financing Commitments” has the meaning set forth in Section 7.10(b).

“Notes” has the meaning as set forth in Section 7.11(a).

“Offer Documents” has the meaning set forth in Section 7.11(d).

“Option Amount” has the meaning set forth in Section 3.3(a).

“Order” has the meaning set forth in Section 8.1(b).

“Other Antitrust Laws” means any Law, other than the HSR Act, enacted by any Governmental Authority relating to antitrust matters or regulating competition.

“Owned Real Properties” or “Owned Real Property” has the meaning set forth in Section 4.23(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliate” means any Affiliate of Parent or Merger Sub.

“Parent Fee” means $50 million.

“Parent Material Adverse Effect” means any Effect that prevents or materially delays the performance by Parent or Merger Sub of its respective obligations hereunder or the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated by this Agreement.

“Parent Parties” has the meaning set forth in Section 9.2(e).

“Patents” has the meaning set forth in Section 4.24(a).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBCL” has the meaning set forth in Section 2.1.

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that arise in the ordinary course of business or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; and (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, whether incorporated or unincorporated, including any government or political subdivision or any agency or instrumentality thereof.

“Pre-Acquisition Reorganization” has the meaning set forth in Section 7.16.

“Pre-Closing Directors” means any Persons who are directors of the Company or any Subsidiary of the Company at any time prior to the Effective Time.

“Preferred Stock” has the meaning set forth in Section 4.5(a).

“Proceeding” has the meaning set forth in Section 4.11.

“Real Property Lease” has the meaning set forth in Section 4.23(b).

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.1(a).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

“Representatives” has the meaning set forth in Section 7.4(a).

“Requisite Consent” has the meaning set forth in Section 7.11(c).

“Requisite Shareholder Vote” has the meaning set forth in Section 4.2(a).

“Restricted Share” has the meaning set forth in Section 3.3(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 3.1(a).

“Software” has the meaning set forth in Section 4.24(a).

“Subsidiary,” with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

“Superior Proposal” has the meaning set forth in Section 7.4(e)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Plan” has the meaning set forth in Section 7.9(c).

“Takeover Statute” has the meaning set forth in Section 4.18.

“Tax” means  all federal, state, local, foreign and other taxes (including withholding and estimated taxes), customs, duties, imposts and other similar governmental charges of any kind or nature whatsoever, together with any related interest, penalties, additions to tax or additional amounts.

“Tax Return” means any return, declaration, report, statement, information statement or other document (including any corresponding schedules, and attachments) filed or required to be filed with a Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns or reports, and any amendments of or supplements to any of the foregoing.

“Termination Fee” means $50 million.

“Trademarks” has the meaning set forth in Section 4.24(a).

“Trade Secrets” has the meaning set forth in Section 4.24(a).

Section 1.2   Terms Generally.   The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

ARTICLE II
THE MERGER

Section 2.1   The Merger.   On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the PBCL as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2   Closing.   Unless otherwise mutually agreed in writing by the Company and Merger Sub, the closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York, at 10:00 a.m. on the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3   Effective Time.   Subject to the provisions of this Agreement, at the Closing, the Company will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Department of State of the Commonwealth of Pennsylvania or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Articles of Merger in accordance with the PBCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.5   Organizational Documents.   At the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation shall be amended to read in their entirety as the Articles of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be Genesis Healthcare Corporation and the provision in the Articles of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to Genesis Healthcare Corporation.

Section 2.6   Directors and Officers of Surviving Corporation.   The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or bylaws of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS

Section 3.1   Conversion of Securities.   At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of the Shares:

(a)   Each share of common stock, par value $.01 per share, of the Company (the “Common Stock” or the “Shares”) held by the Company as treasury stock (other than Shares held by the rabbi trust under the Company’s Deferred Compensation Plan) or owned by Parent or Merger Sub immediately prior to the Effective Time shall be, automatically and without the need for any action on the part of the holders thereof, canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto. Each Share owned by any wholly owned Subsidiary of Parent (other than Merger Sub) or any wholly owned Subsidiary of the Company shall remain outstanding after the Effective Time.

(b)   Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(c)   Except as otherwise provided in Section 3.1(a), each Share (including any Restricted Shares and Bankruptcy Shares) issued and outstanding immediately prior to the Effective Time, shall be, automatically and without the need for any action on the part of the holder thereof, canceled and converted into the right to receive $63 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (a “Certificate”) in the manner provided in Section 3.2. Such Shares, other than those to be canceled or that remain outstanding pursuant to Section 3.1(a), sometimes are referred to herein as the “Merger Shares.”

(d)   If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Share shall be correspondingly adjusted.

Section 3.2   Payment of Cash for Merger Shares.

(a)   Prior to the Closing Date, the Company shall (i) designate a bank or trust company that is reasonably satisfactory to Parent (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to Parent, with such Paying Agent, to serve as the Paying Agent for the Merger Consideration and payments in respect of the Company Options, unless another agent is designated as provided in Section 3.3(a). Prior to or concurrent with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Merger Shares and Company Options, cash in an aggregate amount sufficient to pay the aggregate Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus the aggregate Option Amounts in respect of all Company Options outstanding immediately prior to the Effective Time. Pending distribution of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares and Company Options outstanding immediately prior to the Effective Time and shall not be used for any other purposes; provided, however, that the Surviving Corporation may direct the Paying Agent to invest such cash in (A) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (B) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are then publicly available), or (C) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of the Surviving Corporation.

(b)   As promptly as practicable after the Effective Time (and in any event within two Business Days thereafter), the Surviving Corporation shall send, or cause the Paying Agent to send, to each record holder of Merger Shares entitled to receive the Merger Consideration a letter of transmittal and instructions for exchanging such holder’s Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates (or effective affidavits of loss in lieu thereof) will be effected, and risk of loss and title will pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent. Upon surrender of a Certificate or Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Paying Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, less any amounts required to be deducted and withheld under any applicable Tax Law. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

(c)   If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

(d)   After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e)   If any cash deposited with the Paying Agent remains unclaimed 12 months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates in exchange for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate.

(g)   From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(h)   In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i)    Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and the Option Amounts payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld and timely paid to the applicable Tax authority, such amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration or Option Amount, as the case may be, such amounts were so deducted and withheld.

Section 3.3   Treatment of Options and Other Awards.

(a)   As of the Effective Time, except as otherwise agreed by Parent and a holder of Company Options with respect to such holder’s Company Options, each Company Option will vest and be converted into, and from and after the Effective Time shall represent solely, the right to receive an amount in cash equal to the product of (i) the number of Shares subject to such Company Option and (ii) the excess (if any) of (A) the Merger Consideration over (B) the exercise price per Share subject to such Company Option (such amount, the “Option Amount”), without interest and less any amounts required to be deducted and withheld under any applicable Tax Law. All payments with respect to Company Options shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

(b)   As of the Effective Time, except as otherwise agreed by Parent and a holder of Restricted Shares with respect to such holder’s Restricted Shares, each Share (including each award of a Restricted Share for which no certificate has been issued) outstanding immediately prior to the Effective Time subject to vesting or other lapse restrictions pursuant to any Company Stock Plan or any applicable restricted stock award agreement (each a “Restricted Share”) shall vest and become free of such restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 3.1(c).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter (the “Company Disclosure Letter”) delivered to Parent by the Company concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent) or as disclosed (excluding any “forward-looking” statement or risk factor disclosure) in the Company SEC Reports filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1   Corporate Existence and Power.   Set forth in Section 4.1 of the Company Disclosure Letter under the captions “Material Subsidiaries” and “Company Joint Ventures,” respectively, is a list of all Material Subsidiaries and all Company Joint Ventures, together with their respective jurisdictions of formation and the Company’s percentage of ownership interest in such Material Subsidiaries and Company Joint Ventures. Except as set forth in Section 4.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity interest in, or any interest, security or right convertible into or exchangeable or exercisable for any equity in, any Person. Each of the Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (with respect to jurisdictions that recognize the concept of good standing), except, in the case of the Material Subsidiaries, where the failure to be so organized, validly existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company, each Material Subsidiary and, to the Knowledge of the Company, each Company Joint Venture has all corporate or similar powers and authority required to own, lease and operate its respective properties and assets and to carry on its business as now conducted, except, in the case of the Material Subsidiaries and the Company Joint Ventures, where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and each Material Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Material Subsidiary nor, to the Company’s Knowledge, any Company Joint Venture, is in violation of its organizational or governing documents in any material respect.

Section 4.2   Corporate Authorization.

(a)   The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the votes cast by all holders of shares of Common Stock entitled to vote thereon as of the record date of the Company Shareholder Meeting (the “Requisite Shareholder Vote”), to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby other than, with respect to the Merger, the Requisite Shareholder Vote and the filing of appropriate merger documents as required by PBCL. The Board of Directors of the Company, at a duly called and duly held meeting has (i) determined that it is in the best interests of the Company and its shareholders (other than holders of Shares that are Affiliates of Parent) to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholder Meeting.

(b)   This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

Section 4.3   Governmental Authorization.   The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Company Proxy Statement; (iv) compliance with the rules and regulations of NASDAQ; (v) compliance with any applicable foreign or state securities or blue sky laws; (vi) the consents, approvals and notices set forth in Section 4.3 of the Company Disclosure Letter and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 4.4   Non-Contravention.   Assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Shareholder Vote, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of (A) the Company or (B) any of its Material Subsidiaries; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets; or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii) above, as would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 4.5   Capitalization.

(a)   The authorized share capital of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock (the “Preferred Stock”). As of January 12, 2007, there were (i) (A) 19,776,288 shares of Common Stock issued and outstanding (including all vested Restricted Shares), (B) 437,180 Restricted Shares that have not vested and for which no certificates have been issued and (C) 131,545 shares of Common Stock that are in escrow for the benefit of unsecured claimants in connection with the joint plan of reorganization of Genesis Health Ventures, Inc. and Multicare AMC, Inc., dated as of July 6, 2001 and confirmed by the Bankruptcy Court on September 20, 2001 (the “Bankruptcy Shares”), and (B) no shares of Preferred Stock issued and outstanding, (ii) 1,000,000 shares of Company Preferred Stock were reserved for issuance in connection with the rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of November 13, 2003, between the Company and StockTrans, Inc., as Rights Agent (as amended from time to time, the “Company Rights Agreement”), and (iii) Company Options to purchase an aggregate of 1,018,963 shares of Common Stock, with a weighted average exercise price of $32.20 per share, issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiaries of the Company own any Shares or any other equity securities of the Company. The

Company has paid in full all dividends accrued and payable on or prior to the date hereof with respect to all outstanding shares of capital stock of the Company.

(b)   Except as set forth in this Section 4.5, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or its Subsidiaries, other than Company Options and the 2025 Notes; (iii) Company Options or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

(c)   Other than (i) the issuance of Shares upon exercise of Company Options or (ii) the repurchases by the Company of Shares set forth in Section 4.5(c) of the Company Disclosure Schedule, since June 30, 2006, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

(d)   As of the date hereof, neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Company Joint Venture or any other Person, other than (i) Intercompany Debt, (ii) any such commitment, arrangement or agreement in the ordinary course of business consistent with past practice and (iii) any such commitment, arrangement or agreement with an aggregate principal amount not in excess of $5 million individually and $20 million in the aggregate.

Section 4.6   Company Subsidiaries and Joint Ventures.   All equity interests of any Subsidiary of the Company and the Company Joint Ventures held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights, except for any failures to be validly issued, fully paid and non-assessable, or any issuances in violation of the aforementioned rights, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens and restrictions contained in the joint venture agreements of the Company Joint Ventures. The Company has provided or made available to Parent complete and correct copies of the organizational documents of each Material Subsidiary of the Company and the joint venture agreements of the Company Joint Ventures.

Section 4.7   Reports and Financial Statements.

(a)   The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date of this Agreement, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Company’s Knowledge, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(b)   Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly presents (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act), in all material respects, the results of the consolidated operations and changes in shareholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complies in all material respects with applicable financial accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act.

(c)   As of the date hereof, there are no outstanding or unresolved comment letters from the SEC with respect to any of the Company SEC Reports.

(d)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and such controls and procedures are reasonably designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud within the Company’s Knowledge that involves management or other Company Employees who have a significant role in the Company’s internal controls over financial reporting.

(e)   To the Company’s Knowledge, from October 1, 2005 through the date of this Agreement, neither the Company nor any of its Subsidiaries or any of their respective directors, officers, or independent auditors has received or otherwise had or obtained Knowledge of any material written complaint, allegation, assertion or Claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls relating to periods after October 1, 2005 (except for any of the foregoing that have been resolved without any material adverse impact on the Company and its Subsidiaries, taken as a whole, and except for any of the foregoing which have no reasonable basis).

Section 4.8   Undisclosed Liabilities.   Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, (iii) for liabilities that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, (iv) for liabilities incurred in connection with the transactions contemplated hereby and (v) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

Section 4.9   Disclosure Documents.   The proxy statement (the “Company Proxy Statement”) relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the shareholders of the Company will not, at the time it is filed with the SEC or at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. Anything to the contrary contained herein notwithstanding, no representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any Parent Affiliate specifically for inclusion or incorporation by reference therein.

Section 4.10   Absence of Certain Changes or Events.   Since September 30, 2006, (a) no Effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) to the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

Section 4.11   Litigation.   Neither the Company, nor any of its Subsidiaries is a party to, nor is any Owned Real Property subject to, any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company or any of its Subsidiaries or any Owned Real Property, except for any Proceeding which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company, its Subsidiaries, nor any of their respective businesses, properties (including Owned Real Property) or assets are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, its Subsidiaries or their respective properties (including Owned Real Property) or assets, except for any injunction, order, judgment, decree or regulatory restriction which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12   Taxes.   The representations and warranties contained in this Section 4.12 and in Section 4.13 are the only representations and warranties in this Agreement with respect to Tax matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company:

(a)   All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete.

(b)   The Company and its Subsidiaries (i) have timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in Section 4.12(a)), except for Taxes for which adequate reserves have been established in accordance with GAAP, and (ii) have made adequate provision in the applicable financial statements, in accordance with GAAP, for all Taxes not yet due and payable with respect to taxable periods, or portions thereof, for which no Tax Return has yet been filed.

(c)   As of the date hereof, (i) no audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes of the Company or any of its Subsidiaries, and (ii) there are no agreements in effect to extend the period of limitations for assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(d)   There are no Tax sharing, allocation, or indemnification agreements (or similar agreements) under which the Company or any of its Subsidiaries may be liable for Taxes of any other Person (other than the Company or any or its Subsidiaries).

(e)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(f)   None of the Company or any of its Subsidiaries has participated in a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or relevant Subsidiary.

(g)   None of the Company or any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

(h)   There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

Section 4.13   ERISA.

(a)   Each Employee Benefit Plan and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, sponsored, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation to contribute (the “Company Benefit Plans”), has been maintained in accordance with its terms and applicable Law, except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   Neither the Company nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) (other than non-delinquent premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability).

(c)   Since the last annual report, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the annual expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. No Company Benefit Plan or Company Stock Plan exists that could (i) result in the payment to any Company

Employee of any money or other property, (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Company Employee, or (iii) limit or restrict the ability of the Company or its Subsidiaries to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement; and no such payment would reasonably be expected to constitute a parachute payment within the meaning of Code Section 280G. Neither the Company nor any Subsidiary or any ERISA Affiliate maintains, sponsors, contributes to or participates in any plan, program or arrangement that provides for retiree medical benefits.

(d)   Any Company Benefit Plan that is intended to be qualified under Code Section 401(a) and exempt from Tax under Code section 501(a) has been determined by the appropriate Governmental Authority to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption and that would have, or would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)   (i) Except as set forth on Section 4.13(e) of the Company Disclosure Letter, none of the Company, any Subsidiary or any ERISA Affiliate has, at any time in 2007 or during the last six completed calendar years, maintained, sponsored or contributed to (or been required to contribute), a defined benefit plan subject to Title IV of ERISA.

(ii)   With respect to any Company Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan (as defined below) (A) all premiums due to the PBGC by the Company or any ERISA Affiliate have been fully paid on a timely basis, (B) no “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred or, except as would not have a Material Adverse Effect on the Company, is expected to occur. No proceeding has been or, except as would not have a Material Adverse Effect on the Company, is expected to be initiated that would reasonably be expected to result in the termination of any Company Benefit Plan (other than a Multiemployer Plan) subject to Title IV of ERISA.

(iii)   With respect to each Employee Benefit Plan that is or was a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) that the Company or any of its ERISA Affiliates has, within the last six complete calendar years, contributed to or been obligated to contribute to (each, a “Multiemployer Plan”), except as would not reasonably be expected to have a Material Adverse Effect on the Company:  (1) neither the Company nor any ERISA Affiliate (or any of their respective predecessors) has, within the last six complete calendar years, incurred any withdrawal liability; (2) no event has occurred which, with the giving of notice, could reasonably be expected to result in any liability under Section 4201 of ERISA as a result of a complete withdrawal (within the meaning of Section 4203 of ERISA) or a partial withdrawal (within the meaning of Section 4205 of ERISA); (3) neither the Company nor any ERISA Affiliate (or any of their respective predecessors) has received any written notice of any claim or demand for complete or partial withdrawal; (4) neither the Company nor any ERISA Affiliate (or any of their respective predecessors) has received any written notice that such Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA), that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the Multiemployer Plan is or may become “insolvent” (within the meaning of Section 4241 of ERISA); (5) none of the Company or any of its Subsidiaries has received any written notice that the PBGC has instituted proceedings against any Multiemployer Plan; and (6) neither the Company nor any ERISA Affiliate (nor any of their respective predecessors) has, in the past six years, engaged in, or entered into any agreement with respect to, a transaction described in Section 4204 or 4212 of ERISA. Section 4.13(e)(iii) of the Company Disclosure Schedule sets forth a list of each Multiemployer Plan that is subject to Title IV of ERISA.

(f)   Schedule 4.13(f) of the Company Disclosure Letter sets forth a list of all Company Benefit Plans other than Multiemployer Plans. The Company has made available to Parent true and complete copies of all material Company Benefit Plans.

(g)   All Company Options have been granted in accordance with the terms of the applicable Company Stock Plan and applicable Law (including Section 409A of the Code), with an exercise price at least equal to the fair market value of the underlying Common Stock on the date of any such grant, except for such failures, if any, to be so granted which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(h)   Schedule 4.13(h) of the Company Disclosure Letter sets forth a complete and accurate description of the Company’s severance policy, which is consistent with the Company’s past practice.

Section 4.14   Compliance with Laws.

(a)   The Company, and each of its Subsidiaries is, and at all times since September 30, 2005 has been, in compliance with all Laws (including, for purposes of this paragraph, billing requirements of any health care benefit program as defined in U.S.C. §24(b), including the Medicare program and any relevant state Medicaid program) applicable to the Company, its Subsidiaries, and their respective businesses, activities, properties and assets, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   Except as set forth in Section 4.14(b) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority or is otherwise aware that it or its respective properties and assets is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority or any other person brought pursuant to any Law, nor, to the Knowledge of the Company, has any such action, proceeding, suit, investigation or sanction been threatened in writing, except for any such notice, action, proceeding, suit, investigation or sanction as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since September 30, 2005 through the date hereof, (i) neither the Company nor any of its Subsidiaries has made or has been ordered to make any payment in respect of any Governmental Damages and (ii) neither the Company nor any of its Subsidiaries has made any material voluntary disclosure to any Governmental Authority with respect to any alleged act or omission, including arising under or relating to a contract, subcontract or any other agreement with a Governmental Authority.

(c)   The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted, except where the failure to have or maintain in full force and effect, or to be in compliance with, such Permits and orders has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15   Finders’ Fees.   No agent, broker, investment banker, financial advisor or other firm or person except Goldman, Sachs & Co. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Board of Directors or any committee of the Board of Directors, the Company or any of its Subsidiaries. The Company has disclosed to Parent all material terms of the engagement of Goldman, Sachs & Co., including the amount of such fees and any right of first offer or other “tail” provisions and has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Goldman, Sachs & Co.

Section 4.16   Opinion of Financial Advisor.   Goldman, Sachs & Co. has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders.

Section 4.17   Affiliate Transactions.   Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company and/or any of its Subsidiaries, on the one hand, and the Company’s or any such Subsidiary’s respective directors, managers, members, stockholders, partners, officers or Affiliates (other than Subsidiaries of the Company and the Company Joint Ventures), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act as currently applicable to the Company.

Section 4.18   Rights Agreement; Anti-Takeover Provisions.   The Board of Directors of the Company has resolved to, and the Company promptly after the execution of this Agreement will, take all action necessary to render the Company Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action so that the provisions of Sections 2538 through 2588 inclusive of the PBCL and any other similar anti-takeover statute or regulation enacted under U.S. state or federal Laws applicable to the transactions contemplated by this Agreement (each, a “Takeover Statute”) will not apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.19   Voting.

(a)   Assuming the accuracy of the representations of Parent set forth in Section 5.11, the Requisite Shareholder Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

(b)   There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no third party arrangements or understandings with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. Other than the 2025 Notes, there are no bonds, other debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which shareholders of the Company may vote.

Section 4.20   Contracts.

(a)   As of the date of this Agreement, except for Contracts set forth in Section 4.20(a) of the Company Disclosure Letter or filed as exhibits to or incorporated by reference in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:  (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement; (ii) which is a joint venture or similar agreement for a Company Joint Venture; (iii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,500,000, other than trade payables incurred in the ordinary course of business that are not past due and any such contract or commitment solely between or among any of the Company and its Subsidiaries; (iv) which constitutes a Contract, other than those contracts or commitments described in (iii) above, that by its terms calls for aggregate payments by the Company or any of its Subsidiaries under such Contract of more than $10 million over the remaining term of such Contract or commitment, (v) which creates any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party; (vi) which contains any provision that would restrict or limit, in any material respect, the ability of the Company, any of its Subsidiaries, any Affiliate of the Company other than the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries to conduct any business after the Effective Time; (vii) which provides for the purchase, sale or exchange of, or option to purchase, sell or exchange, any Company Property or any asset that if purchased by the Company or any of its Subsidiaries would be a Company Property; (viii) which is (A) a contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or any of its Subsidiaries) or (B) a contract entered into outside the ordinary course of business that has a continuing indemnification obligation to any third party which is material to the Company and its Subsidiaries taken as a whole; (ix) which is a voting agreement or registration rights agreement; or (x) which is a commitment or agreement to enter into any of the foregoing.

(b)   Section 4.20(b) of the Company Disclosure Letter sets forth a true and correct list of each Contract to which the Company or any of its Subsidiaries is a party that provides for the management or operation, by the Company or any of its Subsidiaries, of any Facility that is not Company Property (each, a “Company Management Agreement”), including the names of each such Facility and the counterparty to such Company Management Agreement.

(c)   The Contracts of the types set forth in subsections (i)-(iv) of Section 4.20(a) and in Section 4.20(b) are collectively referred to herein as the “Disclosed Contracts.”  (For purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Disclosed Contract.)  The Company has heretofore made available to Parent complete and correct copies of each Disclosed Contract in existence as of the date hereof, together with any and all material amendments and material supplements thereto and material “side letters” and similar material documentation relating thereto, other than any such Contracts, amendments, supplements, side letters and similar documentation that are filed as exhibits to or incorporated by reference in the Company SEC Reports filed prior to the date hereof.

(d)   (i)  Each Disclosed Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and, to the Company’s Knowledge, each third party that is a party thereto, and in full force and effect, other than any such Disclosed Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that if any such Disclosed Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Disclosed Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended), except where the failure to be valid, binding and in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Disclosed Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Disclosed Contract, except where such default would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.21   Labor and Employee Matters.   Except for matters that would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to the Company and its Subsidiaries: (i) there are no pending, or to the Company’s Knowledge threatened, labor or employment controversies, including any Proceeding alleging unlawful harassment, employment discrimination, wage payment disparities, violations of the federal Fair Labor Standards Act or any state law maintaining payment of overtime, breach of an employment contract, or unfair labor practices; (ii) to the Company’s Knowledge, no union organizing efforts are underway or threatened as of the date hereof; and (iii) there is, as of the date hereof, no strike, slowdown, work stoppage or lockout underway and, to the Company’s Knowledge, no such action has been threatened in writing. Section 4.21 of the Company Disclosure Letter sets forth a list of collective bargaining agreements with any labor organization to which the Company or any of its Subsidiaries is a party.

Section 4.22   Environmental.   Except for matters that would not reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted; (ii) since September 30, 2004, there have been no Releases of, or exposures to, any Hazardous Materials that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries; and (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) the Company has made available to Parent copies of all material environmental assessments, reports and audits prepared since September 30, 2004 in its possession or under its control that relate to the Company’s or any of its Subsidiaries compliance with Environmental Laws.

Section 4.23                   Property.

(a)   Section 4.23(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any Subsidiary as of the date of this Agreement (all such interests in real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property are individually referred to herein as the “Owned Real Property” and collectively referred to herein as “Owned Real Properties”).

(b)   Section 4.23(b) of the Company Disclosure Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company as of the date of this Agreement (collectively, including the improvements thereon, the “Leased Real Property”). True and complete copies of all agreements under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent.

(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases.

(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than the Real Property Leases, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms as against the Company or the applicable Subsidiary and, to the Company’s Knowledge, as against the other party thereto, and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder. Except as would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company, all rent has been properly calculated and billed to third party tenants pursuant to each Real Property Lease where the Company or a Subsidiary is a landlord to any Person other than the Company, its Subsidiaries or Company Joint Ventures.

(f)    Section 4.23(f) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the senior living facilities owned, operated, managed or leased by the Company or any of its Subsidiaries (each, a “Facility” and collectively, the “Facilities”), and indicates the ownership and location thereof

(g)   Except as set forth in Section 4.23(k) of the Company Disclosure Letter, none of the Company Properties are managed by a third party.

Section 4.24   Intellectual Property; Software.

(a)   As used herein: (i) “Intellectual Property” means all U.S. and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (B) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”); (C) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”); and (D) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”); (ii) “IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site) pursuant to which the Company and its Subsidiaries have acquired rights in (including usage rights) any Intellectual Property, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; and (iv) “Company Intellectual Property” means the Intellectual Property and Software held for use or used in the business of the Company or its Subsidiaries as presently conducted.

(b)   The Company, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell, license or enforce all material Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, except where the failure to own or possess such rights would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) the conduct and operation of the Company’s business and use of the Company Intellectual Property does not infringe upon or otherwise violate any Intellectual Property rights of any third party, (ii) no third party is infringing or otherwise violating any right of the Company or its Subsidiaries in the Company Intellectual Property and (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending claim, order or proceeding with respect to any alleged or potential infringement or other violation by the Company or its Subsidiaries of the Intellectual Property rights of any third party.

(c)   Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by the Company and its Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company or its Subsidiaries, are not, as of the date hereof, the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

(d)   The Company Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of the Company’s business as conducted and operated by the Company as of the date hereof, except as would not reasonably be expected to result in, in the aggregate, a Material Adverse Effect on the Company.

Section 4.25                   Insurance.   As of the date hereof, there is no claim by the Company or any of its Subsidiaries pending under any insurance policies held by the Company or any of its Subsidiaries which (a) has been denied by the insurer and (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than any such cancellation or termination that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.26   Health Regulatory Compliance.   To the Knowledge of the Company, since December 31, 2003 to the date hereof, no director or executive officer of the Company or any Subsidiary: (a) has had a civil monetary penalty assessed against it under 42 U.S.C. § 1320a-7a; (b) has been excluded from participation under Medicare, Medicaid or any other Federal Health Care Program (as that term is defined in 42 C.F.R. Section 1001.2); or (c) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any offense described in 42 U.S.C § 1320a-7(a) or (b)(1),(2), or (3). There are no Proceedings, notices of noncompliance, demand letters, audits or inquiries pending or threatened with respect to a violation of any Law by any of the Company, its Subsidiaries or any of its Affiliates that would reasonably be expected to materially interfere with, delay or reduce the likelihood of receipt of the consents and approvals referred to on Schedule 8.2(d). None of the Company, its Subsidiaries or any of its Affiliates has been debarred, disqualified, suspended or excluded from any Medicare, Medicaid or any other health care program, or from being a health care provider, owner, operator or licensee.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company (it being understood and agreed that the representations and warranties with respect to Merger Sub are deemed to be given on the Amendment Date) that:

Section 5.1   Corporate Existence and Power.   Parent is duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and each has all corporate or limited liability company, as applicable, power and authority required to execute and deliver this Agreement and to (a) carry on its business as presently conducted and (b) consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2   Corporate Authorization.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each of Parent and Merger Sub, including approval and authorization of the Merger and the other transactions contemplated hereby by the Boards of Directors of Parent and Merger Sub, and no corporate or limited liability company proceedings (including no shareholder or member action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

Section 5.3   Governmental Authorization.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) compliance with the applicable requirements of the Exchange Act; (iv) compliance with any applicable foreign or state securities or blue sky laws; (v) the consents and/or notices listed in Section 4.3 of the Company Disclosure Letter; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4   Non-Contravention.   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3 hereof, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent, Merger Sub, any Parent Affiliate, or any of their respective properties or assets or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to the loss of a material benefit to which Parent or Merger Sub is entitled under, or result in the creation of any Lien upon the properties or assets of Parent or Merger Sub under, any Contract to which Parent or Merger Sub is a party or by which they or any of their respective properties or assets are bound.

Section 5.5   Disclosure Documents.   None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any Parent Affiliate for inclusion in the Company Proxy Statement or will, at the time it is first filed with the SEC, or, in the case of the Company Proxy Statement, at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6   Finders’ Fees.   No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from the Company in connection with any of the transactions contemplated by this Agreement in the event that the Merger is not consummated.

Section 5.7   Financing.   Parent has delivered to the Company true and complete copies of (a) the fully executed commitment letter and related term sheets, dated as of the date of this Agreement, from each of General Electric Capital Corporation and CapitalSource Finance, LLC (the “Debt Financing

Commitments”), pursuant to which the lenders party thereto have committed, subject to the respective terms thereof, to lend the respective amounts set forth therein (the “Debt Financing”), and (b) the executed equity commitment letter, dated as of the date of this Agreement, from JER Partners Acquisitions IV, LLC and FC Investors XI, LLC (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which JER Partners Acquisitions IV, LLC and FC Investors XI, LLC have committed, subject to the terms thereof, to provide the amount of equity financing set forth therein to Parent (the “Equity Financing” and, together with the Debt Financing, the “Financing”). Prior to the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Equity Financing Commitment, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and the other party thereto. Subject to the immediately succeeding sentence, each of the Debt Financing Commitments, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. The obligations to make the Financing available to Parent and/or Merger Sub pursuant to the terms of the Financing Commitments are not subject to any conditions other than the conditions set forth in the Financing Commitments. As of the date of this Agreement, (A) none of the Financing Commitments has been supplemented, modified or amended in any respect, (B) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments and (C) the commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded. Parent (1) is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Parent or Merger Sub, in any of the Financing Commitments inaccurate in any material respect, (2) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Financing Commitments and (3) has no reason to believe that any portion of the Financing required to consummate the transactions contemplated hereby will not be made available to Parent or Merger Sub on the Closing Date. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. The Financing Commitments, if and when funded, will provide Parent and the Surviving Corporation with financing at or immediately after the Effective Time sufficient to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement, including the consummation of the Merger upon the terms contemplated by this Agreement and the Financing Commitments and the payment of all amounts under Article III of this Agreement and the funding, refinancing or prepayment of any indebtedness or other obligations of the Company or its Subsidiaries set forth in the Company’s balance sheet included in the most recent Company SEC Report filed prior to the date of this Agreement that become due or payable by the Company or its Subsidiaries in connection with or as a result of the Merger, and the payment of all related fees and expenses associated with the foregoing. Notwithstanding anything in this Agreement to the contrary, the Debt Financing Commitments may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 7.10, and in such event, the term “Financing Commitments” as used herein shall be deemed to include the New Financing Commitments to the extent then in effect. Parent acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Financing Commitments or any other Financing (such obligations being subject only to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 as set forth herein). Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guarantee of JER Partners Acquisitions IV, LLC (the “Guarantor”) with respect to the payment obligations of Parent pursuant to Section 9.2(c) on the terms specified therein (the “Guarantee”).

Section 5.8   Certain Arrangements.   As of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations, whether written or oral, between Parent, Merger Sub or any of Parent Affiliate, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, relating in any way to the Company, the Common Stock, the transactions contemplated by this Agreement, or to the operations of the Company after the Effective Time.

Section 5.9   Capitalization of Merger Sub.   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned directly by, and at the Effective Time will be owned directly by, Parent, free and clear of all Liens. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement, including the Merger.

Section 5.10                   Absence of Litigation.   As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Affiliate or any of its or their respective properties or assets, other than any such Proceeding that does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, none of Parent or Parent Affiliate is subject to any order, judgment, writ, injunction or decree, that has, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11   Ownership of Company Stock.   Neither Parent nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time beneficially own, any Shares, and neither Parent nor Merger Sub is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement and the Equity Financing Commitments) for the purpose of acquiring, holding, voting or disposing of any Shares.

Section 5.12   No Source of Conflicting Interests; Health Regulatory Compliance.   Neither Parent, Merger Sub, nor any Parent Affiliate operates or conducts, or owns or controls any Person that operates or conducts, any business or activities that are regulated by or subject to licensure requirements of any Governmental Authority whose consent or approval is referred to on Schedule 8.2(d) and neither Parent nor Merger Sub has any reason to believe that the identity of or any activities or relationships of Parent, Merger Sub or any Parent Affiliate would reasonably be expected to materially interfere with, delay or reduce the likelihood of receipt of the consents and approvals referred to on Schedule 8.2(d). There are no Proceedings, notices of noncompliance, demand letters, audits or inquiries pending or threatened with respect to a violation of any Law by any of Parent, Merger Sub or any Parent Affiliate that would reasonably be expected to materially interfere with, delay or reduce the likelihood of receipt of the consents and approvals referred to on Schedule 8.2(d). None of Parent, Merger Sub or any Parent Affiliate has been debarred, disqualified, suspended or excluded from any Medicare, Medicaid or any other health care program, or from being a health care provider, owner, operator or licensee. To the Knowledge of the Parent, as of the date hereof, no current director or executive officer of Parent, Merger Sub or any Parent Affiliate: (a) has had a civil monetary penalty assessed against it under 42 U.S.C. § 1320a-7a; (b) has been excluded from participation under Medicare, Medicaid or any other Federal Health Care Program (as that term is defined in 42 C.F.R. Section 1001.2); or (c) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any offense described in 42 U.S.C. § 1320a-7(a) or (b)(1),(2), or (3).

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1   Conduct of the Company and Subsidiaries.   Except for matters set forth in Section 6.1 of the Company Disclosure Letter, as requested by Parent pursuant to Section 7.16 hereof, or as otherwise contemplated by or specifically provided in this Agreement or as subsequently consented to in writing by Parent (which consent shall not be unreasonably withheld), from the date of this Agreement until the Effective Time, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice, and, to the extent consistent therewith, shall use its reasonable best efforts to (i) preserve substantially intact its and its Subsidiaries’ present business organization and capital structure; (ii) maintain in effect all material Permits that are required for the Company or its Subsidiaries to carry on their respective businesses; (iii) keep available the services of present officers and key employees; and (iv) maintain the current relationships with tenants, customers, providers, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Company Disclosure Letter or as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit its Subsidiaries to:

(a)   adopt any change in the organizational documents of the Company or any Material Subsidiary;

(b)   merge or consolidate the Company or any of its Subsidiaries with any Person or otherwise alter through liquidation, reorganization, reclassification, recapitalization, restructuring or in any other fashion the corporate or capital structure or ownership of the Company or any of its Subsidiaries (other than the Merger and other than such transactions solely among the Company and/or its wholly owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries);

(c)   sell, lease or otherwise dispose of an amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material Company joint venture) that is material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than (i) such transactions solely among the Company and/or its wholly owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries, (ii) sales or other dispositions of inventory and other assets in the ordinary course of business consistent with past practice and (iii) leases and subleases of real property and voluntary terminations or surrenders of real property leases, in each case, in the ordinary course of business consistent with past practice;

(d)   (i) make any material acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination (including by formation of a material Company joint venture) or (ii) make any material property transfers or material purchases of any property or assets from any Person (other than acquisitions of inventory and other assets in the ordinary course of business), in each case, other than such transactions solely among the Company and/or wholly owned Subsidiaries of the Company, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $20 million;

(e)   other than in connection with drawdowns or repayments with respect to existing credit facilities and letters of credit in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or enter into or amend any existing capital lease, conditional sale, swap, derivative or hedging or similar agreement, or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption or guarantee of indebtedness (i) among the Company and/or any of its wholly owned Subsidiaries or (ii) not in excess of $5 million in the aggregate;

(f)    make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $2,500,000 in the aggregate for all such loans, advances, contributions and investments, except (i) for transactions solely among the Company and/or wholly owned Subsidiaries of the Company, (ii) as required by existing Contracts set forth in Section 6.1(f) of the Company Disclosure Letter or any Disclosed Contract, (iii) in the ordinary course of business (including advances to Company Joint Ventures) or (iv) pursuant to commitments of the type referred to in Section 4.5(d) hereof that are in effect on the date hereof;

(g)   authorize any capital expenditures in excess of $20 million in the aggregate, other than (i) expenditures provided for in the Company’s budget for fiscal year 2007 (a copy of which 2007 budget has been provided to Parent) and (ii) expenditures in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(h)   pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries, other than in the ordinary course of business or in connection with any financing activities not prohibited by Section 6.1(e);

(i)   mortgage or pledge any of its material assets, tangible or intangible, or create, assume or suffer to exist any Lien thereupon (other than Permitted Liens), other than in the ordinary course of business or in connection with any financing activities not prohibited by Section 6.1(e));

(j)   enter into or amend any Contract with any executive officer, director or other Affiliate (other than the Company’s Subsidiaries) of the Company or any of its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act as currently applicable to the Company, which have not been disclosed prior to the date hereof;

(k)   enter into, renew, extend, amend, transfer, terminate or waive any provision or right with respect to any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, or waive, release or assign any rights or claims thereto or thereunder, other than in the ordinary course of business consistent with past practice;

(l)   (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities; (ii) declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a wholly owned Subsidiary of the Company to its parent corporation; or (iii) authorize for issuance, offer to issue, issue or sell or agree to issue or sell any Company Securities, or redeem, repurchase, exchange or otherwise acquire or offer to redeem, repurchase, exchange or otherwise acquire, any Company Securities, other than in connection with (A) the exercise or forfeiture of Company Options outstanding on the date of this Agreement in accordance with their original terms, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Options or Restricted Shares, (C) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof and (D) acquisitions by or issuances to Company Benefit Plans identified in Section 6.1(l) of the Company Disclosure Letter in the ordinary course of business consistent with past practice;

(m)   except in the ordinary course of business or as required pursuant to existing written agreements or Company Benefit Plans in effect on the date of this Agreement or as required by applicable Law, (i) adopt, amend in any material respect or terminate any Company Benefit Plan, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any manner the cash compensation or welfare or pension benefits of Company Employees or (iv) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or determined;

(n)   settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than (i) settlements or compromises of litigation, claims or arbitration that do not exceed $2,500,000 in the aggregate (net of insurance recoveries and self-insured claims) and do not impose any material restrictions or obligations on the business or operations of the Company and its Subsidiaries, taken as a whole and (ii) settlements or compromises of litigation, claims or arbitration disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports for an amount not materially in excess of the amount so disclosed, reflected or reserved;

(o)   other than in the ordinary course of business consistent with past practice, or except to the extent required by Law, (A) file the federal income Tax Return of the consolidated group of which the Company is the common parent for the tax year ending September 30, 2006, without affording the Parent the opportunity to review and comment prior to filing such Tax Return; (B) make, revoke or change a material Tax election; (C) change any material method of tax accounting; (D) settle or compromise any material Tax liability for an amount materially in excess of the amount reserved with respect thereto in the most recent financial statements of the Company (or the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (E) file or cause to be filed any amended Tax Return that is material; or (F) enter into any material closing agreement;

(p)   make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or Law;

(q)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Material Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto (other than the Merger and other than such transactions solely by the Company’s wholly owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries);

(r)   except as otherwise permitted or contemplated by this Agreement, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(s)   authorize or enter into any contract, agreement, material commitment or arrangement to do any of the foregoing.

Section 6.2   Conduct of Parent and Merger Sub.   Each of Parent and Merger Sub agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.3   No Control of Other Party’s Business.   Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1   Shareholder Meeting; Proxy Material.

(a)   The Company shall (i) take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of having this Agreement adopted by the shareholders of the Company in accordance with applicable Law as promptly as reasonably practicable after the SEC clears the Company Proxy Statement and (ii) unless a Recommendation Withdrawal occurs in accordance with the proviso in the immediately succeeding sentence, (A) use reasonable best efforts to solicit the adoption of this Agreement by the shareholders of the Company, including the solicitation of proxies in favor of such adoption and approval, and (B) include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement (the “Recommendation”).  Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (x) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or (y) take any other action or make any other public statement in connection with the Company Shareholder Meeting inconsistent with such Recommendation (any action described in this clause (x) or (y) being referred to as a “Recommendation Withdrawal”); provided that, anything to the contrary contained in this Agreement notwithstanding, the Board of Directors of the Company may effect a Recommendation Withdrawal (subject to the Company having complied with its obligations under Section 7.4) if such Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action could reasonably be expected to be inconsistent with its fiduciary obligations.   Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to, and in accordance with, Section 9.1, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholder Meeting for the purpose of adopting this Agreement.  If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.

(b)   In connection with the Company Shareholder Meeting, the Company will (i) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment thereon) with the SEC the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable, prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment thereon) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file (after Parent and Merger Sub have had a reasonable opportunity to review and comment thereon) and distribute to the shareholders of the Company any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholder Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Shareholder Meeting and the Company Proxy Statement.  Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement and the resolution of any comments from the SEC referred to above, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement or any supplement or amendment thereto under the Exchange Act.  The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, and will include in drafts thereof and related correspondence and filings all comments reasonably proposed by Parent and reasonably acceptable to the Company, prior to filing the same with the SEC.  To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Company Proxy Statement, this Agreement or any of the transactions contemplated by this Agreement.

Section 7.2   Reasonable Best Efforts.

(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons, provided, however, that in no event shall any party hereto be required to pay prior to the Effective Time any fee, penalty or other consideration to any landlord or other person to obtain any such consent, waiver or approval.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within 15 Business Days) and to make, or cause to be made, the filings and authorizations, if any, required under the Other Antitrust Laws of jurisdictions other than the United States as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or the Other Antitrust Laws of jurisdictions other than the United States as soon as practicable.  In furtherance and not in limitation of the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) subject to applicable legal limitations and the instructions of any Governmental Authority, permit the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ or Affiliates’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ or Affiliates’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

(d)   Subject to the obligations under Section 7.2(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 7.3   Access to Information.

(a)   Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives and financing sources, during normal business hours and upon reasonable advance notice (i) such access to the offices, facilities, properties, books and records (including information relating to Taxes) of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries) as Parent or Merger Sub or their financing sources reasonably may request, including access to personnel and properties to enable the performance of environmental assessments with respect to the Company Properties, including access to personnel and properties to enable the preparation of engineering studies, environmental assessments, and such other reports and analyses as are customary in commercial real estate financings (ii) all information made available prior to the execution of this Agreement, including, without limitation, all information in data rooms, electronic data rooms or similar locations (subject to the execution of appropriate confidentiality agreements), provided, however, that the preparation and receipt of such studies, reports and investigations shall not be a condition to Closing, and (iii) all documents that Merger Sub reasonably may request.  Notwithstanding the foregoing, Parent, Merger Sub and their respective Representatives and financing sources shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information, or contravene any Law or Contract to which the Company or any of its Subsidiaries is a party.  The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)   No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(c)   Parent and Merger Sub shall keep, and shall cause their respective Representatives and financing sources to keep, all information obtained pursuant to this Section 7.3 confidential in accordance with the Confidentiality Agreement.

(d)   In furtherance of the foregoing, but not in limitation thereof, the Company shall use its reasonable best efforts to cause its accountants, including tax accountants, during normal business hours and upon reasonable advance notice, to furnish to Parent and Parent’s accountants, including tax accountants, access to all work papers relating to the Company’s business for any of the periods covered by the financial statements of the Company included in the SEC Reports.

(e)   In connection with the continued operation of the Company and its Subsidiaries, the Company will confer in good faith on a regular basis with one or more representatives of Parent, designated to the Company, regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect on the Company, provided, however, that the foregoing consultation (i) shall take place during normal business hours, (ii) shall not interfere with the operations of the Company or its Subsidiaries and (iii) shall be limited by Section 6.3 hereof and the parties’ obligations to comply with all applicable laws and regulations.  The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultation.

Section 7.4   NoSolicitation.

(a)   The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (“Representatives”) to, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.  The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal.

(b)   Notwithstanding anything to the contrary contained in Section 7.4(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Shareholder Vote, (i) the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company believes in good faith to be bona fide and (ii) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. The Company shall promptly (within one Business Day) notify Parent in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof, and shall keep Parent apprised as to material changes to such Company Acquisition Proposal on a reasonably current basis (and in any event no later than 48 hours after it becomes aware of such changes). Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal from a Person or group of related Persons pursuant to this Section 7.4(b).

(c)   Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Requisite Shareholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal, the Board of Directors of the Company may (x) effect a Recommendation Withdrawal and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 9.2(a); and provided, further, that the Board of Directors may not effect a Recommendation Withdrawal relating to a Superior Proposal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (i) the Company shall have provided prior written notice to Parent and Merger Sub, at least four calendar days in advance of such Recommendation Withdrawal or such termination, of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (ii) Parent shall not have made, within four calendar days of receipt of such notice, a proposal that the Board of Directors of the Company shall have determined to be at least as favorable to the Company as such Superior Proposal.

(d)   The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

(e)   As used in this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions with respect to confidential treatment of information that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement;

“Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business (whether in one transaction or a series of related transactions) that constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

“Superior Proposal” means a Company Acquisition Proposal that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is more favorable to the Company than the transactions contemplated hereby, after taking into account such factors (including likelihood of termination in light of all financial, regulatory, legal and other aspects of such proposal) as the Board of Directors of the Company considers to be appropriate; provided that, for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority.”

(f)    Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company expressly publicly reaffirms at least two Business Days prior to the Company Shareholder Meeting its recommendation in favor of the adoption of this Agreement.

Section 7.5   Director and Officer Liability.

(a)   Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years following the Effective Time, Parent and the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable in the aggregate than those provided in the organizational documents of the Company and its Subsidiaries in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries.

(b)   In addition to and not in limitation of the terms of Section 7.5(a), from and after the Effective Time, Parent and the Surviving Corporation shall, to the greatest extent permitted by Law, indemnify and hold harmless (and comply with all of the Company’s and its Subsidiaries’ existing obligations to advance funds for expenses to) any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any Subsidiary of the Company (or any of their respective predecessors) and any person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or any other enterprise at the request of the Company or any of its Subsidiaries (any such person, an “Indemnified Party”) against (i) any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (“Damages”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Claim”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement, and (ii) any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director, member, trustee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries; provided, however, that Parent and the Surviving Corporation shall not be required to indemnify any Indemnified Party for Damages resulting from fraud or from conduct that results in criminal conviction of such Indemnified Person. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.

(c)   As of the Effective Time, the Company shall have purchased (provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing, other than any such amounts advanced by Parent to the Company prior to the due date for the payment of such amounts), and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous to the covered persons, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the Company expend an aggregate amount to purchase such tail policy that would be in excess of an amount equal to 500% of the annual premium currently paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the cost of such tail policy would exceed the Insurance Amount, the Company shall be obligated to purchase, and the Surviving Corporation shall be obligated to maintain, a tail policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

(d)   This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

Section 7.6   Takeover Statutes; Rights Agreement.

(a)   The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

(b)   The Board of Directors of the Company shall take all further actions necessary in order to render the Company Rights inapplicable to the Merger and the transactions contemplated hereby. Except as contemplated by this Agreement or approved in writing in advance by Parent, the Board of Directors of the Company shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement.

Section 7.7   Public Announcements.   Except with respect to any Recommendation Withdrawal or any action taken pursuant to, and in accordance with, Section 7.4 or Article IX, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or the rules and regulations of NASDAQ, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably withheld or delayed).

Section 7.8   Notice of Current Events.   From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.9   Employee Matters.

(a)   Without limiting any additional rights that any current employee or officer employed by the Company or any of its Subsidiaries at the Effective Time (any such employee other than any employee subject to collective bargaining, a “Current Employee”) may have under any Company Benefit Plan, for the period commencing at the Effective Time and ending on the one year anniversary thereof, the Surviving Corporation and each of its Subsidiaries shall cause to be provided to the Current Employees their salary or hourly wage rate, commission structure and opportunities, bonus structure and opportunities (but, except as otherwise agreed with Parent or the Surviving Corporation, excluding any equity or equity equivalent award opportunities, and any other equity-based compensation), severance, pension, welfare and other benefits that in the aggregate are no less favorable than such compensation and benefits, as applicable, maintained for and provided to such Current Employees immediately prior to the Effective Time; provided, however, that subject to the foregoing and Section 7.9(c), nothing herein shall prevent the amendment or termination of any Company Benefit Plans or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this

Section 7.9 shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Current Employee at any time.

(b)   Notwithstanding any provision of this Agreement to the contrary, the Surviving Corporation and each of its Subsidiaries shall cause to be provided to each Current Employee whose employment is terminated by the Surviving Corporation or any of its Affiliates (other than those Current Employees covered by employment agreements that provide for severance benefits or represented Current Employees) during the period commencing at the Effective Time and ending on the first anniversary thereof, severance benefits in amounts no less than those required by the policy set forth on Section 4.13(h) of the Company Disclosure Schedule; provided, however, that a portion of any such severance benefits in excess of three weeks’ base salary may be conditioned on delivery of a valid and irrevocable general release of claims in form and substance reasonably satisfactory to the Surviving Corporation.

(c)   As of and after the Effective Time, the Surviving Corporation shall cause to be given to Current Employees full credit for all purposes (but not benefit accruals under any defined benefit pension plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Current Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Surviving Corporation Plan”) to the same extent recognized by the Company under a similar Company Benefit Plan immediately prior to the Effective Time, except in each case as results in a duplication of benefits with respect to the same period of service. With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Surviving Corporation or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) cause to be given effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar Company Benefit Plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(d)   The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Current Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement. Nothing in this Section 7.9 shall amend, or be deemed to amend, any Company Benefit Plan or Surviving Corporation Plan.

Section 7.10   Financing.   (a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using reasonable best efforts to facilitate the pledging of collateral and (iii) furnishing Parent and its Financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Company as may be reasonably requested by Parent. The foregoing notwithstanding, (x) no Pre-Closing Director shall be required to take any action with respect to the foregoing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by the Pre-Closing Directors, (y) no obligation of the Company or any of its Subsidiaries or Representatives undertaken pursuant to the foregoing shall be effective until the Effective Time, and (z) none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries). Any other provision hereof notwithstanding, neither the Company nor any of its Subsidiaries, Affiliates or Representatives shall be required to incur any cost, fee, expense or liability in excess of $250,000 in the aggregate for all such Persons for all such costs, fees, expenses or liabilities incurred in connection with this Section 7.10. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 7.10(a) shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries logos in connection with the Debt Financing.

(b)   Parent and Merger Sub shall use, and shall cause their Affiliates to use, their reasonable best efforts to arrange the Financing as promptly as practicable, on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (i)  negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and Merger Sub, (ii) satisfy on a timely basis all conditions applicable to Parent or Merger Sub (or their Affiliates) in such definitive agreements, (iii) comply with their obligations under the Financing Commitments and consummate the Financing no later than the Closing and (iv) enforce their rights under the Financing Commitments. In the event that all conditions to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date (including by taking enforcement action to cause such lenders and other Persons providing such Financing to fund such Financing). In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that will still enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event, but no later than the End Date. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing. Each of Parent and Merger Sub shall refrain (and shall use their reasonable best efforts to cause their Affiliates to refrain)

from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. In connection with its obligations under this Section 7.10, Parent and Merger Sub shall be permitted to amend, modify or replace the Debt Financing with new Financing Commitments, including through co-investment by or financing from one or more additional parties (the “New Financing Commitments”); provided that neither Parent nor Merger Sub shall agree to or permit any replacement of, or amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments if such modification, waiver or remedy reduces the aggregate amount of the Financing that is required to consummate the Merger and the other transactions contemplated hereby, adversely amends or expands the conditions to the drawdown of the Financing in any respect that would make such conditions less likely to be satisfied, that can reasonably be expected to delay the Closing, or is adverse to the interests of the Company and its Subsidiaries taken as a whole. Parent shall keep the Company reasonably apprised of material developments relating to the Financing. For the avoidance of doubt, failure to obtain all or any portion of the Financing (or any alternative financing) shall not in and of itself relieve or alter the obligations of Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement (such obligation being subject only to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 as set forth herein).

Section 7.11   Actions with Respect to Existing Debt.

(a)   Provided that this Agreement shall not have been terminated in accordance with Section 9.1, the parties agree that Merger Sub or an Affiliate thereof may, in Parent’s sole and absolute discretion, commence offers to purchase with respect to all of the outstanding aggregate principal amount of the Company’s 8% senior subordinated notes due 2013 (the “2013 Notes”) and the Company’s 2.5% convertible senior subordinated debentures due 2025 (the “2025 Notes,” and together with the 2013 Notes, the “Notes”), on pricing terms determined by Parent and subject to such other terms and conditions as are determined by Parent and reasonably acceptable the Company, to be consummated substantially simultaneously with the Closing using funds provided by Parent (each a “Debt Tender Offer” and collectively, the “Debt Tender Offers”). Notwithstanding the foregoing, the closing of the Debt Tender Offers shall be conditioned on the occurrence of the Closing, and, if the Debt Tender Offers are commenced, Parent shall cause Merger Sub (or such Affiliate thereof making the Debt Tender Offers) to use its commercially reasonable efforts to cause the Debt Tender Offers to close on the Closing Date or as soon as reasonably practicable thereafter. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Notes properly tendered and not withdrawn. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers.

(b)   If Parent advises the Company in writing that, in its reasonable judgment based on the advice of the dealer manager of the Debt Tender Offer, there is a significant possibility that the Requisite Consent for the 2013 Notes will not be obtained and preparations should be made to defease the 2013 Notes, the Company shall use commercially reasonable efforts to make such preparations, and if such Requisite Consent is not timely received, the Company shall defease, the 2013 Notes in connection with and at the time of the Merger; provided, the Company shall not be required to defease the 2013 Notes, provide any irrevocable notice or take any other irrevocable act regarding such defeasance unless (i) such action is taken simultaneously with the Merger being consummated and (ii) Parent shall have deposited, or caused to be deposited, the amount of funds necessary to effect such defeasance as provided and calculated in accordance with the terms of the indenture applicable to such Notes. If there is more than one dealer manager for the Debt Tender Offer, the term dealer manager as used in this Section 7.11(b) shall refer to the lead dealer manager of the Debt Tender Offer.

(c)   As part of the Debt Tender Offers for the Notes, Merger Sub or an Affiliate thereof may solicit the consent (the “Consent Solicitation”) of the holders of the Notes to certain amendments to the indentures applicable to such Notes as mutually agreed by Parent and the Company in writing, which amendments shall be set forth in the Offer Documents (the “Indenture Amendments”), and to obtain, as soon as practicable after the date of the commencement of the Debt Tender Offers, the requisite consent of holders of the Notes (the “Requisite Consent”) to authorize the Indenture Amendments. Promptly upon receipt of the Requisite Consent, the Company shall, and shall use its commercially reasonable efforts to cause the applicable trustees to, execute supplemental indentures incorporating and giving effect to the Indenture Amendments, which shall become operative concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Tender Offers). Concurrent with the Effective Time, Parent shall cause Merger Sub (or such Affiliate thereof making the Debt Tender Offers) to accept for payment and thereafter promptly pay for any Notes that have been properly tendered and not withdrawn pursuant to the applicable Debt Tender Offer and in accordance with such Debt Tender Offer, using funds provided by Parent.

(d)   In connection with any Debt Tender Offer, Parent shall prepare all necessary and appropriate documentation in connection with such Debt Tender Offer, including the offer to purchase, related letter of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All Offer Documents shall be subject to the prior review and comment of the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Debt Tender Offer any information in the Offer Documents should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the applicable Notes.

(e)   Parent shall reimburse the Company for its reasonable out-of-pocket fees and expenses incurred in connection with this Section 7.11 promptly following request by the Company and delivery of reasonable documentation of such fees and expenses. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act, from and against any and all Damages suffered or incurred by any of them in connection with any actions taken pursuant to this Section 7.11; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such Damages suffered or incurred arose from disclosure that was furnished by such Person to Parent specifically for use in connection with the Debt Tender Offer that contains a material misstatement or omission. Any other provision hereof notwithstanding, neither the Company nor any of its Subsidiaries, Affiliates or Representatives shall be required to incur any cost, fee, expense or liability in excess of $250,000 in the aggregate for all such Persons for all such costs, fees, expenses or liabilities incurred in connection with this Section 7.11.

Section 7.12   Insurance Matters.   To the extent requested by Parent, the Company shall use its reasonable best efforts to purchase, by the Effective Time, tail policies to the current fiduciary liability and excess professional liability policies maintained on the date hereof by the Company and its Subsidiaries, which tail policies shall be effective for a period from the Effective Time through a reasonable period specified by Parent and shall contain the coverage and amount reasonably requested by Parent, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing, other than any such amounts advanced by Parent to the Company prior to the due date for the payment of such amounts.

Section 7.13   Section 16(b).   The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14   Resignation of Directors.   At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company. Upon the request of Parent, as specified by Parent reasonably in advance of the Closing, the Company will seek to obtain the resignation of all directors of Subsidiaries of the Company, in each case, effective at the Effective Time.

Section 7.15   Capital Expenditures.   Following the Effective Time, Parent and the Company agree that the Company and its Subsidiaries shall maintain their capital expenditure program in place on the date hereof, which program is set forth in Section 7.15 of the Company Disclosure Schedule, for the time periods set forth for such program in Section 7.15 of the Company Disclosure Schedule, in each case, subject to such changes to such program as the Company determines after the Effective Time to be necessary or prudent relating to compliance with the Company’s and its Subsidiaries’ agreements with their financing sources or to changes after the date hereof in the Company’s and its Subsidiaries’ business performance or prospects (including actual or potential changes to Medicare reimbursement rates), financial performance or prospects, or access to financing.

Section 7.16   Other Transactions.   Parent may request, by reasonable notice given to the Company, that the Company shall, and/or shall cause one or more of its Subsidiaries to, at Parent’s sole expense, use commercially reasonable efforts, immediately prior to the Closing, (a) to cooperate with Parent to effect a reorganization or transfer of assets (including stock of other Subsidiaries of Parent) among wholly owned Subsidiaries of Parent (any such transaction, a “Pre-Acquisition Reorganization”), (b) cooperate with Parent and its advisers to determine the nature of any Pre-Acquisition Reorganization and the manner in which it most effectively could be implemented, and (c) cooperate with Parent to prepare all documentation and do all such other acts and things immediately prior to the Closing as are necessary or desirable to give effect to such Pre-Acquisition Reorganization; provided that such Pre-Acquisition Reorganization shall (i) not impede, delay or prevent consummation of the Merger (including by giving rise to litigation by third parties), (ii) be structured so as not to prejudice, in the reasonable opinion of the Company, the interests of any holders of shares of Common Stock or Company Options, (iii) not require the Company to obtain the approval of holders of shares of Common Stock, (iv) not be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, (v) not be structured to require the Company or any of its Subsidiaries to take any action in contravention of any Law or existing Contract, and (vi) be conditioned upon Parent confirming that Parent and Merger Sub are prepared to proceed immediately with the Closing and providing any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the Pre-Acquisition Reorganization will be deemed to have occurred immediately prior to the Closing), and (vii) not be effective prior to the Closing, and then only if it is reasonably certain, in the Company’s reasonable judgment, that the Merger will become effective that same day, and that such Pre-Acquisition Reorganization can be reversed or unwound without adversely affecting the Company, its Subsidiaries, or their respective operations, properties and assets, in the event the Merger does not become effective and this Agreement is terminated. Parent acknowledges and agrees that (x) any Pre-Acquisition Reorganization or related actions could require the consent of third parties or Governmental Authorities, and the Company shall be under no obligation to seek or pay any value to obtain such consents, and (y) the completion of any Pre-Acquisition Reorganization or related actions shall not be a condition to consummation of the Merger. Parent shall, promptly upon request by the Company, forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred, directly or indirectly, by the Company and its Subsidiaries in considering and cooperating with Parent in connection with any request to effect a Pre-Acquisition Reorganization, shall be responsible for any costs of the Company and its Subsidiaries in reversing or unwinding (in the event this Agreement is terminated) any Pre-Acquisition Reorganization that was effected, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses and liabilities (including Taxes) suffered or incurred by them, directly or indirectly, in connection with, or as a result of any action taken pursuant to, this Section 7.16. The obligation of Parent to reimburse the Company and its Subsidiaries for fees and expenses, to be responsible for costs as set out in this Section 7.16 and to indemnify and hold harmless the Company and its Subsidiaries for any losses and liabilities (including Taxes) suffered or incurred by them, directly or indirectly, in connection with, or as a result of any action taken pursuant to, this Section 7.16 will be in addition to any other payment Parent may be obligated to make pursuant to this Agreement and will survive termination of this Agreement. Any other provision hereof notwithstanding, neither the Company nor any of its Subsidiaries, Affiliates or Representatives shall be required to incur any cost, fee, expense or liability in excess of $250,000 in the aggregate for all such costs, fees, expenses or liabilities incurred by all such Persons in connection with this Section 7.16.

Section 7.17   Merger Sub.   As promptly as practicable following the execution of this Agreement, Parent shall cause Merger Sub to be duly organized under the laws of Pennsylvania with the Articles of Incorporation and By-laws in the forms set forth in Exhibits A and B. Parent and the Company agree to cause this Agreement to be amended to have Merger Sub become a constituent party to this Agreement as soon as practicable upon formation of Merger Sub.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.1   Conditions to the Obligations of Each Party.   The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver (where permissible) of the following conditions:

(a)   Shareholder Approval.   This Agreement shall have been adopted by the Requisite Shareholder Vote.

(b)   No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction, stay, decree or other judgment or order (each, an “Order”) shall have been enacted, issued, promulgated, enforced or entered by a court of competent jurisdiction and remain in effect which prohibits or renders illegal the consummation of the Merger; provided, however, that this condition shall not be deemed satisfied with respect to any party that has failed to use the efforts required of such party pursuant to Section 7.2 to avoid entry of such Order to cause such Order to be challenged or overturned.

(c)   Regulatory Approval.   Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated.

Section 8.2   Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver (where permissible) of the following further conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company (i) set forth in Sections 4.5(a), (b) and (c) shall be true and correct in all material respects as of the Effective Time as if made at and as of such time, (ii) set forth in Section 4.10(a) shall be true and correct in all respects  as of the Effective Time as if made at and as of such time, and (iii) set forth in Article IV, other than those described in clauses (i) and (ii) above, shall be true and correct as of the Effective Time as if made at and as of such time (without regard to any qualification as to “materiality” or “Material Adverse Effect on the Company” contained therein), except in the case of this clause (iii) where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided that, with respect to each of clauses (i), (ii) and (iii), representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it at or prior to the Effective Time hereunder.

(c)   Officer’s Certificate.   Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Sections 8.2(a) and 8.2(b).

(d)   Certain Consents and Approvals.   All of the consents and approvals identified on Schedule 8.2(d) shall have been obtained; provided, however, that in the event Parent or Merger Sub assert for any purpose that this condition is not satisfied, it shall nevertheless be deemed satisfied if Parent and Merger Sub shall have failed to use the reasonable best efforts required of either of them pursuant to Section 7.2 to obtain any such consents or approvals or to cooperate with and assist the Company in doing so, as applicable.

(e)   Absence of Material Adverse Effect.   Except as disclosed in the Company Disclosure Letter or as disclosed (excluding any “forward-looking” statement or risk factor disclosure) in the Company SEC Reports filed prior to the date of this Agreement, since September 30, 2006, there shall not have been an Effect that, individually or in the aggregate, has resulted or would be reasonably expected to result in a Material Adverse Effect on the Company.

Section 8.3   Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver (where permissible) of the following further conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are qualified as to “Parent Material Adverse Effect” qualification shall be true and correct as of the Effective Time as if made at and as of such time and (ii) that are not so qualified shall be true and correct in all respects as of the Effective Time as if made at and as of such time, except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that, with respect to each of clauses (i) and (ii), representations made as of a specific date shall be required to be true as of such date only.

(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects all material obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it at or prior to the Effective Time hereunder.

(c)   Officer’s Certificate.   The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub certifying as to the matters set forth in Sections 8.3(a) and 8.3(b).

ARTICLE IX
TERMINATION

Section 9.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior adoption of this Agreement by the shareholders of the Company):

(a)   by mutual written consent of the Company, on the one hand, and Parent, on the other hand;

(b)   by written notice by either the Company, on the one hand, or Parent, on the other hand, if:

(i)   the Effective Time shall not have occurred on or before September 30, 2007 (the “End Date”), unless the failure of the Effective Time to occur by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

(ii)   there shall be any final and nonappealable Order that makes illegal or prohibits the consummation of the Merger, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used the efforts required by Section 7.2 to remove such Order; or

(iii)   at the Company Shareholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the shareholders of the Company fail to adopt this Agreement by the Requisite Shareholder Vote;

(c)   by the Company by written notice:

(i)   if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(d) not to be satisfied;

(ii)   prior to obtaining the Requisite Shareholder Vote, in accordance with, and subject to the terms and conditions of, Section 7.4(c); or

(iii)   at any time following July 15, 2007, if the Merger shall not have been consummated within five Business Days of the first date upon which all of the conditions set forth in Sections 8.1 and 8.2 (other than 8.2(c)) are satisfied, provided that at the time of such termination such conditions continue to be satisfied; and provided, further, that if at the end of such five Business Day period the Merger can not be consummated, after the use by Parent and Merger Sub of their reasonable best efforts, due to any circumstance that is outside the control of Parent or Merger Sub, then such five Business Day period shall be extended for a commercially reasonable amount of time (but in no event for more than an additional ten Business Days); and if Parent and Merger Sub do not consummate the Merger within such period of time, the Company shall at the end of such period have the right to terminate this Agreement; and

(d)   by Parent, by written notice, if:

(i)   a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a), 8.2(b) or 8.2(d) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied; or

(ii)   the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, (B) shall have approved or recommended to the shareholders of the Company a Company Acquisition Proposal other than the Merger, or (C) the Company fails to include the Recommendation in the Company Proxy Statement.

Section 9.2   TerminationFee.

(a)   In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), then the Company shall pay to Parent the Termination Fee in accordance with Section 9.2(d), at or prior to the time of termination.

(b)   (I) In the event that (1) this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(d)(i); (2) at any time after the date of this Agreement and prior to the Company Shareholder Meeting (in the case of a termination pursuant to Section 9.1(b)(iii)), or prior to the breach giving rise to the right of termination (in the case of a termination pursuant to Section 9.1(d)(i)) a bona fide written Company Acquisition Proposal shall have been publicly announced or publicly made known and, in the case of termination pursuant to Section 9.1(b)(iii), not publicly withdrawn at least two Business Days prior to the Company Shareholder Meeting; and (3) within 12 months after such termination pursuant to Section 9.1(b)(iii) or 9.1(d)(i), the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal (whether or not the same as that originally announced or consummated), then, on the date of such execution or consummation, the Company shall pay to Parent the Termination Fee in accordance with Section 9.2(d).  For purposes of this Section 9.2(b)(I) only, references in the definition of the term “Company Acquisition Proposal” to the term “25%” will be deemed replaced by the term “a majority”.  If this Agreement is terminated in the circumstances described in clauses (1) and (2) of the first sentence of this Section 9.2(b)(I), but the circumstances described in clause (3) of such sentence have not yet occurred, then the Company shall pay to Parent, within two days of Parent’s delivery to the Company of a written statement of its expenses, the Break-Up Expenses in accordance with Section 9.2(d); provided that if the circumstances in clause (3) ultimately do occur then any payment by the Company of the Break-Up Expenses shall be credited against the payment of the Termination Fee such that the payment of the Termination Fee and the Break-Up Expenses shall not exceed $50 million in the aggregate.

(II)   In the event that (1) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii); and (2) within 12 months after such termination pursuant to Section 9.1(d)(ii), the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal, then, on the date of such execution or consummation, the Company shall pay to Parent the Termination Fee in accordance with Section 9.2(d).  For purposes of this Section 9.2(b)(II) only, references in the definition of the term “Company Acquisition Proposal” to the term “25%” will be deemed replaced by the term “a majority”.  If this Agreement is terminated in the circumstances described in clauses (1) of the first sentence of this Section 9.2(b)(II), but the circumstances described in clause (2) of such sentence have not yet occurred, then the Company shall pay to Parent within two days of Parent’s delivery to the Company of a written statement of its expenses, the Break-Up Expenses in accordance with Section 9.2(d); provided that if the circumstances in clause (2) ultimately do occur then any payment by the Company of the Break-Up Expenses shall be credited against the payment of the Termination Fee such that the payment of the Termination Fee and the Break-Up Expenses shall not exceed $50 million in the aggregate.

(c)   In the event that this Agreement is terminated (i) by Parent or the Company pursuant to (A) Section 9.1(b)(i) and at the time of such termination the conditions set forth in Sections 8.1(a), 8.2(a) and 8.2(b) have been satisfied or (B) Section 9.1(b)(ii) as the result of a proceeding brought by a Governmental

Authority, or (ii) by the Company pursuant to Section 9.1(c)(i) or 9.1(c)(iii), then, as promptly as practicable (but in any event within two Business Days) following such termination, Parent shall pay to the Company the Parent Fee in accordance with Section 9.2(d).

(d)   Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b) or 9.2(c) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

(e)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty.  If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 9.2 within the time periods specified in this Section 9.2, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.  Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Parent Fee from Parent or the Guarantor (in accordance with the Guarantee) pursuant to Section 9.2(c) and to require Parent, Merger Sub and the Guarantor to perform their respective obligations under (i) the Guarantee in accordance with its terms and (ii) Section 7.3(c), the third, fourth and fifth sentences of  Section 7.10(a), Section 7.11(e), the last three sentences of Section 7.16, and the second sentence of this Section 9.2(e) of this Agreement, shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantor, FC Investors XI, LLC, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, Representatives or agents (collectively, the “Parent Parties”) (whether at law or in equity) with respect to the negotiation, execution and performance of this Agreement and the transactions and obligations contemplated hereby, including for any loss suffered as a result of the failure of the Merger to be consummated, under any theory and for any reason, and upon payment in full of such amounts and fulfillment of such obligations, none of the Parent Parties shall have any further liability or obligation relating to or arising out of the negotiation, execution and performance of this Agreement or the transactions contemplated by this Agreement.  This provision is an essential term of this Agreement and each of the Parent Parties are intended beneficiaries of this provision and shall have the right, in their name (alone or with others) to enforce this provision.

(f)   As used in this Agreement, the “Break-Up Expenses” payable to Parent shall be an amount equal to the lesser of (i) $5 million and (ii) Parent’s actual out-of-pocket, documented expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all reasonable attorneys’, accountants’ and investment bankers’ fees and expenses).

Section 9.3   Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the provisions of Section 7.3(c), Section 7.11(e), the last three sentences of Section 7.16, Section 9.2, Section 9.3 and Article X will survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for willful breach or fraud.

ARTICLE X
MISCELLANEOUS

Section 10.1   Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to Parent or Merger Sub, to:

FC-GEN Acquisition, Inc.
1035 Powers Place
Alpharetta GA 30004
Attn:  Christopher M. Sertich
Fax No.:

with a copy (which shall not constitute notice) to:

Williams Mullen
222 Central Park Avenue, Suite 1700
Virginia Beach, VA 23462
Attn:  Lawrence R. Siegel, Esq.
Fax No.: (757) 473-0395

and

O'Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attn:  Drake S. Tempest, Esq.
Fax:  (212) 326-2061

if to the Company, to:

Genesis Healthcare Corporation
101 East State Street
Kennett Square, PA  19348
Attention: Eileen M. Coggins
Fax: (610) 444-6350

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY  10019
Attention:  Mark Gordon, Esq.
Fax:  (212) 403-2000

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto.  Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2   Representations and Warranties.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.  Each of Parent, Merger Sub and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information are expressly the subject of any representation or warranty set forth in this Agreement.

Section 10.3   Expenses.   Except as otherwise expressly provided in Sections 7.5, 7.11, 7.12, 7.16 and 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.4                   Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or Board of Managers, as applicable, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of the Company; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5   Waiver.   At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder.

Section 10.7   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles).

Section 10.8   Counterparts; Effectiveness; Third Party Beneficiaries.   This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.  No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5 (which is intended to be for the benefit of the persons covered thereby), the last two sentences of Section 9.2(e) (which are intended to be for the benefit of the Parent Parties) and in Article III (which is intended to be for the benefit of the Persons who held Shares, Company Options or Restricted Shares immediately prior to the Effective Time).

Section 10.9   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10   Entire Agreement.   This Agreement (including the exhibits and schedules thereto) constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

Section 10.11   Remedies.   (a)  Each of the parties hereto agree that to the extent it has incurred losses or Damages in connection with this Agreement, (i) the maximum aggregate liability of Parent, Merger Sub, the Guarantor and any Parent Party for such losses or Damages shall be limited to $50 million (inclusive of the Parent Fee but exclusive, (x) in the case of Parent and Merger Sub, of any amounts payable pursuant to the second sentence of Section 9.2(e) of this Agreement and (y) in the case of the Guarantor, of any costs associated with enforcing the Guarantee pursuant to the terms thereof), (ii) the maximum aggregate liability of the Company for such losses or Damages shall be limited to $50 million (inclusive of the Termination Fee but exclusive of any amounts payable pursuant to the second sentence of Section 9.2(e) of this Agreement), and (iii) in no event shall either party seek to recover any money damages in excess of such amounts in connection therewith.

(b)   The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy they may have at law or in equity, and that the Company’s sole and exclusive remedy with respect to any breach shall be the remedy in Section 9.2(e) and Section 10.11(a).

Section 10.12   Jurisdiction.

(a)   In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto:  (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania; (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13   Authorship; Interpretation.   The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.  The parties intend that each representation and each warranty contained in this Agreement shall have independent significance.  Accordingly, except as otherwise expressly provided in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may be more specific or less specific than any other representation or warranty, shall in any way limit, restrict or otherwise affect the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first written above.

FC-GEN ACQUISITION, INC.
By:	/s/ STEVEN FISHMAN
Its:	Vice President
GENESIS HEALTHCARE CORPORATION
By:	/s/ GEORGE V. HAGER, JR
Its:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of January 25, 2007 by and among FC-GEN ACQUISITION, INC., a Delaware corporation (“Parent”), GEN ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and GENESIS HEALTHCARE CORPORATION, a Pennsylvania corporation (the “Company”), to amend that certain AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007, by and between Parent and the Company (as amended hereby, and as it may be further amended from time to time, the “Merger Agreement”).

WHEREAS, Section 10.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, Section 7.17 of the Merger Agreement provides that Parent shall cause Merger Sub to be duly organized under the laws of the Commonwealth of Pennsylvania, and that Parent and the Company shall amend the Merger Agreement to add Merger Sub as a constituent party thereto;

WHEREAS, this Amendment is the “Amendment” (as defined in the Merger Agreement) and the date of this Amendment is the “Amendment Date” (as defined in the Merger Agreement); and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1   Definitions.   Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement.

ARTICLE II
AMENDMENTS TO MERGER AGREEMENT

Section 2.1   Accession.   By execution and delivery of this Amendment, Merger Sub, without any further action on the part of any Person, shall become a constituent party to the Merger Agreement and perform, comply with, and be subject to all of the duties, burdens and obligations of “Merger Sub” (as defined in the Merger Agreement) set forth in the Merger Agreement and shall be entitled to all of the rights and benefits of “Merger Sub” (as defined in the Merger Agreement) set forth in the Merger Agreement, exactly as if it had been a constituent party and signatory thereto on the date of execution thereof.

Section 2.2   Amendment to Merger Agreement.   The Merger Agreement shall be amended as follows:

(a)          In Section 3.1(b) of the Merger Agreement, the words “par value $.01 per share” shall be deleted and the words “no par value per share” shall be substituted in their place.

(b)         In Section 5.11 of the Merger Agreement, the word “Equity” shall be deleted.

Section 2.3   Section 7.17 of the Merger Agreement.   Each of Parent and the Company acknowledges and agrees that, upon execution and delivery of this Amendment by the parties hereto, and the delivery to the Company of a certificate, signed by a senior executive officer of Parent, certifying that Merger Sub has been duly organized under the laws of the Commonwealth of Pennsylvania, with the Articles of

Incorporation and Bylaws in the forms set forth in Exhibits A (except that Item 6 shall be blank) and B, respectively, to the Merger Agreement, Parent shall have performed in full its obligations under Section 7.17 of the Merger Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1   No Further Amendment.   Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 3.2   Effect of Amendment.   This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 3.3   Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles).

Section 3.4   Severability.   If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

Section 3.5   Counterparts.   This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 3.6   Headings.   The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FC-GEN ACQUISITION, INC.
by	/s/ CHRISTOPHER SERTICH
	Name:	Christopher Sertich
	Title:	President
GEN ACQUISITION CORP.
by	/s/ CHRISTOPHER SERTICH
	Name:	Christopher Sertich
	Title:	President
GENESIS HEALTHCARE CORPORATION
by	/s/ GEORGE V. HAGER, JR
	Name:	George V. Hager, Jr.
	Title:	Chairman and Chief Executive Officer

ANNEX B

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

January 15, 2007

Special Committee of the Board of Directors
Genesis HealthCare Corporation
101 East State Street
Kennett Square, PA 19348

Board of Directors
Genesis HealthCare Corporation
101 East State Street
Kennett Square, PA 19348

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Genesis HealthCare Corporation (the “Company”) of the $63.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 15, 2007 (the “Agreement”), between FC-GEN Acquisition, Inc. (“Parent”), an affiliate of Formation Capital and JER Partners (the “Sponsors”), and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement, a portion of which is payable upon delivery of this opinion, and a portion is due upon consummation of the Transaction. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as co-manager in connection with the offering of 8% Senior Subordinated Notes due 2013 by the Company (aggregate principal amount $225,000,000) in October 2003, bookrunning manager in connection with the offering of 6.875% Senior Subordinated Notes due 2013 by NeighborCare, formerly Genesis Health Ventures, Inc., (aggregate principal amount $250,000,000) in November 2003, and co-advisor to Genesis Health Ventures, Inc. in connection with the spin-off of the Company in December 2003. We also may provide investment banking services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies, may actively

B-1

trade the debt and equity securities (or related derivative securities) of the Company and affiliates and portfolio companies of each of the Sponsors for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with affiliates of each of the Sponsors from time to time and may co-invest with affiliates of each of the Sponsors in the future, and affiliates of Goldman, Sachs & Co. may also invest in the future in limited partnership units of affiliates of each of the Sponsors.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended September 30, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the internal financial analyses and forecasts for the Company prepared by its management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Our advisory services and the opinion expressed herein are provided for your information and assistance in connection with your consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $63.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

FORM OF PROXY CARD

GENESIS HEALTHCARE CORPORATION
SPECIAL MEETING OF SHAREHOLDERS — [         ], 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENESIS HEALTHCARE CORPORATION

The undersigned, a shareholder of Genesis HealthCare Corporation (the “Company”), hereby constitutes and appoints [         ] and [          ] (collectively the “Proxy Agents”), each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend, vote and act for the undersigned at the Special Meeting of Shareholders to be held on [         ], 2007, and any adjournment or postponement thereof (the “Special Meeting”), and to vote and represent all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED.  IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE “FOR” THE ADOPTION OF  THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2007, AS AMENDED, AMONG GENESIS HEALTHCARE CORPORATION, FC-GEN ACQUISITION, INC. AND GEN ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF FC-GEN ACQUISITION, INC.  WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS DISCRETION AND JUDGMENT.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY.  DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

	☐ For	☐ Against	☐ Abstain

2. In their discretion, the Proxy Agents are authorized to act upon other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

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(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

IMPORTANT: Please sign your name exactly as it appears on your stock certificate(s), including any official position or representative capacity. If shares are registered in more than one name, all owners must sign. Please date this proxy.

The undersigned hereby acknowledges receipt of the Notice of the Company’s Special Meeting of Shareholders to be held on [         ], 2007 and the Proxy Statement relating thereto.

Signature:

Date:

Signature:

Date:

Please sign, date and return promptly in the enclosed envelope, which requires no postage if mailed in the United States. When shares are held by joint tenants, both joint tenants should sign. Persons signing as attorney, executor, administrator, trustee, guardian, or other fiduciary should state full title. If shares are held by a corporation, the president or duly authorized officer should sign.

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YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:

1.              VOTE BY TELEPHONE:  After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at
1-###-###-#### on a touch-tone telephone

Telephone voting is available through [         ] PM, Eastern Standard Time, on [         ], 2007

OR

2.              VOTE THROUGH THE INTERNET:

Log-on to [         ]
Enter your control number printed below.
Vote your proxy by checking the appropriate boxes.
Click on “[          ]”

Internet voting is available through [         ] PM, Eastern Standard Time, on [         ], 2007

OR

3.              VOTE BY MAIL:  If you do not wish to vote by telephone or through the Internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may give instructions by telephone or through the Internet 24 hours a day, 7 days a week.

Your telephone or Internet instruction directs the Trustee to vote in the same manner as if you marked, signed and returned your instruction card.

FORM OF INSTRUCTION CARD

GENESIS HEALTHCARE CORPORATION
SPECIAL MEETING OF SHAREHOLDERS — [         ], 2007
THIS INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENESIS HEALTHCARE CORPORATION

The undersigned, a participant, beneficiary or alternate payee in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union 401(k) Plan (collectively, the “Plans”), instructs Wachovia Bank, N.A., the directed trustee of each of the Plans (the “Trustee”), to vote the number of shares of Genesis HealthCare Corporation (“Company”) common stock equivalent to the interest in the Company common stock credited to the undersigned’s account under the Plans as of [         ], 2007 (the “Record Date”) at the Special Meeting of Shareholders (the “Meeting”) to be held on [         ], 2007 (and any adjournment or postponement thereof) in accordance with the instructions contained herein.

THE SHARES OF THE COMPANY’S COMMON STOCK EQUIVALENT TO THE INTEREST IN THE COMPANY’S COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT AS OF THE RECORD DATE WILL BE VOTED BY THE TRUSTEE AS DIRECTED.  THE COMPANY HAS DIRECTED THE TRUSTEE TO VOTE ALL SHARES HELD BY THE PLAN FOR WHICH NO INSTRUCTIONS ARE RECEIVED FROM PARTICIPANTS, BENEFICIARIES OR ALTERNATE PAYEES “FOR” THE ADOPTION OF  THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2007, AS AMENDED, AMONG GENESIS HEALTHCARE CORPORATION, FC-GEN ACQUISITION, INC. AND GEN ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF FC-GEN ACQUISITION, INC.  WITH RESPECT TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING, THE TRUSTEE IS AUTHORIZED TO VOTE THE SHARES HELD BY THE PLANS AS DIRECTED BY THE BOARD OF DIRECTORS OF THE COMPANY.

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

	☐ For	☐ Against	☐ Abstain

2. The Trustee is authorized to act upon other business as may properly come before the Special Meeting or any adjournment or postponement thereof as directed by the board of directors of the Company.

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(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

IMPORTANT: Please sign your name exactly as it appears on your stock certificate(s), including any official position or representative capacity. If shares are registered in more than one name, all owners should sign. Please date this instruction card.

The undersigned hereby acknowledges receipt of the Notice of the Company’s Special Meeting of Shareholders to be held on [         ], 2007 and the Proxy Statement relating thereto.

Signature:

Date:

Signature:

Date:

Please sign, date and return promptly in the enclosed envelope, which requires no postage if mailed in the United States. When shares are held by joint tenants, both joint tenants should sign. Persons signing as attorney, executor, administrator, trustee, guardian, or other fiduciary should state full title. If shares are held by a corporation, the president or duly authorized officer should sign.

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YOUR INSTRUCTION IS IMPORTANT
GIVE INSTRUCTIONS TODAY IN ONE OF THREE WAYS:

1.              INSTRUCT BY TELEPHONE:  After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your instruction will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at
1-###-###-#### on a touch-tone telephone

Telephone instructing is available through [         ] PM, Eastern Standard Time, on [         ], 2007

OR

2.              INSTRUCT THROUGH THE INTERNET:

Log-on to [         ]
Enter your control number printed below.
Vote your proxy by checking the appropriate boxes.
Click on “[         ]”

Internet instruction is available through [         ] PM, Eastern Standard Time, on [         ], 2007

3.              INSTRUCT BY MAIL:  If you do not wish to give instructions by telephone, please complete, sign, date and return the above instruction card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may give instructions by telephone or through the Internet 24 hours a day, 7 days a week.

Your telephone or Internet instruction directs the Trustee to vote in the same manner as if you marked, signed and returned your instruction card.